                             ACQUISITION AGREEMENT

                                      AND

                               PLAN OF EXCHANGE

                                   REGARDING

                      THE ACQUISITION OF CERTAIN ASSETS OF

                         ESENJAY PETROLEUM CORPORATION

                                      AND

                              ASPECT RESOURCES LLC

                                       BY

                        FRONTIER NATURAL GAS CORPORATION



                                JANUARY 19, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I
     DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.01    Defined Terms. . . . . . . . . . . . . . . . . . . . . . . 1
          1.02    References and Titles. . . . . . . . . . . . . . . . . . .11
          1.03    Knowledge. . . . . . . . . . . . . . . . . . . . . . . . .12
          1.04    Adequacy of Disclosure . . . . . . . . . . . . . . . . . .12
          1.05    Supplemental Property Schedules. . . . . . . . . . . . . .12

ARTICLE II
     ACQUISITION OF ESENJAY ASSETS . . . . . . . . . . . . . . . . . . . . .13
          2.01    Contribution of Esenjay Assets . . . . . . . . . . . . . .13
          2.02    Assumed Liabilities. . . . . . . . . . . . . . . . . . . .13
          2.03    Esenjay Employees. . . . . . . . . . . . . . . . . . . . .15
          2.04    Non-Assignable Rights. . . . . . . . . . . . . . . . . . .15

ARTICLE III
     ACQUISITION OF ASPECT ASSETS. . . . . . . . . . . . . . . . . . . . . .15
          3.01    Contribution of Aspect Assets. . . . . . . . . . . . . . .15
          3.02    Assumed Liabilities; Permitted Asset Sales; Adjustments. .16
          3.03    Non-Assignable Rights. . . . . . . . . . . . . . . . . . .18

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES WITH RESPECT TO FRONTIER . . . . . . . .18
          4.01    Organization, Standing and Qualification . . . . . . . . .18
          4.02    Execution, Delivery and Performance of
                    Agreement; Authority . . . . . . . . . . . . . . . . . .18
          4.03    Conflicts. . . . . . . . . . . . . . . . . . . . . . . . .19
          4.04    SEC Documents; Financial Statements; Liabilities . . . . .19
          4.05    Capitalization . . . . . . . . . . . . . . . . . . . . . .21
          4.06    Accounts Receivable, Payable . . . . . . . . . . . . . . .21
          4.07    Absence of Events. . . . . . . . . . . . . . . . . . . . .22
          4.08    Contracts. . . . . . . . . . . . . . . . . . . . . . . . .23
          4.09    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .24
          4.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . .26
          4.11    Compliance with Laws, Material Agreements and Permits. . .26
          4.12    Tax Representations. . . . . . . . . . . . . . . . . . . .26
          4.13    Environmental Matters. . . . . . . . . . . . . . . . . . .27
          4.14    Books and Records. . . . . . . . . . . . . . . . . . . . .28
          4.15    Gas Imbalances . . . . . . . . . . . . . . . . . . . . . .29
          4.16    Title to Assets other than Oil and Gas Interests . . . . .29
          4.17    Title to Oil and Gas Interests . . . . . . . . . . . . . .29
          4.18    Oil and Gas Operations . . . . . . . . . . . . . . . . . .30
          4.19    No Guarantees. . . . . . . . . . . . . . . . . . . . . . .30
          4.20    Employee Matters . . . . . . . . . . . . . . . . . . . . .30
          4.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . .30
          4.22    Broker/Finders . . . . . . . . . . . . . . . . . . . . . .33
          4.23    Royalties. . . . . . . . . . . . . . . . . . . . . . . . .33
          4.24    Plugging and Abandonment Liabilities . . . . . . . . . . .34

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                                                                           Page
                                                                           ----
          4.25    Prepayments. . . . . . . . . . . . . . . . . . . . . . . .34
          4.26    Hedging Activities . . . . . . . . . . . . . . . . . . . .34
          4.27    Transactions With Related Parties. . . . . . . . . . . . .34
          4.28    Disclosure . . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE V
     FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . . . . . . . . .35

ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF ESENJAY . . . . . . . . . . . . . . .35
          6.01    Organization, Standing and Qualification . . . . . . . . .35
          6.02    Execution, Delivery and Performance of
                    Agreement; Authority . . . . . . . . . . . . . . . . . .35
          6.03    Conflicts. . . . . . . . . . . . . . . . . . . . . . . . .35
          6.04    Capitalization . . . . . . . . . . . . . . . . . . . . . .36
          6.05    Financial Statements. . . . . . . . . . . . . . . . . . ..36
          6.06    Absence of Undisclosed Liabilities . . . . . . . . . . . .36
          6.07    Absence of Events. . . . . . . . . . . . . . . . . . . . .37
          6.08    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .38
          6.09    Litigation . . . . . . . . . . . . . . . . . . . . . . . .39
          6.10    Compliance with Laws, Material Agreements and Permits. . .39
          6.11    Environmental Matters. . . . . . . . . . . . . . . . . . .39
          6.12    Title to Assets other than Oil and Gas Interests . . . . .41
          6.13    Title to Oil and Gas Interests . . . . . . . . . . . . . .41
          6.14    Broker/Finders . . . . . . . . . . . . . . . . . . . . . .41
          6.15    Royalties. . . . . . . . . . . . . . . . . . . . . . . . .42
          6.16    Gas Imbalances . . . . . . . . . . . . . . . . . . . . . .42
          6.17    Hedging Activities . . . . . . . . . . . . . . . . . . . .42
          6.18    Certain Business Relationships or Transactions
                    with Affiliates. . . . . . . . . . . . . . . . . . . . .42
          6.19    No Guarantees. . . . . . . . . . . . . . . . . . . . . . .42
          6.20    Employee Matters . . . . . . . . . . . . . . . . . . . . .43
          6.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . .43
          6.22    Plugging and Abandonment Liabilities . . . . . . . . . . .45
          6.23    Prepayments. . . . . . . . . . . . . . . . . . . . . . . .46
          6.24    Calls on Production. . . . . . . . . . . . . . . . . . . .46
          6.25    Oil and Gas Operations . . . . . . . . . . . . . . . . . .46
          6.26    Tax Representations. . . . . . . . . . . . . . . . . . . .46
          6.27    Disclosure . . . . . . . . . . . . . . . . . . . . . . . .47

ARTICLE VII
     REPRESENTATIONS AND WARRANTIES OF ASPECT. . . . . . . . . . . . . . . .47
          7.01    Organization, Standing and Qualification . . . . . . . . .48
          7.02    Execution, Delivery and Performance of
                    Agreement; Authority . . . . . . . . . . . . . . . . . .48
          7.03    Conflicts. . . . . . . . . . . . . . . . . . . . . . . . .48
          7.04    Aspect Assets. . . . . . . . . . . . . . . . . . . . . . .48
          7.05    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .48
          7.06    Litigation . . . . . . . . . . . . . . . . . . . . . . . .49
          7.07    Compliance with Laws, Material Agreements and Permits. . .49
          7.08    Environmental Matters. . . . . . . . . . . . . . . . . . .50
          7.09    Title to Assets other than Oil and Gas Interests . . . . .51
          7.10    Title to Oil and Gas Interests . . . . . . . . . . . . . .51

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                                                                           Page
                                                                           ----
          7.11    Broker/Finders . . . . . . . . . . . . . . . . . . . . . .52
          7.12    Tax Representations. . . . . . . . . . . . . . . . . . . .52
          7.13    Disclosure . . . . . . . . . . . . . . . . . . . . . . . .53

ARTICLE VIII
     COVENANTS AND OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . . . .53
          8.01    Access to Records and Properties . . . . . . . . . . . . .53
          8.02    Operation of the Business. . . . . . . . . . . . . . . . .54
          8.03    Consents . . . . . . . . . . . . . . . . . . . . . . . . .55
          8.04    Announcements. . . . . . . . . . . . . . . . . . . . . . .55
          8.05    No Solicitations . . . . . . . . . . . . . . . . . . . . .56
          8.06    Notification of Certain Matters. . . . . . . . . . . . . .57
          8.07    Financing Covenants. . . . . . . . . . . . . . . . . . . .57
          8.08    Public Equity Transaction. . . . . . . . . . . . . . . . .58
          8.09    Reconstituted Frontier Board of Directors. . . . . . . . .58
          8.10    Management of Frontier . . . . . . . . . . . . . . . . . .58
          8.11    Registration Statement and Proxy Statement/Prospectus;
                    Frontier Stockholders' Meeting . . . . . . . . . . . . .59
          8.12    Tax Cooperation. . . . . . . . . . . . . . . . . . . . . .61
          8.13    Name Change. . . . . . . . . . . . . . . . . . . . . . . .61
          8.14    Frontier Ownership Dilution. . . . . . . . . . . . . . . .61
          8.15    Liabilities and Obligations of Esenjay and Aspect. . . . .62
          8.16    Esenjay Wind-down. . . . . . . . . . . . . . . . . . . . .62

ARTICLE IX
     CONDITIONS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62
          9.01    Conditions to Obligations of Esenjay and Aspect. . . . . .62
          9.02    Conditions to Obligations of Frontier. . . . . . . . . . .63
          9.03    Conditions to Obligations of All Parties . . . . . . . . .64

ARTICLE X
     DELIVERIES    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
          10.01   Deliveries by Frontier . . . . . . . . . . . . . . . . . .65
          10.02   Deliveries by Esenjay. . . . . . . . . . . . . . . . . . .67
          10.03   Deliveries by Aspect . . . . . . . . . . . . . . . . . . .68

ARTICLE XI
     VALUATION ADJUSTMENTS FOR TITLE DEFECTS . . . . . . . . . . . . . . . .70
          11.01   Buyer and Seller . . . . . . . . . . . . . . . . . . . . .70
          11.02   Allocated Value of Oil and Gas Interests . . . . . . . . .70
          11.03   Notice of Title Defects. . . . . . . . . . . . . . . . . .70
          11.04   Adjustments. . . . . . . . . . . . . . . . . . . . . . . .70
          11.05   Casualty Loss. . . . . . . . . . . . . . . . . . . . . . .70
          11.06   Dispute Resolution . . . . . . . . . . . . . . . . . . . .71
          11.07   Preferential Rights and Consents . . . . . . . . . . . . .71

ARTICLE XII
     VALUATION ADJUSTMENT FOR ENVIRONMENTAL DEFECTS. . . . . . . . . . . . .73
          12.01   Environmental Liabilities and Obligations. . . . . . . . .73
          12.02   Environmental Defect Notice. . . . . . . . . . . . . . . .73
          12.03   Remedies . . . . . . . . . . . . . . . . . . . . . . . . .73

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                                                                           Page
                                                                           ----
          12.04   Contested Environmental Defects. . . . . . . . . . . . . .74
          12.05   Exclusive Remedies . . . . . . . . . . . . . . . . . . . .74

ARTICLE XIII
     TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
          13.01   Termination of Agreement . . . . . . . . . . . . . . . . .74
          13.02   Obligations Upon Termination . . . . . . . . . . . . . . .75
          13.03   Breakup Fee. . . . . . . . . . . . . . . . . . . . . . . .76

ARTICLE XIV
     CLOSING       . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
          14.01   Time and Place . . . . . . . . . . . . . . . . . . . . . .76
          14.02   Further Assurances . . . . . . . . . . . . . . . . . . . .76
          14.03   Concurrent Conditions. . . . . . . . . . . . . . . . . . .76

ARTICLE XV
     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
          15.01   Indemnification by Frontier. . . . . . . . . . . . . . . .77
          15.02   Indemnification by Esenjay . . . . . . . . . . . . . . . .77
          15.03   Indemnification by Aspect. . . . . . . . . . . . . . . . .77
          15.04   Indemnification Limitations. . . . . . . . . . . . . . . .78
          15.05   Notice and Resolution of Claim . . . . . . . . . . . . . .78
          15.06   Defense of Third Party Claim . . . . . . . . . . . . . . .78
          15.07   Payment. . . . . . . . . . . . . . . . . . . . . . . . . .79

ARTICLE XVI
     GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .79
          16.01   Effect of Due Diligence. . . . . . . . . . . . . . . . . .79
          16.02   Further Assurances . . . . . . . . . . . . . . . . . . . .79
          16.03   Survival of Representations, Warranties and Covenants. . .79
          16.04   Entire Agreement; Amendment and Waiver . . . . . . . . . .79
          16.05   Severability . . . . . . . . . . . . . . . . . . . . . . .80
          16.06   Applicable Law . . . . . . . . . . . . . . . . . . . . . .80
          16.07   Assignment . . . . . . . . . . . . . . . . . . . . . . . .80
          16.08   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .80
          16.09   Incorporation of Exhibits and Schedules by Reference . . .82
          16.10   Binding Effect . . . . . . . . . . . . . . . . . . . . . .82
          16.11   Headings . . . . . . . . . . . . . . . . . . . . . . . . .82
          16.12   Gender and Number. . . . . . . . . . . . . . . . . . . . .82
          16.13   Multiple Counterparts. . . . . . . . . . . . . . . . . . .82
          16.14   Expenses . . . . . . . . . . . . . . . . . . . . . . . . .82

                                  ATTACHMENTS

EXHIBITS:

Exhibit "A"    - Bridge Financing Agreement
Exhibit "B"    - Registration Rights Agreement
Exhibit "C"    - Assignment, Bill of Sale and Conveyance Agreement (Aspect
                 Assets)
Exhibit "D"    - Assignment, Bill of Sale and Conveyance Agreement (Esenjay
                 Assets)
Exhibit "E"    - [Intentionally Omitted]
Exhibit "F"    - Opinion of Porter & Hedges, L.L.P.
Exhibit "G"    - [Intentionally Omitted]
Exhibit "H"    - Letter regarding limited guaranty by Esenjay Shareholders
Exhibit "I"    - Opinion of Pollicoff, Smith, Myres & Remels, L.L.P.
Exhibit "J"    - Letter regarding limited guaranty by Aspect Members
Exhibit "K"    - Opinion of Davis, Graham & Stubbs LLP
Exhibit "L"    - Prospect Areas


SCHEDULES:

Disclosure Schedule - Aspect
Disclosure Schedule - Esenjay
Disclosure Schedule - Frontier
Schedule 2.01         Esenjay Assets
Schedule 2.02         Assumed Agreements
Schedule 2.04         Esenjay Seismic Agreements
Schedule 3.01         Aspect Assets
Schedule 4.05(a)      Frontier Option and Warrant Agreements
Schedule 4.05(b)      Frontier Subsidiaries
Schedule 4.06         Frontier Accounts Receivable and Accounts Payable
Schedule 4.07         Frontier Absence of Events
Schedule 4.15         Frontier Gas Imbalances
Schedule 4.17         Frontier Oil and Gas Interests
Schedule 4.18         Frontier Reserve Reports
Schedule 5.01         Agreement with Gaines Berland, Inc.

                  ACQUISITION AGREEMENT AND PLAN OF EXCHANGE

     This Acquisition Agreement and Plan of Exchange ("Agreement") is executed and delivered as of January 19, 1998, by and among Frontier Natural Gas Corporation, an Oklahoma corporation ("Frontier"), Esenjay Petroleum Corporation, a Texas corporation ("Esenjay"), and Aspect Resources LLC, a Colorado limited liability company ("Aspect"), with respect to the following:

                               R E C I T A L S:

     A. Frontier, Esenjay and Aspect have determined to engage in a strategic business combination (the "Exchange") pursuant to which certain assets of Esenjay and certain assets of Aspect shall be transferred to Frontier in exchange for capital stock of Frontier, in a transaction intended to qualify under Section 351 of the Code (as hereinafter defined); and

     B. The parties desire to evidence the terms, provisions, representations, warranties and conditions upon which such Exchange will be consummated by this binding Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the benefits to be derived from the mutual observance of the terms and conditions set forth below, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.01 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth in this Article I or in the Section referred to below:

          "Accounting Firm" has the meaning set forth in Section 11.06.

          "Acquisition Proposal" has the meaning set forth in Section 8.05.

          "Agreed Group B Amount" has the meaning set forth in Section 3.02(d).

          "Agreement" means this Acquisition Agreement and Plan of Exchange and the Exhibits and Schedules attached hereto and by this reference made a part hereof for all purposes.

          "Allocated Value" has the meaning set forth in Section 11.02.

          "Aspect" has the meaning set forth in the preface above.

          "Aspect Assets" shall mean the Oil and Gas Interests and other assets of Aspect identified on Schedule 3.01 and the Exhibits thereto; it being understood that (a) such Oil and Gas Interests and other assets represent less than 100% of Aspect's interest in the properties identified due to partial interests being retained by Aspect, and (b) Aspect retains and reserves unto itself all Working Interests and Net Revenue Interests in the Oil and Gas Interests located in the Prospect Areas and other assets not specifically identified on Schedule 3.01, including any Net Revenue Interest available from the Working Interest conveyed to Frontier after applicable (i) royalties, (ii) overriding royalties, (iii) other burdens out of production, and (iv) the Net Revenue Interest contributed to Frontier; provided, however, that all Oil and Gas Interests located in the Prospect Areas acquired hereafter and/or not listed on Schedule
     3.01 shall be owned in the same pro rata percentages as the properties currently listed in Schedule 3.01.

          "Aspect Employees" means certain of the employees of Aspect in its Houston office who have received an overriding royalty interest in certain of the Oil and Gas Interests included in the Aspect Assets.

          "Aspect Members" means Alex Cranberg, an individual and a resident of Colorado, Antrim Resources, Inc., a Nevada corporation, and CWS Limited-Liability Company, a Delaware limited liability company.

          "Aspect Participation Agreement" means that certain Participation Agreement, dated April 24, 1997, by and between Aspect and Esenjay, covering the Identfied Esenjay Assets.

          "Aspect Permits" has the meaning set forth in Section 7.07.

          "Assumed Agreements" has the meaning set forth in Section 2.02(d).

          "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that (a) is maintained, administered or contributed to by Esenjay or any member of the Frontier Group, as the case may be, and (b) covers any employee or former employee of any such person.

          "Bridge Financing Agreement" shall be that agreement as set forth as Exhibit "A" attached hereto which is incorporated herein by reference.

          "Casualty Loss" has the meaning set forth in Section 11.05.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

          "Closing" means the taking of the actions contemplated by Article XIV of this Agreement in order to consummate the Exchange.

          "Closing Date" means the date on which the Closing occurs as set forth in Section 14.01 hereof.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

          "Code" means the Internal Revenue Code of 1986 as in effect on the date hereof and as may be amended from time to time.

          "Damages" has the meaning set forth in Section 15.01.

          "Defect Limit" has the meaning set forth in Section 11.04.

          "Defensible Title" means such right, title and interest that is evidenced by an instrument or instruments whether or not filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice such that: (a) the titled party shall be entitled to receive from its ownership interest in each of the titled party's Oil and Gas Interests not less than the interest shown as the Net Revenue Interest for such Oil and Gas Interest listed in such titled party's Property Schedule attached hereto in all Hydrocarbons produced, saved and marketed from each of such Oil and Gas Interests without reduction, suspension or termination throughout the life of each of such Oil and Gas Interests, except pursuant to the agreements set forth on such titled party's Property Schedule; (b) the titled party is obligated to bear a percentage of the costs and expenses relating to operations on and the maintenance or development of each of the titled party's Oil and Gas Interests listed in the Property Schedule of such party not greater than the interest shown as the Working Interest for each of such Oil and Gas Interests in the titled party's Property Schedule without increase throughout the life of each of such Oil and Gas
     Interests, except pursuant to the agreements set forth on such titled party's Property Schedule; and (c) the interest of the titled party in each of the titled party's Oil and Gas Interests is free and clear of all Liens, claims, infringements, burdens or other defects of any kind whatsoever, except for Permitted

     Encumbrances, which do not materially interfere with the occupation, use and enjoyment of such properties in the normal course of business as presently conducted, or materially impair the use or value thereof for such business. Defensible Title concerning an Option Contract shall apply to the ownership of the Option Contract and not the minerals described therein.

          "Disclosure Schedule" means a Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.

          "Disputed Matters" has the meaning set forth in Section 11.06.

          "DOL" means the Department of Labor.

          "Effective Date" shall be November 1, 1997.

          "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by Esenjay or any member of the Frontier Group, as the case may be, and (c) covers any employee or former employee of any such person.

          "Environmental Defect" means a condition in, on, or under the Oil and Gas Interests (including air, land, soil, surface, subsurface strata, surface water, groundwater or sediments) that causes an Oil and Gas Interest to be in violation of, or subject to remediation under, any Environmental Law.

          "Environmental Defect Notice" has the meaning set forth in Section 12.02.

          "Environmental Defect Value" has the meaning set forth in Section
     12.04.

          "Environmental Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time applicable to the operations of, as the context requires, relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, or operation or reclamation of oil and gas operations or mines.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Esenjay" has the meaning set forth in the preface above.

          "Esenjay Assets" shall mean the Oil and Gas Interests and other assets of Esenjay identified on Schedule 2.01 and the Exhibits thereto;
     it being understood that (a) such Oil and Gas Interests and other assets represent less than 100% of Esenjay's interest in the properties identified due to partial interests being retained by Esenjay, and (b) Esenjay retains and reserves unto itself all Working Interests and Net Revenue Interests in the Oil and Gas Interests located in the Prospect Areas and other assets not specifically identified on Schedule 2.01, including any Net Revenue Interest available from the Working Interest conveyed to Frontier after applicable (i) royalties, (ii) overriding royalties, (iii) other burdens out of production, and (iv) the Net Revenue Interest contributed to Frontier; provided, however, that all Oil and Gas Interests located in the Prospect Areas acquired hereafter and/or not listed on Schedule 2.01 shall be owned in the same pro rata percentages as the properties currently listed in Schedule 2.01.

          "Esenjay Permits" has the meaning set forth in Section 6.10.

          "Esenjay Shareholders" means Michael E. Johnson, an individual and a Texas resident, and Charles J. Smith, an individual and a Texas resident, each of whom owns 50% of the issued and outstanding equity securities of Esenjay and who collectively own all of the outstanding equity securities of Esenjay.

          "Exchange" has the meaning set forth in the recitals above.

          "Exchange Act" means the Securities Exchange Act of 1934 as in effect on the date hereof and as the same may be amended from time to time.

          "Frontier" has the meaning set forth in the preface above and shall include, unless otherwise expressly stated, Frontier Natural Gas Corporation and its wholly-owned (directly or indirectly) subsidiaries:
     (a) Frontier Acquisition Corporation, an Oklahoma corporation, (b) Frontier, Inc., an Oklahoma corporation, (c) Frontier Exploration & Production Corporation, an Oklahoma corporation, and (d) Petroleum Acquisition Corporation, a Delaware corporation.

          "Frontier Common Stock" means the shares of common stock, par value $0.01 per share, of Frontier Natural Gas Corporation.

          "Frontier Financial Statements" has the meaning set forth in Section 4.04.

          "Frontier Group" has the meaning set forth in Section 4.09.

          "Frontier Interim Financial Statements" has the meaning set forth in
     Section 4.04.

          "Frontier Material Agreement(s)" means any written or oral agreement, contract, commitment or understanding to which Frontier is a party, by which Frontier is directly or indirectly bound, or to which any asset of any of Frontier may be subject, involving total value or consideration in excess of $100,000.

          "Frontier Option Plan" has the meaning set forth in Section 8.14.

          "Frontier Permits" has the meaning set forth in Section 4.11.

          "Frontier Preferred Stock" has the meaning set forth in Section 4.05.

          "Frontier Stockholders' Meeting" has the meaning set forth in
     Section 8.11.

          "GAAP" means generally accepted accounting principles as recognized by the U.S. Financial Accounting Standards Board.

          "GBI" means Gaines Berland, Inc.

          "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

          "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, and any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the parties hereto or their assets, tangible or intangible.

          "Group A Aspect Assets" shall mean those Aspect Assets identified on Exhibit C to Schedule 3.01 under the heading "Group A Assets."

          "Group B Aspect Assets" shall mean those Aspect Assets identified on Exhibit C to Schedule 3.01 under the heading "Group B Assets."

          "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;
     (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyl in any form or condition; or (g) any Hydrocarbons, or any fraction or byproducts thereof.

          "Hydrocarbons" means crude oil, natural gas, casinghead gas, and other liquid or gaseous hydrocarbons.

          "Identified Esenjay Assets" means those properties identified in
     Schedule 2.01 as: Tidehaven, El Maton, Midfield, Wolf Point, Hall Ranch, Hordes Creek, Mikeska, Pile Driver, Houston Endowment, Lipsmacker and Blessing.

          "Initial Bridge Facility" has the meaning set forth in Section 8.07.

          "IRS" means the Internal Revenue Service.

          "JEDI" has the meaning set forth in Section 3.02(a).

          "Lien" means any lien, mortgage, security interest, pledge, charge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease, license or other arrangement substantially equivalent thereto, other than preferential purchase rights and consents to assignment.

          "Material Adverse Effect" means with respect to a party, an event, change or occurrence which, individually or together with any other event, change or occurrence has a material adverse impact on (a) the financial position, business, prospects or results of operations of such party and its Subsidiaries, taken as a whole, or (b) the ability of such party to perform its obligations under this Agreement or to consummate the Exchange or the other transactions contemplated hereby; provided that "material adverse impact" shall be deemed not to include the impact of (i) changes resulting from force majeure events beyond the control of a party, (ii) actions or omissions of a party or any of its Subsidiaries taken with the prior informed written consent of the other parties, (iii) the drilling of any successful or unsuccessful well on the Oil and Gas Interests of any of the parties hereto, (iv) changes in the prices of oil or natural gas, or
     (v) in the case of Frontier, its operating results from September 30, 1997 through the Closing Date provided that such operating results are consistent with the financial results reflected in the SEC Reports. An event, change or occurrence shall be deemed to have a "material adverse impact," individually or together with any other event, change or occurrence if it results in a liability, claim, obligation, encumbrance or Lien against a party or its assets or results in a change of financial position, business, prospects or results of operations of $50,000 in the case of Frontier and $100,000 in the case of either Aspect or Esenjay.

          "Multiemployer Plan" means a plan or arrangement as defined in
     Section 4001(a)(3) and 3(37) of ERISA.

          "NASDAQ" means the National Association of Securities Dealers Automated Quotation system.

          "Net Casualty Loss" has the meaning set forth in Section 11.05.

          "Net Revenue Interest" means the interest in all Hydrocarbons produced from a well, lease or any unit of which a lease is a part which is attributable to: (a) the Working Interests therein after payment of applicable lessor royalties, overriding royalties, production payments and other payments out of or measured by the production of Hydrocarbons from the well or property covered by the leases or any unit of which a lease is a part, (b) any overriding royalty interest therein, or (c) any royalty interest therein.

          "New Debt" has the meaning set forth in Section 8.07.

          "Notice of Title Defects" has the meaning set forth in Section 11.03.

          "OGCA" means the Oklahoma General Corporation Act.

          "Oil and Gas Interest(s)" means, as to a party hereto, (a) all interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, fee minerals, fee royalties, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) subject to the provisions of Sections 2.04 and 3.03, all rights to geological or geophysical data or information (including rights under seismic, geophysical exploration, data license or similar agreements) related to the oil, gas, mineral or other properties which the party owns or to which the party has any rights, including any processing, reprocessing and third party interpretation of such data.

          "Operating Costs" means all third party, out-of-pocket costs incurred for or in connection with (a) in the case of the Group B Aspect Assets, the acquisition of Oil and Gas Interests, (b) the acquisition of oil and gas leases within the Prospect Areas after the date hereof, but only with the written consent of the parties hereto, and (c) in the case of all properties, the maintenance, development and/or operation of Oil and Gas Interests, including geological and geophysical costs, land and associated costs, legal, and tangible and intangible drilling costs.

          "Option Contract" means an executed document by which the owner of such document has the legal right to lease minerals in the future on pre-agreed terms.

          "Permitted Encumbrances" means (a) Liens securing indebtedness that is described in the Disclosure Schedule of such party; (b) Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established as may be required by GAAP; (c) Liens under operating agreements, unitization agreements, pooling orders and mechanic's and materialman's liens incurred in the ordinary course of business relating to the party's Oil and Gas Interests, which obligations are not yet due and pursuant to which the party is not in default; provided, the effect thereof on such Oil and Gas Interest of such party has been properly reflected on the Property Schedule in the Net Revenue Interest and Working Interest attributable to such Oil and Gas Interest; (d) all rights to consent by, required notices to, filings with, or other actions of Governmental Authorities to the extent customarily obtained subsequent to closing; (e) other Liens described in the Disclosure Schedule of such party; (f) preferential rights to purchase described in the Property Schedule of such party; (g) consent to transfer requirements of any person other than a party hereto or any Governmental Authority which consents to transfer will be obtained on or before the Closing Date; and (h) Liens in the ordinary course of business consisting of minor defects and minor irregularities in title and other minor restrictions (whether created by or arising out of operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of a nature customarily accepted by prudent purchasers of oil and gas properties and that do not materially impair the ability of the obligor to use any such property in its operations and provided that the effect thereof on the Oil and Gas Interest of such party has been properly reflected on the Property Schedule for such party. For purposes of clause (h) of the preceding sentence, a title defect or irregularity or other restriction shall be considered minor if such items in the aggregate do not impair the value of the affected property by more than $10,000.

          "Post Effective Date Costs" shall mean net Operating Costs (i.e., net of any resulting revenues) incurred by or for the account of (a) Esenjay on the Oil and Gas Interests included in the Esenjay Assets and attributable to the period of time after the Effective Date and prior to the Closing Date and (b) Aspect on the Oil and Gas Interests included in the Group A Aspect Assets and attributable to the period of time after the Effective Date and prior to the Closing Date. The term "Post Effective Date Costs" shall not include any costs related to the Houston Endowment No. 1 well (which well has been plugged and abandoned) and the Scott Hall No. 1 well (which well has been temporarily abandoned).

          "Property Schedule" means (a) in the case of Frontier, Schedule 4.17, (b) in the case of Esenjay, Schedule 2.01 and (c) in the case of Aspect, Schedule 3.01.

          "Prospect Areas" means those properties or prospects identified in the Property Schedules of Aspect and/or Esenjay and the areas of mutual interest described in the maps attached hereto as Exhibit "L".

          "Proxy Statement/Prospectus" shall mean (a) the proxy statement of Frontier to be included in the Registration Statement for the purpose of obtaining the approval of Frontier's stockholders of this Agreement and the Exchange, and (b) the prospectus of Frontier to be included in the Registration Statement registering the shares of Frontier Common Stock to be issued to Aspect and Esenjay upon consummation of the Exchange.

          "Public Equity Transaction" has the meaning set forth in Section
     8.08.

          "Registration Statement" shall mean the registration statement on Form S-4 to be filed by Frontier with the SEC for the purpose, among other things, of registering the Frontier Common Stock which will be issued to Aspect and Esenjay upon consummation of the Exchange.

          "Rejection Notice" has the meaning set forth in Section 12.04.

          "Related Documents" means the other instruments and agreements to be delivered by the parties at the Closing.

          "Responsible Officers" means the chief executive officer, president and any vice president of such corporation and, with respect to any limited liability company, such officers of the manager of such company.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Section 4.04.

          "SEC Reports" has the meaning set forth in Section 4.04.

          "Securities Act" means the Securities Act of 1933 as in effect on the date hereof and as the same may be amended from time to time.

          "Subsidiary" of a corporation or other entity means a corporation, partnership or other business entity, the voting securities of which are owned or otherwise controlled directly or indirectly by such corporation or other person in an amount sufficient to elect at least a majority of the board of directors or other managers of such corporation, partnership or other entity.

          "Superior Proposal" has the meaning set forth in Section 8.05.

          "Tax" means any federal, state, or local gross receipts, license, payroll, employment, excise, severance, income, franchise, property, transfer, valued added, ad valorem, sales and use or other tax of any kind, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

          "Title Defect" means any encumbrance, encroachment, irregularity, defect in or objection to real property title to the Oil and Gas Interests, excluding Permitted Encumbrances, that alone or in combination with other defects renders title to a particular Oil and Gas Interest less than Defensible Title.

          "Title Defect Value" has the meaning set forth in Section 11.03.

          "Undisclosed Liabilities" has the meaning set forth in Section
     4.04.

          "Working Interest" means an interest in a well, lease or unit which entitles the owner thereof, at its own expense, to explore for, produce and sell oil, gas and other minerals from the lands covered thereby subject to the payment of all costs associated with the interest owned and the payment of the landowner's royalty and any overriding royalty, production payment or other similar burden to which the well, lease or unit has been made subject.

     1.02 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this article," "this section" and "this subsection," and words of similar import, refer only to the Article, Section or Subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     1.03 Knowledge. As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" or "to the best knowledge" of the representing party shall mean that the Responsible Officers of such representing party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry of persons who are likely to have information about the matter to which the representation or warranty relates, to believe that the matter being represented and warranted is not true and accurate.

     1.04 Adequacy of Disclosure; Construction. In preparing the Disclosure Schedules to this Agreement, the parties will use their reasonable best efforts to identify the section or subsection, as the case may be, of this Agreement to which an exception relates. Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception in adequate detail for a reasonably prudent person to be able to identify that portion of the representation or warranty to which the exception relates; the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose, an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     1.05 Supplemental Property Schedules. In the case of those Oil and Gas Interests included within the Esenjay Assets or the Aspect Assets, the parties acknowledge and agree that the all of the agreements, rights and interests related to the Oil and Gas Interests included within the Esenjay Assets or the Aspect Assets, proportionately reduced for the percentage interests identified in the Property Schedules, are being conveyed hereunder (subject to the provisions of Sections 2.04 and 3.03) and that, if necessary to accurately reflect the interests being conveyed, the Property Schedules of Aspect and/or Esenjay will be amended accordingly. If any party amends its Property Schedule prior to the Closing Date and the effect of such amendment is to decrease the Oil and Gas Interests being conveyed to Frontier hereunder, such amendment shall be treated as a Title Defect, which shall be cured in accordance with the provisions of Section 11.04(a)(ii) (without regard to the notice requirements of Section 11.03 or the Defect Limit specified in Section 11.04).

                                      ARTICLE II
                            ACQUISITION OF ESENJAY ASSETS

     2.01      Contribution of Esenjay Assets.

               (a) Subject to the terms and conditions of this Agreement, Esenjay shall assign, transfer, convey, contribute to the capital of, and deliver to, Frontier, and Frontier shall acquire and receive from Esenjay, at the Closing, all right, title and interest of Esenjay in and to the Esenjay Assets. The Esenjay Assets shall be free and clear of all liabilities, obligations, or Liens whatsoever, except for (a) Permitted Encumbrances, and (b) liabilities assumed by Frontier pursuant to Section
     2.02 hereof. In exchange for the Esenjay Assets, Frontier shall issue and deliver to Esenjay 30,991,563 shares of Frontier Common Stock.

               (b) The parties acknowledge and agree that the Identified Esenjay Assets shall be contributed by Esenjay and acquired by Frontier on terms and conditions identical to those set forth in the Aspect Participation Agreement; provided however, that (i) the effective date shall be as set out in this Agreement, (ii) Frontier shall not be obligated for Esenjay's Carried Interest (as such term is defined in the Aspect Participation Agreement), (iii) there shall be no security interest retained by Esenjay in the Esenjay Assets, (iv) the Expense Date (as such term is defined in the Aspect Participation Agreement) shall be the Effective Date, and (v) there shall be no cash consideration paid to Esenjay.

               (c) In all oil, gas and mineral leases taken in a Prospect Area after the date hereof, other than those included as an Identified Esenjay Asset, Esenjay shall be entitled to an overriding royalty interest as set out in Schedule 2.01.

     2.02      Assumed Liabilities.

               (a) Debt Assumption. The Esenjay Assets shall be subject to liabilities, other than liabilities for Post Effective Date Costs, in the amount of $1,000,000 and Frontier agrees to assume and discharge such debt.

               (b) Aspect Debt. In addition to any other amounts assumed hereby, the parties acknowledge and agree that Esenjay has an outstanding liability to Aspect in the principal amount of $564,337.50 and that the Esenjay Assets shall be contributed subject to such liability.(1)

--------------------

     (1) The offset to this liability is Aspect's agreement to pay certain intangible drilling and development costs, which costs will benefit certain of the Oil and Gas Interests included in the

               (c) Certain Costs. All Post Effective Date Costs relating to the Esenjay Assets and paid by Esenjay on or before the Closing Date shall be invoiced by Esenjay to Frontier within sixty (60) days of the Closing Date and, subject to Esenjay's adequate verification of such costs at Frontier's request, shall be paid by Frontier to Esenjay not later than
     (i) one hundred eighty (180) days from the Closing Date, or (ii) ten days from Frontier's receipt of funds from the Public Equity Transaction, whichever is earlier. All Post Effective Date Costs relating to the Esenjay Assets that are not paid by Esenjay on or before the Closing Date shall be assumed by Frontier and Frontier agrees to timely discharge Esenjay's obligations with respect to such costs. After the date hereof, Esenjay shall provide Aspect and Frontier with monthly reports as to the Post Effective Date Costs accrued and/or paid with respect to the Esenjay Assets.

               (d) Assumed Agreements. As of the Closing Date, Frontier shall assume and agrees to discharge the obligations of Esenjay under the office lease, equipment leases and other agreements set forth on Schedule 2.02 (the "Assumed Agreements")(2); provided, however, that Frontier is not hereby assuming (i) any obligations arising under the Assumed Agreements on or before the Closing Date, or (ii) any liability arising out of a violation, breach or default (including any event which with notice or lapse of time or both will give rise to a default) by Esenjay prior to the Closing Date under any Assumed Agreement. There shall be prorated between Esenjay and Frontier as of the Closing Date all accrued rent, royalties and other payments due under the Assumed Agreements.

               (e) Accrued Vacation and Sick Leave. As of the Closing Date, Frontier shall assume the accrued vacation and sick leave obligations of Esenjay for those employees of Esenjay who accept employment with Frontier; provided, however that Frontier's maximum liability under this Section 2.02(e) shall not exceed $102,043.62, in the aggregate.

--------------------
Esenjay Assets. Esenjay will contribute its rights under its agreement with Aspect to Frontier, limited to the amount of the liability assumed and paid under this Section 2.02(b) (I.E., Esenjay will retain the excess), but with a minimum amount equal to the debt being guaranteed (I.E., if the amount Frontier receives from Aspect under Esenjay's agreement with Aspect is less than the debt assumed by Frontier, Esenjay will pay Frontier the difference). The agreement will be identified on an Exhibit to Schedule 2.01 and will be treated as an Esenjay Asset for purposes of this Agreement.

     (1) The Assumed Leases and Esenjay's rights in the underlying equipment or office space should be included on an Exhibit to Schedule 2.01 and will be considered an Esenjay Asset for purposes of this Agreement.

               (f) Other. All liabilities and obligations arising under or related to the Esenjay Assets and attributable to the period of time after the Closing Date.

               (g) Esenjay Employees. In conjunction with the acquisition by Frontier of the Esenjay Assets it is agreed by the parties hereto that Frontier shall, concurrent with Closing, offer employment to each of the current Esenjay employees. The Esenjay employees who accept employment with Frontier shall be compensated on terms determined by the Board of Directors of Frontier; it being intended, without creating any rights in favor of such employees, that such compensation terms will be comparable to those of similarly situated employees for similarly situated companies and that, for purposes of any benefit plans maintained by Frontier and to the extent permitted by such plans, the Esenjay employees employed by Frontier shall be credited with their years of service to Esenjay.

     2.04 Non-Assignable Rights. Notwithstanding that the definition of Esenjay Assets includes Esenjay's rights to the geological and geophysical data and information attributable to the Oil and Gas Interests identified on Esenjay's Property Schedule (including those seismic agreements identified on Schedule 2.04), the parties hereto acknowledge and understand that some or all of Esenjay's rights to such data or information may not be assignable by Esenjay. To the extent that any rights to geological or geophysical data to be assigned to Frontier by Esenjay hereunder are not assignable without the consent of another party or the payment of any amounts to such party, this Agreement shall not constitute an assignment or an attempted assignment of such data. Esenjay agrees to use its commercially reasonable best efforts to obtain the consent of each party whose consent is required for the transfer of the data in consideration for such assignment; provided, however, that Esenjay shall not be required to pay any amounts to the assigning party; and provided, further that it shall not be a breach of this Agreement if such consent is not obtained. If such consent is not obtained at or prior to the Closing Date, Esenjay agrees (a) to cooperate with Frontier in seeking such consent after the Closing Date, provided that Esenjay shall not be required to pay any amounts to the assigning party in consideration for such assignment and (b) to the extent legally possible and without breaching Esenjay's obligations under any agreement relating to such data, enter into any reasonable arrangement designed to provide Fronter with the benefits of such data.


                                     ARTICLE III
                             ACQUISITION OF ASPECT ASSETS

     3.01 Contribution of Aspect Assets. Subject to the terms and conditions of this Agreement, Aspect shall assign, transfer, convey, contribute to the capital of, and deliver to, Frontier, and Frontier shall acquire and receive from Aspect, at the Closing, all right, title and interest of Aspect in and to the Aspect Assets. The Aspect Assets shall be free and clear of all liabilities, obligations, liens and encumbrances whatsoever, except for
(a) Permitted Encumbrances, and (b) liabilities assumed by Frontier pursuant to
Section 3.02 hereof. In exchange for the Aspect Assets, Frontier shall issue and deliver to Aspect 29,648,636 shares of Frontier Common Stock, subject to adjustment pursuant to Sections 3.02(a) and 3.02(f) hereof, if applicable.

     3.02      Assumed Liabilities; Permitted Asset Sales; Adjustments.

               (a) Assumed Debt. The parties acknowledge and agree that, as of the date hereof, the Aspect Assets are pledged to Joint Energy Development Investments Limited Partnership ("JEDI") as collateral for a loan by JEDI to Aspect. At the option of Aspect and subject to the mutual agreement of the parties hereto, the Aspect Assets may be contributed to Frontier subject to a liability to JEDI in the amount of $3.8 million and, in such event, Frontier shall assume such debt to JEDI and agrees to discharge the liability associated therewith. In the event that the Aspect Assets are contributed to Frontier subject to the debt to JEDI, the number of shares of Frontier Common Stock to be delivered to Aspect pursuant to Section 3.01 hereof shall be reduced by 4,050,000 shares.

               (b) Sale of Aspect Assets. With the prior written consent of the parties hereto, Aspect shall be permitted to sell certain of the Aspect Assets prior to the Closing Date. At the Closing, Aspect shall contribute and pay over to Frontier (i) the net proceeds from any such sale of the Aspect Assets, LESS (ii) in an amount not to exceed the amount pursuant to clause (i), the Post Effective Date Costs relating to the Group A Aspect Assets which are incurred and paid after the Effective Date, and LESS (iii) in an amount not to exceed the amount pursuant to clause (i) reduced by the amount applied pursuant to clause (c), the Operating Costs attributable to the Group B Aspect Assets that have been paid by Aspect as of the Closing Date and that exceed the Agreed Group B Amount.

               (c) Group A Costs. All Post Effective Date Costs relating to the Group A Aspect Assets and incurred and paid after the Effective Date (reduced by any amounts applied pursuant to Section 3.02(b)(ii)) shall be invoiced by Aspect to Frontier within sixty (60) days of the Closing Date and, subject to Aspect's adequate verification of such costs at the request of Frontier, shall be paid by Frontier to Aspect not later than (i) one hundred eighty (180) days from the Closing Date, or (ii) ten days from Frontier's receipt of funds from the Public Equity Transaction, whichever is earlier. All Post Effective Date Costs incurred after the Effective Date relating to the Aspect Assets that are not paid by Aspect on or before the Closing Date shall be assumed by Frontier and Frontier agrees to timely discharge Aspect's obligations with respect to such costs. After the date hereof, Aspect shall provide Esenjay and Frontier with monthly reports as to the Post Effective Date Costs accrued and/or paid with respect to the Group A Asset Assets.

               (d) Group B Costs. The parties acknowledge and agree that, in determining the value of the Group B Aspect Assets, such value assumes that Aspect has or will pay Operating Costs with respect to such Group B Aspect Assets of $5,989,000 (the "Agreed Group B Amount"). If, as of the Closing Date, Aspect has not paid Operating Costs with respect to the Group B Aspect Assets equal in amount to the Agreed Group B Amount, Aspect shall, notwithstanding the conveyance of the Group B Aspect Assets to Frontier, continue to be liable for the Operating Costs with respect to the Group B Aspect Assets until the aggregate expenditures by Aspect are equal to the Agreed Group B Amount. If Aspect has any continuing liability hereunder, Frontier shall submit invoices to Aspect for the Operating Costs attributable to the Group B Aspect Assets and such invoices shall be paid by Aspect (i) within ten days of receipt of the invoice or (ii) on or before the relevant vendor's due date for the payment of such Operating Cost, whichever is later. At such time as Aspect has paid Operating Costs attributable to the Group B Aspect Assets equal to the Agreed Group B Amount (whether before or after the Closing Date), Frontier shall be liable for all Operating Costs with respect to the Group B Aspect Assets in excess of the Agreed Group B Amount, regardless of when such Operating Costs were or are incurred, and Frontier agrees to assume and timely pay such Operating Costs. If, as of the Closing Date, Aspect has paid Operating Costs attributable to the Group B Aspect Assets in excess of the Agreed Group B Amount, such excess (reduced by any amounts applied pursuant to Section 3.02(b)(iii)) shall be invoiced by Aspect to Frontier within sixty
     (60) days of the Closing Date and, subject to Aspect's adequate verification of such costs at the request of Frontier, shall be paid by Frontier to Aspect not later than (y) one hundred eighty (180) days from the Closing Date, or (z) ten days from Frontier's receipt of funds from the Public Equity Transaction, whichever is earlier. After the date hereof, Aspect shall provide Esenjay and Frontier with monthly reports as to the amount of Operating Costs attributable to the Group B Aspect Assets that exceed the Agreed Group B Amount.

               (e) Other. All liabilities and obligations arising under or related to the Aspect Assets and attributable to the period of time after the Closing Date.

               (f) Adjustments. The Aspect Employees own an overriding royalty interest in certain of the Oil and Gas Interests included in the Aspect Assets. On or before the Closing Date, (i) Aspect will (A) purchase such overriding royalty interests from the Aspect Employees such that the Aspect Assets are not encumbered by such overriding royalty interests at the time of the conveyances contemplated hereby, or (B) elect to treat the value of the overriding royalty interests held by the Aspect Employees as a Title Defect, which shall be cured on or before the Closing Date in accordance with the provisions of Section 11.04(a)(ii) (without regard to the notice requirements of Section 11.03 of the Defect Limit specified in Section 11.04), or (ii) on the Closing Date, the Aspect Employees will contribute their overriding royalty interests to Frontier in exchange for Frontier Common Stock, which contributions will be on terms and conditions mutually acceptable to Frontier, Aspect and the Aspect Employees and any shares issued to the Aspect Employees will reduce the number of shares issuable to Aspect under Section 3.01.

     3.03 Non-Assignable Rights. Notwithstanding that the definition of Aspect Assets includes Aspect's rights to the geological and geophysical data and information attributable to the Oil and Gas Interests identified on Aspect's Property Schedule, the parties hereto acknowledge and understand that some or all of Aspect's rights to such data or information may not be assignable by Aspect. To the extent that any rights to geological or geophysical data to be assigned to Frontier by Aspect hereunder are not assignable without the consent of another party or the payment of any amounts to such party, this Agreement shall not constitute an assignment or an attempted assignment of such data. Aspect agrees to use its commercially reasonable best efforts to obtain the consent of each party whose consent is required for the transfer of the data; provided, however, that Aspect shall not be required to pay any amounts to the assigning party in consideration for such assignment; and provided, further that it shall not be a breach of this Agreement if such consent is not obtained. If such consent is not obtained at or prior to the Closing Date, Aspect agrees (a) to cooperate with Frontier in seeking such consent after the Closing Date, provided that Aspect shall not be required to pay any amounts to the assigning party in consideration for such assignment and (b) to the extent legally possible and without breaching Aspect's obligations under any agreement relating to such data, to enter into any reasonable arrangement designed to provide Fronter with the benefits of such data.


                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES
                               WITH RESPECT TO FRONTIER

     As a material part of the consideration for this Agreement, Frontier represents and warrants to each of Aspect and Esenjay as of the date of this Agreement and as of the Closing Date as follows:

     4.01 Organization, Standing and Qualification. Frontier is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Frontier has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Frontier is qualified and in good standing to do business in all states in which the Esenjay Assets and the Aspect Assets are located and in which the nature of its business requires it to be qualified.

     4.02 Execution, Delivery and Performance of Agreement; Authority. Frontier has full corporate power and authority to enter into this Agreement and the Related Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Frontier of this

Agreement and the Related Documents to which it is a party have been duly and validly approved by all necessary corporate action and no other actions or proceeding on the part of Frontier are necessary to authorize this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby; provided, however, that, solely for purposes of the making of this representation as of the date of this Agreement (and not as of the Closing Date), the requisite approval of this Agreement and the transactions contemplated hereby by Frontier's shareholders has not been obtained by Frontier. Except for (a) the filing of the Proxy Statement/Prospectus included in the Registration Statement with the SEC and the declaration of effectiveness thereof by the SEC and the filing of other SEC required documents and compliance with the Securities Act and the Exchange Act and state securities or blue sky laws, (b) the filing of an amendment to Frontier's listing application with the NASDAQ, and (c) the consent of Bank of America Illinois (which consent will be obtained prior to the Closing Date), no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Authority or any other entity or person is required to be made, obtained, or given by Frontier in connection with the execution, delivery and performance of this Agreement and the Related Documents to which it is a party. This Agreement constitutes, and the Related Documents to which it is a party when executed will constitute, legal, valid and binding obligations of Frontier, enforceable against Frontier in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     4.03 Conflicts. The execution, delivery and performance by Frontier of this Agreement and the Related Documents to which it is a party do not and will not, with or without the giving of notice or the passage of time, or both, violate or result in a breach of, conflict with, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, any provision of Frontier's organizational documents or bylaws, or, except as set forth on Disclosure Schedule-Frontier, any mortgage, deed of trust, lease, license, agreement, or understanding, to which Frontier is a party or any of Frontier's assets is subject, or any order, judgment or decree to which Frontier is a party or by which Frontier or its assets may be bound or affected, or to Frontier's knowledge, any law ordinance, rule or regulation to which Frontier or its assets is subject.

     4.04    SEC Documents; Financial Statements; Liabilities.

             (a) Frontier has made available to Esenjay and Aspect true and complete copies of its Annual Report on Form 10-KSB for the year ended December 31, 1996 and its Quarterly Reports on Form 10-QSB for each of the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. Since January 1, 1995, Frontier has timely filed (or has cured any failures to timely file to the satisfaction of the SEC staff) all reports, schedules, forms, statements and other documents (excluding any prospectus or registration statement filed by Frontier) required to be filed with the SEC (the "SEC Documents"). As of their respective dates, each of the SEC Documents (i) complied in all material respects with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, respectively, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. As of their respective dates, each prospectus and each registration statement filed by Frontier with the SEC (y) complied in all material respects with all applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, respectively, and (z) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

               (b) The Frontier audited financial statements included in the SEC Documents (the "Frontier Financial Statements") have been audited by Deloitte & Touche LLP, independent accountants, or the independent accounting firm specified therein, in accordance with generally accepted auditing standards, have been prepared in accordance with GAAP applied on a basis consistent with prior periods except as required by changes in GAAP, and present fairly the financial position of Frontier at such dates and the results of operations and cash flows for the periods then ended. The Frontier interim financial statements included in the SEC Reports (the "Frontier Interim Financial Statements") fairly present the financial position of Frontier as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, except that (i) the notes to the financial statements included therein are in summary form and therefore not complete and (ii) such financial statements are subject to normal year-end non-cash adjustments. Except as set forth in the Disclosure Schedule-Frontier, neither Frontier nor any of its assets is subject to any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except (A) as and to the extent reflected on the most recent Frontier Financial Statements and Frontier Interim Financial Statements, or (B) as reflected in the SEC Reports, or (C) as may have been incurred or may have arisen since the date of the most recent Frontier Interim Financial Statements in the ordinary course of business and that are not reasonably likely to have a Material Adverse Effect on Frontier.

               (c) The most recent Frontier Financial Statements include appropriate reserves for all Taxes and other liabilities incurred as of such date but not yet payable.

               (d) Except as set forth in the Disclosure Schedule-Frontier, since the date of the most recent Frontier Financial Statements, no event or condition (financial or otherwise) has occurred that has had or is likely to have a Material Adverse Effect on Frontier.

               (e) Except as set forth in the Disclosure Schedule-Frontier, the statements of income included in the most recent Frontier Interim Financial Statements do not contain any income or revenue realized from operations that Frontier would be prohibited or restricted from conducting after the Closing Date pursuant to any covenant or provision in any contract to which Frontier is a party.

     4.05      Capitalization.

               (a) Frontier. The authorized capital stock of Frontier Natural Gas Corporation consists of 40,000,000 shares of Frontier Common Stock, of which 9,890,906 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, $.01 par value per share ("Frontier Preferred Stock"), of which 85,961 shares of preferred stock are issued and outstanding as of the date hereof. Other than the option and/or warrant agreements identified on Schedule 4.05(a) attached hereto (which
     Schedule includes the number of options or warrants outstanding under such agreements and the strike price for each such option or warrant), there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Frontier may become obligated to issue, assign, transfer or repurchase any shares of the capital stock or other equity interest in Frontier. Except as set forth on
     Schedule 4.05(a), the Exchange will not cause or require any adjustments under the option and/or warrant agreements identified on Schedule 4.05(a). All of the outstanding shares of Frontier Common Stock and Frontier Preferred Stock have been validly issued and are fully paid and nonassessable and were issued in full compliance with all applicable securities laws. The shares of Frontier Common Stock issuable to Esenjay and Aspect hereunder, when issued in accordance with the provisions of this Agreement, will be duly and validly authorized and issued and will be fully paid and nonassessable free and clear of any preemptive right of any security holder of Frontier.

               (b) Other Entities. Except for the Subsidiaries of Frontier identified on Schedule 4.05(b) (all of which Subsidiaries are wholly-owned, directly or indirectly, by Frontier Natural Gas Corporation), Frontier has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership or other business entity.

     4.06 Accounts Receivable, Payable. All of the accounts receivable and accounts payable reflected on the most recent Frontier Financial Statements or arising thereafter as reflected on the books of Frontier have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to or from, as the case may be, Frontier and have been accrued and recorded in accordance with GAAP. Schedule 4.06 sets forth as of October 31, 1997, the accounts receivable and accounts payable balances of Frontier, together with an aging schedule of such balances as of such date.

     4.07 Absence of Events. Since September 30, 1997, Frontier has not, except as set forth on Schedule 4.07 or pursuant to this Agreement, done any of the following:

               (a) mortgaged, pledged or subjected its properties or assets to any Lien other than a Permitted Encumbrance;

               (b) purchased, sold, leased, transferred or otherwise disposed of (i) any Oil and Gas Interests that, individually or in the aggregate, had a fair market value of $50,000 or more; or (ii) any other assets except in the ordinary course of business and consistent with prior practice;

               (c) other than in the ordinary course of business and consistent with prior practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, reimbursement, pension or severance or vacation pay, to any shareholder, partner, director, officer, employee or agent;

               (d) issued or sold any shares of capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto;

               (e) paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, equity interest or other securities from its equity owners or other security holders (other than note payments made in accordance with the underlying loan or credit agreements and consistent with past practices), made any loans or advances or guaranteed any loans or advances to any person, or otherwise incurred or suffered to exist any liabilities or obligations of any nature (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

               (f) canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

               (g) amended its certificate or articles of incorporation, by-laws, or similar documents;

               (h) entered into any transaction, contract or commitment other than in the ordinary course of business and consistent with prior practice;

               (i) made any capital expenditure or commitment therefor, except in the ordinary course of business;

               (j) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or granted any stock options;

               (k) increased indebtedness for borrowed money, or made any loan to any person, other than in the ordinary course of business;

               (l) made any change affecting any banking, safe deposit or power of attorney arrangements;

               (m) made any change in any accounting principle or practice or method or application thereof;

               (n) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

               (o) entered into any transaction other than on an arm's length basis;

               (p) received any notice of default or termination of any contract, lease or other agreement or suffered any damage, destruction, loss (whether or not covered by insurance) or any other changes, event or condition which in any case or in the aggregate, has had or may have a Material Adverse Effect on Frontier;

               (q) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

               (r) entered into any swap, hedging or similar arrangements, forward sale of production or production sales contract; or

               (s) entered into any agreement, whether or not in writing, or made any commitment to take any of the types of actions described in paragraphs (a) through (r) above.

     4.08 Contracts. The Disclosure Schedule-Frontier lists each of the following instruments, documents or agreements to which Frontier is a party and that is currently in effect or under which Frontier has any obligations:
(a) collective bargaining agreement; (b) employment or other agreement or contract with or commitment to any salaried employee, except for unwritten agreements or agreements or arrangements terminable at will or upon statutorily required notice; (c) agreement, contract or commitment containing any covenant (other than covenants entered into in the ordinary course of business relating to the confidential or proprietary information of another person) limiting Frontier's freedom to engage in any line of business or to compete with any person; (d) obligation of guaranty or indemnification arising from any agreement, contract or commitment, except as provided in its certificate of incorporation; (e) joint venture, partnership, franchise or similar contract involving a sharing of profits or expenses, other than agreements relating to Frontier's Oil and Gas Interests (which have been made available to Aspect and Esenjay); (f) non disclosure agreement, non competition agreement, non solicitation agreement, any agreement with an officer, director or employee of Frontier, tax indemnity, tax sharing or tax allocation agreement or severance, bonus or commission agreement; (g) agreement or contract under which Frontier is the licensee of computer software or other intellectual property with a per unit cost greater than $10,000; (h) contract between Frontier and any of its affiliates, other than those referred to in the SEC Reports; (i) indenture, mortgage, loan, credit, sale leaseback or similar contract under which Frontier has borrowed in excess of $25,000 or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others in excess of $25,000; (j) hedge, swap, exchange, futures or similar agreements or contracts in an amount in excess of $25,000; (k) any Registration Rights Agreements or other agreements under which Frontier has any obligations to register shares of Frontier Common Stock; or (l) other agreement, contract or commitment that has had or may have a Material Adverse Effect on Frontier. Frontier is not a party to any oral agreements of any nature, other than those terminable at will without penalty or default and the termination of which would not have a Material Adverse Effect on Frontier. There is no existing breach by Frontier of, nor is there any pending or, to the knowledge of Frontier, threatened claim that Frontier has breached any of the terms or conditions of any of its material agreements, contracts or commitments and, to the knowledge of Frontier, no other parties to such agreements, contracts or commitments have breached any of their terms or conditions.

     4.09 Taxes. Except as set forth in the Disclosure Schedule-Frontier, each of the following is true with respect to Frontier Natural Gas Corporation and each subsidiary of Frontier Natural Gas Corporation with which Frontier Natural Gas Corporation files consolidated or combined federal or state income tax returns, in each case as listed on Schedule 4.05(b) attached hereto (collectively the "Frontier Group"):

               (a) all Tax Returns required to be filed by each member of the Frontier Group have been filed when due, including legal periods permitted by extensions, in accordance with all applicable laws; all material Taxes shown on such Tax Returns have been timely paid when due; the Tax Returns have been properly completed in compliance in all material respects with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, businesses and operations required to be shown thereon;

               (b) each member of the Frontier Group has paid all material Taxes required to be paid by it (whether or not shown on a Tax Return) or for which it is liable, whether to taxing authorities or to other persons under tax allocation agreements, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations for any periods prior to the Closing Date as reflected on its books (including the latest Frontier Financial Statement) are adequate in the aggregate to cover such Taxes;

               (c) there are no agreements or consents currently in effect for the extension or waiver of the time (i) to file any Tax Return or (ii) for assessment or collection of any Taxes relating to the income, properties or operations of any member of the Frontier Group for any period ending on or before the Closing Date and no member the Frontier Group has been requested to enter into any such agreement or consent;

               (d) there are no Tax liens (other than for current Taxes not yet delinquent) upon the assets of any member of the Frontier Group;

               (e) all material Taxes that the Frontier Group is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

               (f) no member of the Frontier Group is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G;

               (g) no member of the Frontier Group has agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in accounting method or otherwise;

               (h) no member of the Frontier Group has filed a consent pursuant to the collapsible corporation provisions of Code Section 341(f) (or any corresponding provision of state, local or foreign income law) or agreed to have Code Section 341(f)(2) (or any corresponding provision of state, local or foreign income law) apply to any disposition of any asset owned by it;

               (i) neither Frontier nor any member of the Frontier Group has been a member of an affiliated group (used herein as defined in Code
     Section 1504) other than an affiliated group of which Frontier Natural Gas Corporation is the parent corporation; and

               (j) except as set forth on the Disclosure Schedule-Frontier, neither Frontier nor any member of the Frontier Group is (or has ever been) a party to any tax sharing agreement nor has any such member assumed the tax liability of any other person under contract.

     4.10 Litigation. There is no legal, administrative, arbitration other proceeding (other than routine oil and gas field regulatory orders), governmental investigation, order, decree or judgment in progress, in effect, pending or, to the best knowledge of Frontier, threatened against Frontier except as set forth on the Disclosure Schedule-Frontier.

     4.11 Compliance with Laws, Material Agreements and Permits. Frontier is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its articles of incorporation or by-laws, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any agreement to which Frontier is a party or to which any of its assets is subject or bound, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Frontier. Frontier has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Frontier Permits"), except for Frontier Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Frontier. Frontier is in compliance with the terms of its Frontier Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Frontier. No investigation or review by any Governmental Authority with respect to Frontier is pending or, to the knowledge of Frontier, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Frontier.

     4.12 Tax Representations. To the knowledge of Frontier, each of the following representations are true, correct and complete and will continue to be true, correct and complete as of the Closing Date:

               (a) no Frontier Common Stock issued pursuant to this Agreement will be issued in satisfaction of an indebtedness of Frontier or of interest on indebtedness of Frontier;

               (b) other than as set forth in this Agreement and the Exhibits and Schedules hereto, the transfers of the Aspect Assets and the Esenjay Assets to Frontier are not the result of the solicitation of a promoter, broker, or investment house;

               (c) other than as expressly set forth in this Agreement, there is no indebtedness between Frontier and Esenjay or Frontier and Aspect, and there will be no indebtedness of Frontier created in favor of either Esenjay or Aspect as a result of or in connection with the Exchange.

               (d) taking into account the issuance of the Frontier Common Stock pursuant to this Agreement and any Frontier Common Stock issued to the Aspect Employees (as such term in defined in the Section 351 Plan of Exchange attached hereto as Exhibit "E") and disregarding for these purposes the Frontier Preferred Stock issued and outstanding as of the date hereof, at or in connection with the Closing, Aspect, Esenjay and the Aspect Employees, collectively, will own stock in Frontier possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of Frontier.

               (e) Aspect and Esenjay will receive, at the Closing, Frontier Common Stock approximately equal to the net fair market value of the assets transferred to Frontier by Aspect and Esenjay, respectively;

               (f) other than as set forth in this Agreement, each of the parties to the Exchange will pay its or his own expenses, if any, incurred in connection with the Exchange.

     4.13 Environmental Matters. Consistent with its status as operator or non-operator, as the case may be,

               (a) Frontier has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

               (b) Frontier has not been notified by any Governmental Authority or other third party that any of the operations or assets of Frontier is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper treatment, storage or disposal (including treatment, storage or disposal at offsite locations) of any Hazardous Material;

               (c) Neither Frontier nor any other person has filed any notice under any federal, state or local law indicating that (i) Frontier is responsible for the improper release into the environment, or the improper treatment, storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly treated, stored or disposed of upon any property of Frontier;

               (d)  Frontier has no contingent liability in connection with
     (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Frontier, (ii) the treatment, storage or disposal of any Hazardous Material, or (iii) any other claims (including common law claims) with respect to damage to health, safety or the environment;

               (e) Frontier has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or relating to any other claims (including common law claims) with respect to damage to health, safety or the environment relating to operations or conditions of any facilities or property (including off-site treatment, storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by Frontier;

               (f) No property now or previously owned, leased or operated by Frontier is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

               (g) Frontier is not directly transporting, has not directly transported, is not directly arranging for the transportation of, and has not directly arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against such company for response costs, damage to natural resources or personal injury, including claims under CERCLA;

               (h) There are no sites, locations or operations at which Frontier is currently undertaking, or has completed, any remedial or response action relating to any release or threatened release of Hazardous Materials, as required by Environmental Laws or in response to a common law claim or a potential common law claim under Environmental Law; and

               (i) All underground and aboveground storage tanks and solid waste disposal facilities owned or operated by Frontier are used and operated in material compliance with Environmental Laws.

     4.14 Books and Records. All books, records and files of Frontier (including those pertaining to Frontier's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records)
(a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) reflect in all material respects the ownership, use, enjoyment and operation by Frontier of its assets. True and correct copies of all such books, records and files have been made available to Aspect and Esenjay.

     4.15 Gas Imbalances. Other than as set forth at Schedule 4.15 hereto, Frontier has not received any payments under gas contracts for which any party has a right to take make up gas from Frontier, and has not Frontier received any payments for production which are subject to refund or recoupment out of future production. There is no Oil and Gas Interest with respect to which Frontier and its predecessors in title to the Oil and Gas Interest have collectively taken more (referred to herein as "over-produced") or less (referred to herein as "under-produced") production from such well than the ownership of Frontier and such predecessors would entitle Frontier and such predecessors (absent any gas balancing agreement or arrangement) to receive. There exist no gas balancing arrangements or agreements whereby over-production from wells other than Oil and Gas Interests can be balanced with production from the Oil and Gas Interests. None of the Oil and Gas Interests is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any over-production (whether or not the same was permissible at the time) prior to the date hereof. A breach of this representation and warranty shall be treated as a Title Defect (as hereinafter defined) and an adjustment shall be made in accordance with the provisions of clause (b) of Section 11.04.

     4.16 Title to Assets other than Oil and Gas Interests. Except for Oil and Gas Interests of Frontier (which are covered by Section 4.17 hereof), Frontier has good and marketable title to, or valid leasehold interests in, all of the properties and assets used in its business, including, but not limited to, the computer hardware and software and the exclusive right to use in its trade areas its name and any other trademark or servicemark currently utilized by such entity. Except for any Permitted Encumbrance, none of such properties and assets are subject to any Lien, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise. All of such properties and assets owned or leased are in good operating condition and repair (normal wear and tear excepted).

     4.17 Title to Oil and Gas Interests. Schedule 4.17 contains a complete and accurate list of Frontier's Oil and Gas Interests and sets forth
(i) the Working Interests of Frontier therein, and (ii) sufficient detail to determine the Net Revenue Interests of Frontier therein. Except as set forth in the Disclosure Schedule-Frontier:

               (a) Frontier (individually or collectively) has Defensible Title to Frontier's Oil and Gas Interests;

               (b) the leases and related agreements forming any part of Frontier's Oil and Gas Interests are in full force and effect and are valid and legally binding agreements among the parties thereto, their successors and assigns, enforceable in accordance with their terms in all material respects except for applicable bankruptcy and insolvency laws. All rentals, royalties and other payments due and payable under any such leases and other contracts and agreements forming a part of Frontier's Oil and Gas Interests have been properly and timely paid and all other obligations under such leases and related agreements attendant to the ownership of Frontier's Oil and Gas Interests have been met; and

               (c) there are no back-in, reversionary or similar interests (the vesting of which is subject to future production) held by third parties which would reduce the interests of Frontier in Frontier's Oil and Gas Interests from that shown on the Property Schedule.

     4.18 Oil and Gas Operations. To the best knowledge of Frontier, all wells included in the Oil and Gas Interests of Frontier have been drilled and completed (if applicable), operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Frontier. Proceeds from the sale of Hydrocarbons produced from Frontier's Oil and Gas Interests are being received by Frontier in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $25,000 and held in suspense in the ordinary course of business). None of Frontier's Oil and Gas Interests are subject to production curtailments, and, to the knowledge of Frontier, no such production curtailment is pending or threatened. Schedule 4.18 sets forth a true and correct copy of Frontier's latest independent third party report regarding its proved developed reserves and all internal reports prepared by Frontier since the date of such third party report.

     4.19 No Guarantees. Frontier has not directly or indirectly guaranteed the obligations or liabilities of any other person, firm or corporation.

     4.20 Employee Matters. Frontier has provided to each of Aspect and Esenjay a true and correct list detailing the name, current annual compensation rate (including bonus and commissions), current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each salaried employee of Frontier. There are no charges of, formal, informal or internal complaints of, or proceeding involving, discrimination or harassment (including discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of Frontier, threatened; nor is there any investigation pending or, to the knowledge of Frontier, threatened, including investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court with respect to any current or former employee of Frontier.

     4.21 Employee Benefit Plans. With respect to any member of the Frontier Group:

               (a) The Disclosure Schedule-Frontier lists each Employee Plan that each member of the Frontier Group maintains, administers, contributes to, or has any contingent liability with respect thereto. Frontier has provided to Aspect and Esenjay a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto, together with (i) the three most recent annual reports, if any, prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan; (iii) all material communications received from or sent to the IRS or the DOL within the last two years (including a written description of any material oral communications relating to the IRS Voluntary Compliance Resolution or Closing Agreement Programs); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter, both as applicable; (v) all insurance contracts or other funding arrangements, currently in force; and (vi) an actuarial study of any post-employment life or medical benefits provided, if any.

               (b) The Disclosure Schedule-Frontier identifies each Benefit Arrangement that each member of the Frontier Group maintains, administers, contributes to, or has any contingent liability with respect thereto. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

               (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. To the knowledge of Frontier, no member of the Frontier Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

               (d) No Employee Plan is (i) a Multiemployer Plan, (ii) an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA, (iii) maintained in connection with any trust described in
     Section 501(c)(9) of the Code or (iv) a plan to which Section 412 of the Code applies. No current or former member of the Frontier Group has ever maintained or become obligated to contribute to any employee benefit plan
     (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan or (iv) that is maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Frontier Group has within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. No member of the Frontier Group is subject to withdrawal liability (whether asserted or unasserted) under Section 4201, et seq. of ERISA.

               (e)  Each Employee Plan which is intended to be qualified under
     Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan for which a determination is available under the Code and to the effect that each such trust is exempt from taxation under
     Section 501(a) of the Code. Each Employee Plan has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

               (f) Full payment has been made of all amounts which any member of the Frontier Group is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

               (g) No member of the Frontier Group, or any of their respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject Frontier to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

               (h) To the knowledge of Frontier, there are no facts or circumstances that might give rise to any liability under Title I of ERISA.

               (i) No member of the Frontier Group has any current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code, relating to COBRA.

               (j) There is no litigation, administrative or arbitration proceeding or other dispute pending or, to the knowledge of Frontier, threatened that involves any Employee Plan or Benefit Arrangement.

               (k) No employee or former employee of any member of the Frontier Group will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby, except as disclosed on the Disclosure Schedule-Frontier and no such disclosed payment constitutes a parachute payment described in
     Section 280G of the Code, except as disclosed in the Disclosure Schedule-Frontier.

               (l) To the knowledge of Frontier, all group health plans (as defined in Code Section 5000(b)(1) and as defined in ERISA Section 607(i)) of any member of the Frontier Group have at all times fully complied with all applicable notification and continuation coverage requirements of
     Section 4980B(f) of the Code and Section 601 of ERISA, and the regulations promulgated thereunder. Further, no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees, former employees or beneficiaries thereof, except to the extent otherwise required by the continuation requirements of
     Section 4980B(f) of the Code and Section 601 of ERISA, and to the knowledge of Frontier there are no claims by terminated employees with respect thereto.

               (m) Except as set forth in the Disclosure Schedule-Frontier, no employee or former employee, officer or director of any member of the Frontier Group is or will become entitled to receive any award under any discretionary or other bonus plans.

               (n) All obligations under any Employee Plans and/or Benefit Arrangements have been in the aggregate, accrued on the Frontier Financial Statements to the extent required (including items relating to vesting via passage of time or as a result of the transaction contemplated by this Agreement).

     4.22 Broker/Finders. Except as set forth on the Disclosure Schedule-Frontier, no broker, finder, investment banker or other person is or will be, in connection with the Exchange, entitled to any brokerage or investment bankers fees, commissions or finders fees based on any arrangement made by or on behalf of Frontier for which any party hereto will have any liability or obligation.

     4.23 Royalties. To the knowledge of Frontier, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Frontier's Oil and Gas Interests, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all material respects, except for those for which Frontier has a valid right to suspend. Frontier has not received any written notice of default from any party alleging that Frontier is in default under the terms of any lease or other agreement relating to its Oil and Gas Interests, or that any such lease or other agreement is invalid.

     4.24 Plugging and Abandonment Liabilities. To the best knowledge of Frontier, Frontier has no obligation under any contract, statute or regulation to plug and/or dismantle any shut-in or non-producing well.

     4.25 Prepayments. No prepayment for Hydrocarbon sales has been received by Frontier for Hydrocarbons which have not been delivered as of the date hereof.

     4.26 Hedging Activities. Except as set forth in the Disclosure Schedule-Frontier, Frontier does not participate in any hedging activities.

     4.27      Transactions With Related Parties.

               (a) The SEC Documents describe all transactions required to be described therein of the types detailed in Items 402 and 404 of Regulation S-B of the SEC, and the Disclosure Schedule-Frontier lists all transactions between January 1, 1993 and the date of this Agreement or with respect to activities that pre-date January 1, 1993, which currently require payments in excess of $10,000 by Frontier or for the benefit of Frontier, on the one hand, and any director or officer of Frontier of any affiliate of such officer or director, on the other hand, including,
     (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment and (iv) purchases or sales of products or services.

               (b) The Disclosure Schedule-Frontier lists (i) all claims of any nature that any officer or director of Frontier or any affiliate of such officer or director has against Frontier as of the date of this Agreement that are not reflected in the most recent Frontier Financial Statements and
     (ii) all claims of any nature that Frontier has against any officer or director of Frontier or any affiliate of such officer or director as of the date of this Agreement that are not reflected in the most recent Frontier Financial Statements.

     4.28 Disclosure. The representations, warranties and statements made by Frontier in this Agreement, and in the certificates and other documents delivered pursuant hereto, do not contain any untrue statement of a material fact, and, when taken together, do no omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. Since the date of the most recent SEC Report, there have not been any events, changes or developments relating to Frontier that are reasonably likely to have a Material Adverse Effect on Frontier.

                                   ARTICLE V
                               FINANCIAL ADVISOR

     5.01 Frontier has been and shall be advised in regard to the Exchange by GBI. A copy of its engagement of GBI is set forth at Schedule 5.01 hereto, and Aspect and Esenjay acknowledge same as a valid obligation and contract of Frontier, and further agree to cooperate fully with GBI in GBI's preparation of a fairness opinion in regards to this Agreement. It is specifically acknowledged and agreed to by Frontier, Aspect and Esenjay that the delivery of said fairness opinion, in form and substance satisfactory to counsel of Frontier, expressing that the terms and provisions of this Agreement are fair to the shareholders of Frontier is a condition precedent to Closing of the Exchange.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF ESENJAY

     As a material part of the consideration for this Agreement, Esenjay represents and warrants to each of Aspect and Frontier as of the date of this Agreement and as of the Closing Date as follows:

     6.01 Organization, Standing and Qualification. Esenjay is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Esenjay has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Esenjay is qualified and in good standing to do business in all states in which the nature of its business requires it to be qualified.

     6.02 Execution, Delivery and Performance of Agreement; Authority. Esenjay has full corporate power and authority to enter into this Agreement and the Related Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Esenjay of this Agreement and the Related Documents to which it is a party have been duly and validly approved by all necessary corporate action and no other actions or proceeding on the part of Esenjay are necessary to authorize this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby. This Agreement constitutes, and the Related Documents to which it is a party when executed will constitute, legal, valid and binding obligations of Esenjay, enforceable against Esenjay in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     6.03 Conflicts. The execution, delivery and performance of this Agreement and the Related Documents to which it is a party by Esenjay do not and will not, with or without the giving of notice or the passage of time, or both, violate or result in a breach of, conflict with, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, any provision of Esenjay's organizational documents or bylaws, or any mortgage, deed of trust, lease, license, agreement, or understanding, to which Esenjay is a party or any of Esenjay's assets is subject, or any order, judgment or decree to which Esenjay is a party or by which Esenjay or its assets may be bound or affected, or to Esenjay's knowledge, any law ordinance, rule or regulation to which Esenjay or its assets is subject.

     6.04      Capitalization.

               (a) Esenjay. The authorized capital stock of Esenjay consists of 100,000 shares of common stock, of which 100,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of common stock of Esenjay are owned by the Esenjay Shareholders. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Esenjay may become obligated to issue, assign, transfer or repurchase any shares of the capital stock or other equity interest in Esenjay. All of the outstanding shares of Esenjay common stock have been validly issued and are fully paid and nonassessable.

               (b) Other Entities. Except as set forth on Disclosure Schedule-Esenjay, Esenjay has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership or other business entity.

     6.05 Financial Statements. Esenjay has furnished or made available to Frontier and Aspect its financial statements for the twelve month period ending December 31, 1996, including an unaudited, internally prepared balance sheet as of the end of such twelve month period and unaudited, internally prepared statements of income and shareholders' equity for such twelve month period (collectively, the "Esenjay Financial Statements"). The Esenjay Financial Statements which are incorporated into this Agreement for all purposes are complete and correct in all material respects, and present fairly the financial condition of Esenjay as at the dates thereof and the results of their operations for the periods covered thereby.

     6.06 Absence of Undisclosed Liabilities. Esenjay has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including liabilities for Taxes), except for
(a) liabilities set forth on the face of the Esenjay Financial Statements,
(b) liabilities which have arisen after the date of the Esenjay Financial Statements in the ordinary course of business and consistent with past experience and practice, and (c) liabilities under this Agreement.

     6.07 Absence of Events. Except as set forth on the Disclosure Schedule-Esenjay, since December 31, 1996, no event has occurred that could have a Material Adverse Effect on Esenjay and Esenjay has not done any of the following:

               (a) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any Esenjay Assets, other than Permitted Encumbrances;

               (b)  sold, transferred or otherwise disposed of any Esenjay
     Assets;

               (c) other than in the ordinary course of business and consistent with prior practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, reimbursement, pension or severance or vacation pay, to any shareholder, partner, director, officer, employee or agent;

               (d) issued or sold any shares of capital stock or partnership interest or other securities, or issued, granted or sold any options, rights or warrants with respect thereto;

               (e) paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, equity interest or other securities from its equity owners or other security holders, made any loans or advances or guaranteed any loans or advances to any person, or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

               (f) amended its certificate or articles of incorporation, by-laws, or similar documents;

               (g) entered into any transaction, contract or commitment other than in the ordinary course of business and consistent with prior practice;

               (h) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or granted any stock options;

               (i) received any notice of default or termination or suffered any damage, destruction, loss (whether or not covered by insurance) or any other change, event or condition which in any case or in the aggregate, has had or may have a Material Adverse Effect on Esenjay;

               (j) entered into any agreement or made any commitment to take any of the types of actions described in paragraphs (a) through (i) or that could have a Material Adverse Effect on Esenjay.

     6.08 Taxes. Except as set forth in the Disclosure Schedule-Esenjay, each of the following is true with respect to Esenjay:

               (a) To the best of Esenjay's knowledge, Esenjay has paid all material Taxes required to be paid by it (whether or not shown on a Tax Return) or for which it is liable, whether to taxing authorities or to other persons under tax allocation agreements;

               (b) there are no agreements or consents currently in effect for the extension or waiver of the time (i) to file any Tax Return or (ii) for assessment or collection of any Taxes relating to the income, properties or operations of Esenjay for any period ending on or before the Closing Date and Esenjay has not been requested to enter into any such agreement or consent;

               (c) there are no Tax liens (other than for current Taxes not yet delinquent) upon the assets of Esenjay;

               (d) all material Taxes that Esenjay is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

               (e) Esenjay is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
     Section 280G;

               (f) Esenjay has not agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in accounting method or otherwise;

               (g) Esenjay has not filed a consent pursuant to the collapsible corporation provisions of Code Section 341(f) (or any corresponding provision of state, local or foreign income law) or agreed to have Code
     Section 341(f)(2) (or any corresponding provision of state, local or foreign income law) apply to any disposition of any asset owned by it;

               (h) Esenjay has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and is not subject to any Tax liability of any other person, including any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law; and

               (i) Esenjay is not (and never has been) a party to any tax sharing agreement and has not assumed the tax liability of any other person under contract.

     6.09 Litigation. There is no legal, administrative, arbitration other proceeding (other than routine oil and gas field regulatory orders), governmental investigation, order, decree or judgment in progress, in effect, pending or, to the best knowledge of Esenjay, threatened against Esenjay except as set forth on the Disclosure Schedule-Esenjay.

     6.10 Compliance with Laws, Material Agreements and Permits. With respect to the Esenjay Assets, Esenjay is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its articles of incorporation or by-laws, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any agreement to which Esenjay is a party or to which any of its assets is subject or bound. Esenjay has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Esenjay Permits"), except for Esenjay Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Esenjay. Esenjay is in compliance with the terms of its Esenjay Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Esenjay. No investigation or review by any Governmental Authority with respect to Esenjay is pending or, to the knowledge of Esenjay, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Esenjay. To the knowledge of Esenjay, no party to any material agreement affecting the Esenjay Assets or by which the Esenjay Assets are bound is in breach of any of the material terms, provisions or conditions of such agreement.

     6.11 Environmental Matters. With respect to the Esenjay Assets, consistent with its status as operator or non-operator, as the case may be:

               (a) Esenjay has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

               (b) Esenjay has not been notified by any Governmental Authority or other third party that any of the operations or assets of Esenjay is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper treatment, storage or disposal (including treatment, storage or disposal at offsite locations) of any Hazardous Material;

               (c) Neither Esenjay nor any other person has filed any notice under any federal, state or local law indicating that (i) Esenjay is responsible for the improper release into the environment, or the improper treatment, storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly treated, stored or disposed of upon any property of Esenjay;

               (d)  Esenjay has no contingent liability in connection with
     (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Esenjay, (ii) the treatment, storage or disposal of any Hazardous Material, or (iii) any other claims (including common law claims) with respect to damage to health, safety or the environment;

               (e) Esenjay has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or relating to any other claims (including common law claims) with respect to damage to health, safety or the environment relating to operations or conditions of any facilities or property (including off-site treatment, storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by Esenjay;

               (f) No property now or previously owned, leased or operated by Esenjay is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

               (g) Esenjay is not directly transporting, has not directly transported, is not directly arranging for the transportation of, and has not directly arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against such company for response costs, damage to natural resources or personal injury, including claims under CERCLA;

               (h) There are no sites, locations or operations at which Esenjay is currently undertaking, or has completed, any remedial or response action relating to any release or threatened release of Hazardous Materials, as required by

     Environmental Laws or in response to a common law claim or a potential common law claim under Environmental Law; and

               (i) All underground and aboveground storage tanks and solid waste disposal facilities owned or operated by Esenjay are used and operated in material compliance with Environmental Laws.

     6.12 Title to Assets other than Oil and Gas Interests. Except for Oil and Gas Interests (which are covered by Section 6.13 hereof), Esenjay has good and marketable title to, or valid leasehold interests in, all of the properties and assets that are included in the Esenjay Assets. Except for any Permitted Encumbrance, none of such properties and assets are subject to any Lien, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise. All of such properties and assets owned or leased are in good operating condition and repair (normal wear and tear excepted).

     6.13 Title to Oil and Gas Interests. Schedule 2.01 contains a complete and accurate list of Esenjay's Oil and Gas Interests that are being conveyed pursuant to the Exchange and sets forth (i) the Working Interests of Esenjay therein to the extent being conveyed hereby, and (ii) sufficient detail to determine the Net Revenue Interests of Esenjay therein to the extent being conveyed hereby. Except as set forth in the Disclosure Schedule-Esenjay and solely with respect to the Oil and Gas Interests that are included in the Esenjay Assets:

               (a) Esenjay (individually or collectively) has Defensible Title to Esenjay's Oil and Gas Interests;

               (b) the leases and related agreements forming any part of Esenjay's Oil and Gas Interests are in full force and effect and are valid and legally binding agreements among the parties thereto, their successors and assigns, enforceable in accordance with their terms in all material respects except for applicable bankruptcy and insolvency laws. All rentals, royalties and other payments due and payable under any such leases and other contracts and agreements forming a part of Esenjay's Oil and Gas Interests have been properly and timely paid and all other obligations under such leases and related agreements attendant to the ownership of Esenjay's Oil and Gas Interests have been met; and

               (c) there are no back-in, reversionary or similar interests (the vesting of which is subject to future production) held by third parties which would reduce the interests of Esenjay in Esenjay's Oil and Gas Interests from that shown on the Property Schedule.

     6.14 Broker/Finders. No broker, finder, investment banker other than as set forth in Disclosure Schedule-Esenjay, or other person is or will be, in connection with the Exchange, entitled to any brokerage or investment bankers fees, commissions or finders fees based on any arrangement made by or on behalf of Esenjay and for which any party hereto will have any liability or obligation.

     6.15 Royalties. To the knowledge of Esenjay, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Oil and Gas Interests included in the Esenjay Assets, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all material respects, except for those for which Esenjay has a valid right to suspend. Esenjay has not received any written notice of default from any party alleging that Esenjay is in default under the terms of any lease or other agreement relating to the Oil and Gas Interests included in the Esenjay Assets, or that any such lease or other agreement is invalid.

     6.16 Gas Imbalances. Except as identified on the Disclosure Schedule-Esenjay, Esenjay has not received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from Esenjay, nor has Esenjay received any payments for production which are subject to refund or recoupment out of future production. There is no Oil and Gas Interest with respect to which Esenjay and its predecessors in title to the Esenjay Oil and Gas Interests have collectively taken more (referred to herein as "over-produced") or less (referred to herein as "under-produced") production from such well than the ownership would entitle Esenjay and such predecessors to receive (absent any gas balancing agreement or arrangement). There exist no gas balancing arrangements or agreements whereby over-production from wells other than Esenjay Oil and Gas Interests can be balanced with production from the Oil and Gas Interests. None of the Esenjay Oil and Gas Interests is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any over-production (whether or not the same was permissible at the time) prior to the date hereof. With respect to the Esenjay Assets, a breach of this representation and warranty shall be treated as a Title Defect and an adjustment shall be made in accordance with the provisions of clause (b) of Section 11.04.

     6.17 Hedging Activities. Except as set forth in the Disclosure Schedule-Esenjay, Esenjay does not participate in any hedging activities.

     6.18 Certain Business Relationships or Transactions with Affiliates. The Disclosure Schedule-Esenjay sets forth a complete and accurate list of any agreement, contract, arrangement or understanding to which Esenjay is a party for the direct or indirect benefit of any of the Esenjay Shareholders (or, as the case may be, their family members, directors, officers or employees, or other affiliates). None of the Esenjay Shareholders (or, as the case may be, their family members, directors, officers or employees, or other affiliates) owns any material asset, tangible or intangible, which is used in the business of Esenjay.

     6.19 No Guarantees. Esenjay has not directly or indirectly guaranteed the obligations of or liabilities of any other person, firm or corporation.

     6.20 Employee Matters. Esenjay has provided to each of Aspect and Frontier a true and correct list detailing the following information for each Esenjay employee: the name, current annual compensation and base salary rate (including bonuses and commissions and any increases in compensation or base salary since December 31, 1996), accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits. The liability of Esenjay for accrued sick leave and accrued vacation benefits of the Esenjay employees does not exceed $102,043.62, in the aggregate. There are no charges of, formal, informal or internal complaints of, or proceeding involving, discrimination or harassment (including discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of Esenjay, threatened; nor is there any investigation pending or, to the knowledge of Esenjay, threatened, including investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court with respect to any current or former employee of Esenjay.

     6.21      Employee Benefit Plans.  With respect to Esenjay:

               (a) The Disclosure Schedule-Esenjay lists each Employee Plan that Esenjay maintains, administers, contributes to, or has any contingent liability with respect thereto. Esenjay has provided to Aspect and Frontier a true and complete copy of each such written Employee Plan and each material oral Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto, together with (i) the three most recent annual reports, if any, prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan;
     (iii) all material communications received from or sent to the IRS or the DOL within the last two years (including a written description of any material oral communications relating to the IRS Voluntary Compliance Resolution or Closing Agreement Programs); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter, both as applicable; (v) all insurance contracts or other funding arrangements, currently in force; and
     (vi) an actuarial study of any post-employment life or medical benefits provided, if any.

               (b) The Disclosure Schedule-Esenjay identifies each Benefit Arrangement that Esenjay maintains, administers, contributes to, or has any contingent liability with respect thereto. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

               (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. To the knowledge of Esenjay, except as set forth on the Disclosure Schedule-Esenjay, Esenjay has not communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

               (d) No Employee Plan is (i) a Multiemployer Plan, (ii) an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA, (iii) maintained in connection with any trust described in
     Section 501(c)(9) of the Code or (iv) a plan to which Section 412 of the Code applies. Esenjay has never maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan or (iv) that is maintained in connection with any trust described in Section 501(c)(9) of the Code. Esenjay has not within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. Esenjay is not subject to withdrawal liability (whether asserted or unasserted) under Section 4201, et seq. of ERISA.

               (e)  Each Employee Plan which is intended to be qualified under
     Section 40l(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan for which a determination is available under the Code and to the effect that each such trust is exempt from taxation under
     Section 501(a) of the Code. Each Employee Plan has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

               (f) Full payment has been made of all amounts which Esenjay is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

               (g) Neither Esenjay nor any of its respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject Esenjay to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or
     Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

               (h) To the knowledge of Esenjay, there are no facts or circumstances that might give rise to any liability under Title I of ERISA.

               (i) Esenjay has no current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under
     Section 4980B of the Code, relating to COBRA.

               (j) There is no litigation, administrative or arbitration proceeding or other dispute pending or, to the knowledge of Esenjay, threatened that involves any Employee Plan or Benefit Arrangement.

               (k) No employee or former employee of Esenjay will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby, except as disclosed on the Disclosure Schedule-Esenjay and no such disclosed payment constitutes a parachute payment described in Section 280G of the Code, except as disclosed in the Disclosure Schedule-Esenjay.

               (l) To the knowledge of Esenjay, all group health plans (as defined in Code Section 5000(b)(1) and as defined in ERISA Section 607(i)) of Esenjay have at all times fully complied with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and the regulations promulgated thereunder. Further, no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees, former employees or beneficiaries thereof, except to the extent otherwise required by the continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and to the knowledge of Esenjay there are no claims by terminated employees with respect thereto.

               (m) Except as set forth in the Disclosure Schedule-Esenjay, no employee or former employee, officer or director of Esenjay is or will become entitled to receive any award under any discretionary or other bonus plans.

               (n) All obligations under any Employee Plans and/or Benefit Arrangements have been in the aggregate, accrued on the Esenjay Financial Statements to the extent required (including items relating to vesting via passage of time or as a result of the transaction contemplated by this Agreement).

     6.22 Plugging and Abandonment Liabilities. To the best knowledge of Esenjay, except as reflected in the Esenjay Financial Statements or in the Disclosure Schedule-Esenjay, Esenjay has no obligation, in relation to the Esenjay Assets, under applicable contract, statute or regulation to plug and dismantle any well.

     6.23 Prepayments. No prepayment for Hydrocarbon sales has been received by Esenjay for Hydrocarbons which have not been delivered as of the date hereof.

     6.24 Calls on Production. To the best knowledge of Esenjay, except as set forth in the Disclosure Schedule-Esenjay, no party has a call or a preferential right to purchase production from Esenjay's Oil and Gas Interests.

     6.25 Oil and Gas Operations. To the best knowledge of Esenjay, all wells included in the Esenjay Assets have been drilled and completed (if applicable), operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Esenjay Assets. Proceeds from the sale of Hydrocarbons produced from Oil and Gas Interests included in the Esenjay Assets are being received by Esenjay in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $25,000 and held in suspense in the ordinary course of business). None of the Oil and Gas Interests included in the Esenjay Assets are subject to production curtailments, and, to the knowledge of the Esenjay, no such production curtailment is pending or threatened.

     6.26 Tax Representations. To the knowledge of Esenjay, each of the following representations are true, correct and complete and will continue to be true, correct and complete as of the Closing Date:

               (a) the Frontier Common Stock to be issued to Esenjay at the Closing will not be issued in satisfaction of an indebtedness of Frontier or interest on indebtedness of Frontier;

               (b) other than as set forth in this Agreement and the Exhibits and Schedules hereto, the transfers of the Esenjay Assets to Frontier are not the result of the solicitation of a promoter, broker, or investment house;

               (c) Frontier will not, other than specifically set forth in this Agreement, assume any liabilities of Esenjay in connection with the Exchange;

               (d) other than as expressly set forth in this Agreement and other than any liabilities arising under the New Debt agreement, there is no indebtedness between Esenjay and Frontier and there will be no indebtedness created by Frontier in favor of Esenjay or the Esenjay Shareholders as a result of the Exchange;

               (e) Esenjay will receive Frontier Common Stock at the Closing approximately equal to the net fair market value of the Esenjay Assets transferred by Esenjay to Frontier;

               (f) other than as set forth in this Agreement, Esenjay will pay its own expenses, if any, incurred in connection with the Exchange;

               (g) Esenjay is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code) and the Frontier Common Stock to be received in the Exchange will not be used to satisfy any indebtedness of such party;

               (h) All of the Frontier Common Stock that Esenjay will receive as part of the Exchange will be received in exchange for the property transferred by Esenjay to Frontier pursuant to this Agreement, and none of such common stock will constitute separate consideration for, or be allocable to, any employment, consulting or other services provided to (or that will be provided to) Frontier by Esenjay or the Esenjay Shareholders (or any other person) either in connection with the Exchange or otherwise;

               (i) Except as set forth on Schedule 2.01, Esenjay will not retain any rights or interests in the property transferred to Frontier as part of the Exchange; and

               (j) Esenjay has no plan or intention to sell, exchange, or otherwise dispose of any of the Frontier Common Stock to be received by Esenjay pursuant hereto.

     6.27 Disclosure. The representations, warranties and statements made by Esenjay in this Agreement, and in the certificates and other documents delivered pursuant hereto, do not contain any untrue statement of a material fact, and, when taken together, do no omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. Since the date of the most recent Esenjay Financial Statement, there have not been any events, changes or developments relating to Esenjay that are reasonably likely to have a Material Adverse Effect on Esenjay.


                                  ARTICLE VII
                    REPRESENTATIONS AND WARRANTIES OF ASPECT

     As a material part of the consideration for this Agreement, Aspect represents and warrants to Esenjay and Frontier as of the date of this Agreement and as of the Closing Date as follows:

     7.01 Organization, Standing and Qualification. Aspect is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Aspect has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease or operate its properties, if any, as and in the places where such business is now conducted and such properties, if any, are now owned, leased or operated. Aspect is qualified and in good standing to do business in all states in which the nature of its business requires it to be qualified.

     7.02 Execution, Delivery and Performance of Agreement; Authority. Aspect has full limited liability company power and authority to enter into this Agreement and the Related Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Aspect of this Agreement and the Related Documents to which it is a party have been duly and validly approved by all necessary limited liability company action and no other actions or proceeding on the part of Aspect are necessary to authorize this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby. This Agreement constitutes, and the Related Documents to which it is a party when executed will constitute, legal, valid and binding obligations of Aspect, enforceable against Aspect in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     7.03 Conflicts. The execution, delivery and performance of this Agreement and the Related Documents to which it is a party by Aspect do not and will not, with or without the giving of notice or the passage of time, or both, violate or result in a breach of, conflict with, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, any provision of Aspect's articles of organization or operating agreement, or any mortgage, deed of trust, lease, license, agreement, or understanding, to which Aspect is a party or any of Aspect's assets is subject, or any order, judgment or decree to which Aspect is a party or by which Aspect or its assets may be bound or affected, or to Aspect's knowledge, any law ordinance, rule or regulation to which Aspect or its assets is subject.

     7.04 Aspect Assets. The Aspect Assets represent no more than fifty percent (50%) of the Aspect's net asset value.

     7.05 Taxes. Except as set forth in the Disclosure Schedule-Aspect, each of the following is true with respect to Aspect:

               (a) all Tax Returns required to be filed by Aspect have been filed when due, including legal periods permitted by extensions, in accordance with all applicable laws; all material Taxes shown on such Tax Returns have been timely paid when due; the Tax Returns have been properly completed in compliance in all material respects with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, businesses and operations required to be shown thereon;

               (b) Aspect has paid all material Taxes required to be paid by it (whether or not shown on a Tax Return) or for which it is liable, whether to taxing authorities or to other persons under tax allocation agreements;

               (c) there are no agreements or consents currently in effect for the extension or waiver of the time (i) to file any Tax Return or (ii) for assessment or collection of any Taxes relating to the income, properties or operations of Aspect for any period ending on or before the Closing Date and Aspect has not been requested to enter into any such agreement or consent;

               (d) there are no Tax liens (other than for current Taxes not yet delinquent) upon the assets of Aspect; and

               (e) all material Taxes that the Aspect is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

     7.06 Litigation. There is no legal, administrative, arbitration other proceeding (other than routine oil and gas field regulatory orders), governmental investigation, order, decree or judgment in progress, in effect, pending or, to the best knowledge of Aspect, threatened against Aspect and relating to the Aspect Assets.

     7.07 Compliance with Laws, Material Agreements and Permits. With respect to the Aspect Assets, Aspect is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (i) its articles of incorporation, or by-laws, (ii) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (iii) any agreement to which Aspect is a party or to which any of its assets is subject or bound. Aspect has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Aspect Permits"), except for Aspect Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Aspect. Aspect is in compliance with the terms of its Aspect Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Aspect. No investigation or review by any Governmental Authority with respect to Aspect is pending or, to the knowledge of Aspect, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Aspect. To the knowledge of Aspect, no party to any material agreement affecting the Aspect Assets or by which the Aspect Assets are bound is in breach of any of the material terms, provisions or conditions of such agreement.

     7.08 Environmental Matters. With respect to the Aspect Assets, consistent with its status as operator or non-operator, as the case may be:

               (a) Aspect has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

               (b) Aspect has not been notified by any Governmental Authority or other third party that any of the operations or assets of Aspect is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper treatment, storage or disposal (including treatment, storage or disposal at offsite locations) of any Hazardous Material;

               (c) Neither Aspect nor any other person has filed any notice under any federal, state or local law indicating that (i) Aspect is responsible for the improper release into the environment, or the improper treatment, storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly treated, stored or disposed of upon any property of Aspect;

               (d)  Aspect has no contingent liability in connection with
     (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Aspect, (ii) the treatment, storage or disposal of any Hazardous Material, or (iii) any other claims (including common law claims) with respect to damage to health, safety or the environment;

               (e) Aspect has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or relating to any other claims (including common law claims) with respect to damage to health, safety or the environment relating to operations or conditions of any facilities or property (including off-site treatment, storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by Aspect;

               (f) No property now or previously owned, leased or operated by Aspect is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

               (g) Aspect is not directly transporting, has not directly transported, is not directly arranging for the transportation of, and has not directly arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against such company for response costs, damage to natural resources or personal injury, including claims under CERCLA;

               (h) There are no sites, locations or operations at which Aspect is currently undertaking, or has completed, any remedial or response action relating to any release or threatened release of Hazardous Materials, as required by Environmental Laws or in response to a common law claim or a potential common law claim under Environmental Law; and

               (i) All underground and aboveground storage tanks and solid waste disposal facilities owned or operated by Aspect are used and operated in material compliance with Environmental Laws.

     7.09 Title to Assets other than Oil and Gas Interests. Except for Oil and Gas Interests (which are covered by Section 7.09 hereof), Aspect has good and marketable title to, or valid leasehold interests in, all of the properties and assets that are included in the Aspect Assets. Except for any Permitted Encumbrance, none of such properties and assets are subject to any Lien, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise. All of such properties and assets owned or leased are in good operating condition and repair (normal wear and tear excepted).

     7.10 Title to Oil and Gas Interests. Schedule 3.01 contains a complete and accurate list of Aspect's Oil and Gas Interests that are being conveyed pursuant to the Exchange and sets forth (i) the Working Interests of Aspect therein to the extent being conveyed hereby, and (ii) sufficient detail to determine the Net Revenue Interests of Aspect therein to the extent being conveyed hereby. Except as set forth in the Disclosure
Schedule-Aspect and solely with respect to the Oil and Gas Interest that are included in the Aspect Assets:

               (a) Aspect (individually or collectively) has Defensible Title to Aspect's Oil and Gas Interests;

               (b) the leases and related agreements forming any part of Aspect's Oil and Gas Interests are in full force and effect and are valid and legally binding agreements among the parties thereto, their successors and assigns, enforceable in accordance with their terms in all material respects except for applicable bankruptcy and insolvency laws. All rentals, royalties and other payments due and payable under any such leases and other contracts and agreements forming a part of Aspect's Oil and Gas Interests have been properly and timely paid and all other obligations under such leases and related agreements attendant to the ownership of Aspect's Oil and Gas Interests have been met; and

               (c) there are no back-in, reversionary or similar interests (the vesting of which is subject to future production) held by third parties which would reduce the interests of Aspect in Aspect's Oil and Gas Interests from that shown on the Property Schedule.

     7.11 Broker/Finders. No broker, finder, investment banker other than as set forth in Disclosure Schedule-Aspect, or other person is or will be, in connection with the Exchange, entitled to any brokerage or investment bankers fees, commissions or finders fees based on any arrangement made by or on behalf of Aspect and for which any party hereto will have any liability or obligation.

     7.12 Tax Representations. To the knowledge of Aspect, each of the following representations are true, correct and complete and will continue to be true, correct and complete as of the Closing Date:

               (a) the Frontier Common Stock to be issued to Aspect at the Closing will not be issued in satisfaction of an indebtedness of Frontier or interest on indebtedness of Frontier;

               (b) other than as set forth in this Agreement and the Exhibits and Schedules hereto, the transfers of the Aspect Assets to Frontier are not the result of the solicitation of a promoter, broker, or investment house;

               (c) Frontier will not, other than specifically set forth in this Agreement, assume any liabilities of Aspect in connection with the Exchange;

               (d) other than as expressly set forth in this Agreement and the Exhibits hereto, there is no indebtedness between Aspect and Frontier and there will be no indebtedness created by Frontier in favor of Aspect or the Aspect Members as a result of the Exchange;

               (e) Aspect will receive Frontier Common Stock at the Closing approximately equal to the fair market value of the Aspect Assets transferred by Aspect to Frontier;

               (f) other than as set forth in this Agreement, Aspect will pay its own expenses, if any, incurred in connection with the Exchange;

               (g) Aspect is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code) and the Frontier Common Stock to be received in the Exchange will not be used to satisfy any indebtedness of such party;

               (h) All of the Frontier Common Stock that Aspect will receive as part of the Exchange will be received in exchange for the property transferred by Aspect to Frontier pursuant to this Agreement, and none of such common stock will constitute separate consideration for, or be allocable to, any employment, consulting or other services provided to (or that will be provided to) Frontier by Aspect or the Aspect Members (or any other person) either in connection with the Exchange or otherwise;

               (i) Except as set forth on Schedule 3.01, Aspect will not retain any rights or interests in the property transferred to Frontier as part of the Exchange; and

               (j) Aspect has no plan or intention to sell, exchange, or otherwise dispose of any of the Frontier Common Stock to be received by Aspect pursuant hereto.

     7.13 Disclosure. The representations, warranties and statements made by Aspect in this Agreement, and in the certificates and other documents delivered pursuant hereto, do not contain any untrue statement of a material fact, and, when taken together, do no omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE VIII
                         COVENANTS AND OTHER AGREEMENTS

     8.01 Access to Records and Properties. Except to the extent limited by agreement with third parties, between the date of this Agreement and the Closing Date, Frontier, Esenjay and Aspect shall give each other full access to all their respective premises, properties and books and records and will cause their respective employees, agents and representatives to furnish financial and operating data and other information with respect to each other party as the other from time to time reasonably requests; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the providing parties business. Any such furnishing of such information to the parties or any investigation by the parties, shall not affect each party's right to rely on any representations and warranties made in this Agreement. Except as required by law, all information furnished pursuant hereto shall not be disclosed and shall be kept confidential from all third parties unless the party who furnished such information consents in writing to the disclosure of all or part of such information. In the event of any termination of this Agreement, each party will return all documents, work papers and other materials (including all copies thereof) obtained pursuant hereto and in connection with the Exchange, and for a period of one year after such termination (i) will use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement, except to the extent required by law or unless such information is readily ascertainable from public or published information or trade sources, and (ii) will not use any of the information obtained in connection with the Exchange, except in connection therewith.

     8.02      Operation of the Business.

               (a) Frontier. From the date hereof to the Closing Date, except to the extent that Esenjay and Aspect shall otherwise consent, Frontier shall operate its respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, shall use its best efforts to preserve intact its respective present business organizations and relationships with persons having dealings with them. In addition, Frontier shall promptly notify Esenjay and Aspect of (i) the receipt by Frontier of any notice or claim, written or oral, of default or breach by Frontier, or of any modification, termination or cancellation, or threat of termination or cancellation, of any Frontier Material Agreement;
     (ii) any loss of, damage to, or disposition of any of Frontier's Oil and Gas Interests that is reasonably likely to have a Material Adverse Effect on Frontier; and (iii) after receipt of notice thereof by Frontier, Frontier shall give notice to Esenjay and Aspect of any claim or litigation, threatened or instituted, against Frontier, or of any other event or circumstance that has or may have a Material Adverse Effect on Frontier. Without the written consent of Esenjay and Aspect, Frontier (individually or in the aggregate) shall be prohibited from (w) entering into any single contract, commitment, indebtedness or liability in excess of $50,000; (x) making any change in the outstanding equity interests of Frontier Natural Gas Corporation or any of its Subsidiaries, granting any options, rights, calls or any other similar commitment or agreement with respect to the equity interest of such entities, from declaring any dividend or other distribution in respect of the equity interest of such entities or from repurchasing any outstanding equity interest;
     (y) increasing the compensation payable or to become payable by any such entities to any of its officers, directors, employees or other agents, other than in the ordinary course of business; and (z) committing or omitting any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof.

               (b) Esenjay. From the date hereof to the Closing Date, except to the extent Frontier and Aspect shall otherwise consent, Esenjay shall operate the business of Esenjay substantially as presently operated and only in the ordinary course and, consistent with such operation, shall use its best efforts to preserve intact its business organization and relationships. In addition, Esenjay shall promptly notify Frontier and

     Aspect of (i) the receipt by Esenjay of any notice or claim, written or oral, of default or breach by Esenjay, or of any modification, termination or cancellation, or threat of termination or cancellation, of any material agreement of Esenjay; (ii) any loss of, damage to, or disposition of any of the Esenjay Assets; and (iii) after receipt of notice thereof by Esenjay, give notice to Frontier and Aspect of any claim or litigation, threatened or instituted, against Esenjay, or of any other event or circumstance that has or may have a Material Adverse Effect on Esenjay. Without consent of Frontier and Aspect, Esenjay shall be prohibited (individually or in the aggregate) from (x) entering into any single contract, commitment, indebtedness or liability in excess of $100,000 which contract commitment, indebtedness or liability affects the ownership rights to the Esenjay Assets; (y) increasing the compensation payable or to become payable by any such entities to any of its officers, directors, employees or other agents, other than in the ordinary course of business and other than increases in compensation reflected on the employee list delivered to Frontier and Aspect pursuant to Section 6.20 hereof; and (z) committing or omitting any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof.

               (c) Aspect. From the date hereof to the Closing Date, except to the extent Frontier and Esenjay shall otherwise consent, Aspect shall operate the business of Aspect as it relates to the Aspect Assets substantially as presently operated and only in the ordinary course. In addition, Aspect shall promptly notify Frontier and Esenjay of (i) the receipt by Aspect of any notice or claim, written or oral, of default or breach by Aspect, or of any modification, termination or cancellation, or threat of termination or cancellation, of any material agreement relative to the Aspect Assets; (ii) any loss of, damage to, or disposition of any of the Aspect Assets; and (iii) after receipt of notice thereof by Aspect, give notice to Frontier and Esenjay of any claim or litigation, threatened or instituted, against Aspect and relating to the Aspect Assets.

               (d) All Parties. Each of the parties shall obtain the consent of the other parties prior to drilling any new wells on the Oil and Gas Interests of Frontier or the Oil and Gas Interests included in the Esenjay Assets and the Aspect Assets.

     8.03 Consents. The parties shall each use their best efforts to obtain the consent or approval of each person or Governmental Authority whose consent or approval shall be required in order to permit consummation of the Exchange.

     8.04 Announcements. All pre-Closing and post-Closing press releases, and other public announcements with respect to this Agreement and the Exchange shall be approved by Frontier prior to the issuance thereof; provided, however, any pre-Closing press release of Frontier with respect to this Agreement also shall be presented prior to the issuance thereof to Aspect and Esenjay for their comments. Frontier shall, within the confines of its fiduciary and regulatory obligations, use its reasonable best efforts to incorporate the comments of Aspect and Esenjay but will not be required to do so.

     8.05      No Solicitations.

               (a) Frontier shall not directly or indirectly, through any officer, director, employee, representative or agent, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sales of shares of capital stock of Frontier, whether or not in writing and whether or not delivered to the stockholders of Frontier generally (including by way of a tender offer), or similar transactions involving Frontier (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Section 8.05 or any other provision of this Agreement shall prevent the Board of Directors of Frontier from considering or negotiating an unsolicited bona fide Acquisition Proposal. If the Board of Directors of Frontier, after duly considering advice, written or otherwise, of outside counsel and financial advisors to Frontier, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement, and the transactions contemplated hereby or thereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (x) Frontier shall not enter into any agreement with respect to the Superior Proposal and (y) any other obligation of Frontier under this Agreement shall not be affected, unless this Agreement is terminated pursuant to Section 13.01(f) hereof prior to or simultaneously with the grant of such approval or the making of such recommendation. As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire Frontier pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the Board of Directors determines in its good faith judgment to be more favorable to Frontier's stockholders than the transactions contemplated by this Agreement (after considering the advice, written or otherwise, of Frontier's professional advisors).

               (b) Frontier shall promptly notify Aspect and Esenjay after receipt of any formal, informal, written or oral Acquisition Proposal or any request for nonpublic information relating to Frontier in connection with an Acquisition Proposal or for access to the properties, books or records of Frontier that informs the Board of Directors of Frontier that the proposer is considering making, or has made, an Acquisition Proposal. Such notice to Aspect and Esenjay shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

               (c) If the Board of Directors of Frontier receives a request for material nonpublic information by a person who makes or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make, a bona fide Acquisition Proposal, Frontier may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between Frontier, Aspect and Esenjay, provide such person with access to information regarding Frontier.

               (d) Nothing contained in this Section 8.05 shall prevent Frontier from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

     8.06 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the others of (a) any representation or warranty contained herein and made by such party or parties being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of such party or parties contained herein to be untrue or inaccurate on the Closing Date, or (c) any failure of a party or of the parties to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it or them hereunder.

     8.07      Financing Covenants.

               (a) Bridge Financing Agreement. As a part of the prior agreements between the parties, Aspect has committed to loan to Frontier amounts of up to $1,800,000 which commitment shall survive the execution of this Agreement and the Closing under this Agreement. The terms and provisions of this commitment are included in the Bridge Financing Agreement attached as Exhibit "A" hereto and which shall be referred to herein as the "Initial Bridge Facility". Aspect shall not be committed or obligated in any manner to advance more than $1,800,000 under the Initial Bridge Facility or to otherwise amend or extend the Initial Bridge Facility if Frontier fails to secure the New Debt (as hereinafter defined) or to complete the Public Equity Transaction (as hereinafter defined) or for any other reason whatsoever.

               (b) New Debt Financing. In addition to the Initial Bridge Facility, Aspect, Esenjay and Frontier are negotiating with commercial banks and other independent third parties for a secured, revolving credit facility in amounts projected to finance certain exploration and 3-D seismic costs, leasehold acquisition and development of oil and gas properties, and for general corporate purposes (the "New Debt"). It is contemplated that such New Debt may be in addition to the Initial Bridge Facility and will be used in part to provide working capital for Esenjay prior to the Closing Date. Aspect, Esenjay and Frontier agree to work in conjunction with one another in order to secure an appropriate commitment or commitments for such New Debt; provided, however, that no party shall be required to advance any amounts to any other party in connection with such efforts to secure an appropriate commitment or commitments. No agreement with respect to the New Debt shall be entered into without the mutual agreement of the parties hereto. The New Debt may be structured to include the Initial Bridge Facility, in which case any advances under the Bridge Financing Agreement shall be repaid, and the commitments of Aspect under the Bridge Financing Agreement terminated, if and only if the New Debt has terms at least as favorable to Frontier as those under the Bridge Financing Agreement and is sufficient in amount to cover the working capital expenses of Frontier and Esenjay through the Closing Date. It is, however, agreed to by each party hereto that a commitment for the New Debt is not a condition precedent to funding of the Bridge Financing Agreement or to Closing.

     8.08 Public Equity Transaction. The parties acknowledge that Frontier, following the Closing, intends, to evaluate the public offer and sale of equity securities of Frontier in a firm-commitment underwritten transaction registered under the Securities Act and, subject to such evaluation, intends to accomplish such transaction prior to June of 1998 ("Public Equity Transaction").

     8.09 Reconstituted Frontier Board of Directors. The following slate of individuals shall be nominated to the Board of Directors of Frontier and shall be vote on pursuant to the Proxy Statement/Prospectus:

               (a) For a term expiring at Frontier's annual shareholder meeting in 2000, Alex M. Cranberg, Michael E. Johnson and an independent director.

               (b) For a term expiring at Frontier's annual shareholder meeting in 1999, Alex B. Campbell, Charles J. Smith and David W. Berry.

               (c) For a term expiring at Frontier's annual shareholder meeting in 1998, Esenjay designee and an independent director.

     8.10 Management of Frontier. Immediately after the Closing, the executive officers of Frontier will be as follows: David W. Berry shall be Chairman of the Board of Directors, Michael E. Johnson shall be President, Charles J. Smith shall be Chairman of the Executive Committee of the Board of Directors, Alex M. Cranberg shall be Vice Chairman of the Board of Directors and Chairman of the Audit Committee thereof (to be established), and David B. Christofferson shall be General Counsel and an executive officer with a title to be determined by Frontier's Board of Directors. Nothing in this Section 8.10 is intended (a) to prevent the Board of Directors from changing the executive officers of Frontier from time to time at its discretion or (b) to provide any guarantees or assurances of continued employment of any of the foregoing individuals by Frontier.

     8.11 Registration Statement and Proxy Statement/Prospectus; Frontier Stockholders' Meeting.

               (a) As promptly as practical, after the execution of this Agreement, Frontier shall prepare and file with the SEC the Proxy Statement/Prospectus to be sent to its stockholders in connection with the meeting of Frontier's stockholders (the "Frontier Stockholders' Meeting") to consider the Exchange and Frontier shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Frontier shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon after such filing as is practical. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Frontier in favor of this Agreement and the Exchange. Frontier shall make all other necessary filings with respect to the Exchange and the issuance of Frontier Common Stock required under the Securities Act and the Exchange Act.

               (b) Aspect and Esenjay will cooperate in the preparation of the Registration Statement and the Proxy Statement/Prospectus and will as promptly as practicable after the date hereof furnish all such data and information relating to it as Frontier may reasonably request for the purpose of including such data and information in the Registration Statement and Proxy Statement/Prospectus. Frontier shall notify Aspect and Esenjay of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence to and from the SEC with respect to the Registration Statement or the Proxy Statement/Prospectus. Frontier shall give Aspect and Esenjay and their counsel the opportunity to review the Registration Statement and the Proxy Statement/Prospectus and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Frontier agrees to use its commercially reasonable efforts, after consultation with Aspect and Esenjay to respond promptly to all such comments of and requests by the SEC and to cause (i) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective for as long as is necessary to consummate the Exchange, and (ii) the Proxy Statement/ Prospectus to be mailed to the holders of Frontier Common Stock and the Frontier Preferred Stock entitled to vote at the Frontier Stockholders' Meeting at the earliest practicable time. No amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus shall be made by Frontier without first providing Aspect and Esenjay with reasonable opportunity to review such amendment or supplement. Frontier shall, within the confines of its fiduciary and regulatory obligations, use its reasonable best efforts to incorporate or otherwise address the comments of Aspect and/or Esenjay after their review of such documents.

               (c) Frontier shall, as soon as practicable following effectiveness of the Registration Statement, take all action necessary under the OGCA and its Certificate of Incorporation and Bylaws to convene the Frontier Stockholders' Meeting of its stockholders for the purpose of approving the Exchange, among other things. Included in the issues required to be approved by the Shareholders of Frontier shall be
     (i) closing of the acquisition of the Aspect Assets, (ii) closing of the acquisition of the Esenjay Assets, (iii) an amendment to Frontier's Certificate of Incorporation authorizing the issuance of additional shares of Frontier Common Stock sufficient in amount to provide Frontier with authorized, but unissued and unreserved, shares of Frontier Common Stock, adequate to satisfy its obligations under this Agreement and any contemplated stock issuances under the Public Equity Transaction,
     (iv) authorizing the change of Frontier's state of incorporation from Oklahoma to Delaware, (v) election of the slate of nominees for the Board of Directors as set forth in Section 8.09 of this Agreement, and (vi) any other provision hereof its counsel advises Frontier requires specific approval in order to fully implement the provisions of this Agreement. Frontier shall use commercially reasonable efforts to cause the Frontier Stockholders' Meeting to be held as soon as practicable after the date hereof.

               (d) Frontier shall take such action as may be necessary to insure that (i) the information included in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and
     (ii) the information included in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Frontier, at the time of the Frontier Stockholders' Meeting, and at the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Frontier Stockholders' Meeting which has become false or misleading.

               (e) Aspect and Esenjay shall take such action as may be necessary to insure that any information or data provided by them to Frontier in connection with the Proxy Statement/Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy


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

     Statement/Prospectus or necessary to make the statements in the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading.

     8.12 Tax Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the Exchange. Each of the parties shall not take or fail to take any action if such action or omission would cause any of the parties or their shareholders or members to recognize gain or loss for federal income tax purposes as a result of the exchange of Frontier Common Stock for the Esenjay Assets or the Aspect Assets. Aspect and Esenjay shall, and shall cause their members or shareholders to, reasonably cooperate in the preparation and delivery to Frontier and its counsel of tax certificates or similar documents that may be necessary or appropriate in connection with the preparation of tax opinions or other items regarding the tax matters associated with this Agreement and the Exchange.

     8.13 Name Change. Within three (3) days of Closing, Frontier shall take all steps necessary or appropriate to change its name from "Frontier Natural Gas Corporation" to "Esenjay Resources Corporation" or a similar name as is legally available and as may be agreed to among the parties hereto prior to Closing and Esenjay shall consent to the use of such name and execute any documents reasonably requested by Frontier to evidence such consent. In the event that Esenjay retains the name "Esenjay Petroleum Corporation," Esenjay agrees not to assign the rights to such name to any person or entity other than Frontier.

     8.14      Frontier Ownership Dilution.

               (a) Frontier Option Plan. At or prior to Closing, Frontier shall adopt a long-term incentive plan for its officers, directors, employees and consultants that is mutually acceptable to Esenjay, Aspect and Frontier ("Frontier Option Plan"). The Frontier Option Plan shall provide for grants of stock and stock-oriented awards, including stock options and similar arrangements with respect to Frontier Common Stock. In addition, the parties agree initially that an amount equal to approximately fifteen percent (15%) of the shares of the outstanding Frontier Common Stock after giving effect to Closing, and any existing Frontier option plans, shall be authorized for awards under the Frontier Option Plan. The parties agree to seek the approval of Frontier's shareholders for such incentive plan at Frontier's next annual shareholders meeting following the Closing.

               (b) Public Equity Transaction. The Public Equity Transaction may dilute the interests of all holders of Frontier Common Stock.


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

     8.15      Liabilities and Obligations of Esenjay and Aspect.

               (a) Esenjay. With respect to the Esenjay Assets, Esenjay agrees to retain and to release and hold the other parties harmless from all claims, costs, expenses, liabilities and obligations attributable to the period of time prior to the Effective Date.

               (b) Aspect. With respect to the Aspect Assets, Aspect agrees to retain and to release and hold the other parties harmless from all claims, costs, expenses, liabilities and obligations attributable to the period of time prior to the Effective Date or, in the case of Post Effective Date Costs, from the period of time prior to January 1, 1998.

     8.16 Esenjay Wind-down. Subsequent to the closing of the Exchange, Esenjay shall continue to operate, but shall do so only in a wind-down mode. Esenjay shall not compete with Frontier in connection with the business of Frontier, provided, however, Esenjay shall be legally entitled to take all steps reasonably necessary to maximize the value of the oil and gas properties retained by Esenjay subsequent to the closing of the Exchange, including, but not limited to, drilling wells, recompleting existing wells, farming out its interest and selling oil and natural gas. After the Closing, Esenjay may utilize the services of Frontier's employees to facilitate its winding down, provided that such utilization does not interfere with the ability of such employees to satisfy or complete their duties or responsibilities to Frontier and provided further that Esenjay shall reimburse Frontier for such services to the extent such services exceed $5,000 per month (based upon criteria determined by Frontier's Board of Directors in its reasonable discretion).


                                      ARTICLE IX
                                      CONDITIONS

     9.01 Conditions to Obligations of Esenjay and Aspect. All obligations of Esenjay and Aspect at the Closing are subject to the fulfillment of each of the following conditions precedent at or prior to the Closing, any of which may be waived in whole or in part by mutual agreement:

               (a) Representations and Warranties. All representations and warranties of Esenjay and Frontier, in the case of Aspect, and Aspect and Frontier, in the case of Esenjay, contained herein or in any document delivered pursuant hereto which are qualified by materiality thresholds shall be true and correct in all respects when made and as of the Closing, and the representations and warranties which are not qualified by materiality thresholds shall be true and correct in all material respects, except for the representations and warranties set forth in Section 4.05 which shall be true and correct in all respects. For purposes of this
     Section 9.01(a) only, a representation shall be false or inaccurate if the factual matter that is the subject of the representation is false or inaccurate notwithstanding any lack of knowledge of or notice to the warrantor.

               (b) Covenants, Agreements and Obligations. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Frontier, Esenjay or Aspect at or before the Closing shall have been properly performed and complied with in all respects.

               (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to (i) Frontier in the case of Aspect and Esenjay, (ii) the Esenjay Assets in the case of Aspect only, or (iii) the Aspect Assets in the case of Esenjay only.

               (d) Delivery of Documents. All documents, certificates or other instruments required to be delivered to Aspect, Esenjay and Frontier at or prior to the Closing shall have been so delivered.

               (e) Bank of America Consent. Bank of America Illinois shall have consented to the Exchange and waived any existing defaults under Frontier's credit agreement with Bank of America Illinois.

               (f) Preferred Stock Redemption. All of the issued and outstanding Frontier Preferred Stock as of the date hereof shall have been called for redemption by Frontier and Frontier shall have deposited in an escrow account funds sufficient to pay the holders of the Frontier Preferred Stock all amounts such holders are entitled to receive in connection with the redemption of the Frontier Preferred Stock.

               (g) Esenjay Financial Statements. Esenjay shall deliver to Frontier and Aspect (i) on or before January 31, 1998, financial statements for its fiscal year ending March 31, 1997 and (ii) on or before February 10, 1998, financial statements for the nine month period ending December 31, 1997. The financial statements delivered hereunder shall be unaudited and internally prepared, but shall be prepared in accordance with GAAP (including any footnotes required thereby) and shall consist of a balance sheet, a statement of income, a statement of cash flows and a statement of shareholders' equity. This condition shall not be a condition of Esenjay to Closing.

     9.02 Conditions to Obligations of Frontier. All obligations of Frontier hereunder are subject, at the option of Frontier, to the fulfillment of each of the following conditions precedent at or prior to the Closing, any of which may be waived in whole or in part by Frontier:

               (a) Representations and Warranties. All representations and warranties of Aspect and Esenjay contained herein or in any document delivered pursuant hereto which are qualified by materiality thresholds shall be true and correct in all respects when made and as of the Closing, and the representations and warranties which are not qualified by materiality thresholds shall be true and correct in all material respects. For purposes of this Section 9.02(a) only, a representation shall be false or inaccurate if the factual matter that is the subject of the representation is false or inaccurate notwithstanding any lack of knowledge of or notice to the warrantor.

               (b) Covenants, Agreements and Obligations. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Aspect or Esenjay at or before the Closing shall have been properly performed and complied with in all respects.

               (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Aspect Assets or to Esenjay or to the Esenjay Assets.

               (d) Delivery of Documents. All documents, certificates or other instruments required to be delivered to Frontier at or prior to the Closing shall have been so delivered.

               (e) Compliance. Aspect shall be in full compliance with its obligations pursuant to the Bridge Financing Agreement.

               (f) Esenjay Financial Statements. Esenjay shall deliver to Frontier (i) on or before January 31, 1998, financial statements for its fiscal year ending March 31, 1997 and (ii) on or before February 10, 1998, financial statements for the nine month period ending December 31, 1997. The financial statements delivered hereunder shall be unaudited and internally prepared, but shall be prepared in accordance with GAAP (including any footnotes required thereby) and shall consist of a balance sheet, a statement of income, a statement of cash flows and a statement of shareholders' equity.

     9.03 Conditions to Obligations of All Parties. The respective obligations of each party are subject to the fulfillment of each of the following conditions precedent at or prior to the Closing:

               (a) Shareholder Approval. The shareholders of Frontier shall have duly and validly approved Frontier's execution of this Agreement and the consummation of the Exchange.

               (b)  Other Consents and Approvals.   All consents, approvals,
     permits and authorizations required to be obtained prior to the Closing from any Governmental Authority or other person in connection with the consummation of the Exchange, and any preferential right to purchase an interest in any Oil and Gas Interest included in the Aspect Assets or Esenjay Assets as a result of the Exchange, shall have been obtained, made or waived, except where such failure to obtain such consents, approvals, permits, authorizations or waiver would not be reasonably likely to result in a Material Adverse Effect on Frontier (assuming the Exchange is consummated).

               (c) Pending Actions. None of the parties shall be subject to any writ, order, decree or injunction of a court of competent jurisdiction which prohibits or restricts the consummation of the Exchange or any pending or threatened action seeking such relief or seeking damages as a result thereof.

               (d) Officers of Frontier. Consistent with Section 8.10, the principal officers of Frontier shall be designated in writing at the Closing to take office effective immediately after the Closing.

               (e)  Fairness Opinion.  The fairness opinion of GBI described in
     Article V hereof, in form and substance satisfactory to counsel for Frontier, shall have been delivered to Frontier and copies thereof shall be delivered to Aspect and Esenjay.

               (f) Operating Agreement. Frontier, Aspect and Esenjay shall approve a form of operating agreement, mutually acceptable to each of them, that addresses the operation of the Oil and Gas Interests jointly owned by Frontier and Aspect and/or Esenjay. Following the Closing, the parties agree to execute such form of operating agreement in the case of any operations on such Oil and Gas Interests which are not already subject to an operating agreement.


                                      ARTICLE X
                                     DELIVERIES

     10.01 Deliveries by Frontier. Subject to the written waiver of Aspect and Esenjay, Frontier shall execute, as appropriate, and deliver at the Closing all of the following documents and instruments:

               (a) stock certificates of Frontier Natural Gas Corporation, in each case duly endorsed, properly authenticated and in proper form, necessary to issue to Aspect and Esenjay the shares of Frontier Common Stock issuable pursuant to this Agreement and the Related Documents;

               (b) a certificate dated the Closing Date signed by an appropriate executive officer of Frontier certifying that, as of the Closing Date, the representations and warranties of Frontier are accurate, true and correct with the same force and effect as though made on the Closing Date;

               (c) certificates dated the Closing Date signed by an appropriate executive officer of Frontier certifying, among other things, Frontier's By-laws and the resolutions of Frontier's Board of Directors and shareholders approving this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on its behalf);

               (d) a copy of Frontier's articles of incorporation which have been filed with the Secretary of State of its State of incorporation, certified as of a recent date by the Secretary of State of its State of incorporation;

               (e) the Registration Rights Agreement substantially in the form of Exhibit "B";

               (f) a certificate of good standing with respect to Frontier, issued not earlier than 10 days prior to the Closing Date by the Secretary of State of its State of incorporation;

               (g) an Assignment, Bill of Sale and Conveyance Agreement with respect to the Aspect Assets substantially in the form of Exhibit "C";

               (h) an Assignment, Bill of Sale and Conveyance Agreement with respect to the Esenjay Assets substantially in the form of Exhibit "D";

               (i) the Technical Services Agreements with Esenjay and Aspect, in form mutually acceptable to the parties thereto;

               (j) the Land Consulting Services Agreements with Esenjay and Aspect, in form mutually acceptable to the parties thereto;

               (k) a Section 351 Plan of Exchange, in form and substance mutually acceptable to the parties hereto;

               (l) the written opinion of Porter & Hedges, L.L.P., counsel to Frontier, substantially in the form of Exhibit "F";

               (m) an opinion of Chamberlain, Hrdlicka, White, Williams & Martin, tax counsel to Frontier (or other counsel to Frontier which is reasonably acceptable to Aspect and Esenjay), acceptable in form and substance to counsel for Aspect and

     Esenjay stating that the Exchange satisfies the requirements of Section 351 of the Code and will be tax-free to Aspect and Esenjay;

               (n) the written resignation of each member of the Board of Directors of Frontier, other than David W. Berry;

               (o)  the fairness opinion of GBI described in Article V hereof;

               (p) evidence satisfactory to Aspect and Esenjay that Frontier's state of incorporation has been changed from Oklahoma to Delaware;

               (q) such verified tax lien, Uniform Commercial Code and judgment searches relating to Frontier as may be reasonably required by Aspect or Esenjay; and

               (r) without limitation by specific enumeration of the foregoing, all other documents and instruments reasonably required or requested by Aspect or Esenjay to consummate the Exchange.

     10.02 Deliveries by Esenjay. Subject to the written waiver by Frontier and Aspect, Esenjay shall execute, as appropriate, and deliver at the Closing all of the following documents and instruments:

               (a) a certificate dated the Closing Date signed by an appropriate executive officer of Esenjay certifying that, as of the Closing Date, the representations and warranties of Esenjay are accurate, true and correct with the same force and effect as though made on the Closing Date;

               (b) certificates dated the Closing Date signed by an appropriate executive officer of Esenjay certifying, among other things, Esenjay's By-laws and the resolutions of Esenjay's Board of Directors and shareholders approving this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on its behalf);

               (c) a copy of Esenjay's articles of incorporation which have been filed with the Secretary of State of its State of incorporation, certified as of a recent date by the Secretary of State of its State of incorporation;

               (d) the Registration Rights Agreement substantially in the form of Exhibit "B";


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

               (e) a certificate of good standing with respect to Esenjay, issued not earlier than 10 days prior to the Closing Date by the Secretary of State of its State of incorporation;

               (f) an Assignment, Bill of Sale and Conveyance Agreement with respect to the Esenjay Assets substantially in the form of Exhibit "D";

               (g)  [Intentionally omitted];

               (h) the Technical Services Agreement between Esenjay and Frontier, in form mutually acceptable to the parties thereto;

               (i) the Land Consulting Services Agreement between Esenjay and Frontier, in form mutually acceptable to the parties thereto;

               (j) a Section 351 Plan of Exchange, in form and substance mutually acceptable to the parties hereto;

               (k) a letter regarding the limited guaranty of the Esenjay Shareholders substantially in the form of Exhibit "H";

               (l) the written opinion of Pollicoff, Smith, Myres & Remels, L.L.P., counsel to Esenjay, substantially in the form of Exhibit "I";

               (m) such verified tax lien, Uniform Commercial Code and judgment searches relating to Esenjay as may be reasonably required by Aspect or Frontier; and

               (n) without limitation by specific enumeration of the foregoing, all other documents and instruments reasonably required or requested by Aspect or Frontier to consummate the Exchange.

     10.03 Deliveries by Aspect. Subject to the written waiver by Frontier and Esenjay, Aspect shall execute, as appropriate, and deliver at the Closing all of the following documents and instruments:

               (a) a certificate dated the Closing Date signed by a manager of Aspect certifying that, as of the Closing Date, the representations and warranties of Aspect are accurate, true and correct with the same force and effect as though made on the Closing Date;

               (b) certificates dated the Closing Date signed by a manager of Aspect certifying, among other things, Aspect's Operating Agreement and the resolutions of


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

     Aspect's managers and members approving this Agreement and the Related Documents to which it is a party and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on its behalf);

               (c) a copy of Aspect's articles of organization which have been filed with the Secretary of State of its State of organization, certified as of a recent date by the Secretary of State of its State of organization;

               (d) the Registration Rights Agreement substantially in the form of Exhibit "B";

               (e) a certificate of good standing with respect to Aspect, issued not earlier than 10 days prior to the Closing Date by the Secretary of State of its State of organization;

               (f) an Assignment, Bill of Sale and Conveyance Agreement with respect to the Aspect Assets substantially in the form of Exhibit "C";

               (g)  [Intentionally omitted];

               (h) the Technical Services Agreement between Aspect and Frontier, in form mutually acceptable to the parties thereto;

               (i) the Land Consulting Services Agreement between Aspect and Frontier, in form mutually acceptable to the parties thereto;

               (j) a Section 351 Plan of Exchange, in form and substance mutually acceptable to the parties hereto;

               (k) a letter regarding the limited guaranty of the Aspect Members substantially in the form of Exhibit "J";

               (l) the written opinion of Davis, Graham & Stubbs LLP, counsel to Aspect, substantially in the form of Exhibit "K";

               (m) such verified tax lien, Uniform Commercial Code and judgment searches relating to Aspect as may be reasonably required by Frontier or Esenjay; and

               (n) without limitation by specific enumeration of the foregoing, all other documents and instruments reasonably required or requested by Frontier or Esenjay to consummate the Exchange.


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

                                      ARTICLE XI
                       VALUATION ADJUSTMENTS FOR TITLE DEFECTS

     11.01     Buyer and Seller.  For purposes of this Article XI and
Article XII, the terms "Buyer" and "Seller" shall have the following meanings:
(a) with respect to the Oil and Gas Interest owned by Frontier, Frontier shall be the Seller and Esenjay and/or Aspect shall be the Buyer; (b) with respect to the Esenjay Assets, Esenjay shall be the Seller and Aspect and/or Frontier shall be the Buyer; and (c) with respect to the Aspect Assets, Aspect shall be the Seller and Frontier and/or Esenjay shall be the Buyer. Any references in this
Article XI or in Article XII to Oil and Gas Interests of a party shall mean
(i) in the case of Frontier, the Oil and Gas Interests set forth on
Schedule 4.17, (ii) in the case of Esenjay, the Oil and Gas Interests set forth on Schedule 2.01, and (iii) in the case of Aspect, the Oil and Gas Interests set forth on Schedule 3.01.

     11.02 Allocated Value of Oil and Gas Interests. For the purposes of any adjustment to the valuation of a particular party's Oil and Gas Interest, the value of each party's Oil and Gas Interests shall be mutually agreed by the parties.

     11.03 Notice of Title Defects. Buyer shall deliver to Seller a written notice of Title Defects ("Notice of Title Defects") as soon as possible but no later than January 19, 1998 at 5:00 p.m. Central Time. As a condition precedent to the effectiveness of such notice, the Notice of Title Defects shall describe with reasonable particularity the Title Defect, the basis for the Title Defect, and Buyer's good faith estimate of the reduction in the particular Oil and Gas Interest's Allocated Value caused by the Title Defect ("Title Defect Value") and associated calculations.

     11.04 Adjustments. If the Title Defect Value of a particular party's aggregate Title Defects does not exceed $125,000 in the case of Frontier and $250,000 in the case of Aspect or Esenjay (the "Defect Limit"), there shall be no adjustment to the aggregate Allocated Value for such party's Oil and Gas Interests. If the sum of all Title Defect Values attributable to a particular party's Oil and Gas Interests equals or exceeds the Defect Limit, then (a) if the Seller is Esenjay or Aspect either (i) the basis for the Title Defect shall be removed by Seller, at its sole cost and expense prior to Closing, or Seller may agree (by a written instrument delivered to Frontier and in form satisfactory to Frontier) to cure such Title Defect no later than ninety
(90) days after Closing, or (ii) Seller shall replace the Oil and Gas Interest subject to the Title Defect with other Oil and Gas Interests (in an amount equal to the full amount of the Title Defect Value), acceptable to Buyer; or (b) if the Seller is Frontier, the parties shall adjust the Esenjay Assets and the Aspect Assets, in a manner satisfactory to Esenjay and Aspect, to decrease the assets being conveyed by Esenjay and Aspect to Frontier by the aggregate Title Defect Value.

     11.05 Casualty Loss. Prior to Closing, if a portion of the Oil and Gas Interests is destroyed by fire or other casualty, is taken or threatened to be taken in condemnation or under the right of


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

eminent domain ("Casualty Loss"), Buyer shall purchase the Oil and Gas Interests at Closing for the Allocated Value of the Oil and Gas Interests reduced by the estimated cost to repair such Oil and Gas Interests (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the "Net Casualty Loss").

     11.06 Dispute Resolution. The parties agree to resolve disputes concerning the following matters pursuant to this Section 11.06: (a) the Title Defect Value, (b) the existence of a Title Defect, (c) the amount of Net Casualty Loss, (d) the adequacy of Title Defect curative materials submitted pursuant to Section 11.04, (e) the existence of an Environmental Defect or
(f) the Environmental Defect Value (collectively, the "Disputed Matters"). The parties agree to attempt to initially resolve all disputes through good-faith negotiations. If the parties cannot resolve such disputes on or before one day prior to Closing, the Disputed Matters shall be finally determined by the Houston office of the accounting firm of Coopers & Lybrand (the "Accounting Firm"), taking into account the factors set forth in this Article XI and employing such independent attorneys, petroleum engineers and environmental consultants as such firm deems necessary or as reasonably requested by the parties. Buyer and Seller shall present their respective positions in writing to the Accounting Firm, together with such evidence as each party deems appropriate. If any party fails to provide the Accounting Firm with its written position within ten (10) business days of the Accounting Firm's written request for such position, the party failing to timely provide such written position shall be treated as acquiescing in the other party's proposed resolution of the dispute. The Accounting Firm shall be instructed to resolve the dispute through a final decision within thirty (30) days after submission of the parties' respective positions to the Accounting Firm. The costs incurred in employing the Accounting Firm shall be borne equally by Buyer and Seller, unless either Buyer or Seller fails to timely provide the Accounting Firm with its written position regarding the dispute (to the extent requested by the Accounting Firm in accordance with the provisions hereof), in which case the party failing to provide a written position shall pay all of the costs incurred in employing the Accounting Firm. After the Accounting Firm makes a determination as to all disputes, the Accounting Firm shall instruct Seller to (i) if the Seller is Esenjay or Aspect, transfer, assign, convey and deliver replacement or additional Oil and Gas Interests to Frontier, which replacement or additional Oil and Gas Interests shall have a value equal to the Title Defect Value or the Environmental Defect Value, the case may be and as determined by the Accounting Firm, and must be satisfactory to Frontier, or (ii) if the Seller is Frontier, adjust the Esenjay Assets and the Aspect Assets, in a manner satisfactory to Esenjay and Aspect, to decrease the assets being conveyed by Esenjay and Aspect to Frontier by the aggregate Title Defect Value or the Environmental Defect Value, as the case may be and as determined by the Accounting Firm.

     11.07 Preferential Rights and Consents. For the purposes of this Section, Seller shall mean Esenjay or Aspect and Buyer shall mean Frontier.

               (a) Pre-Closing. Seller shall use its reasonable best efforts to obtain all required consents and to give notices required in connection with preferential purchase rights prior to Closing. If a party discovers other affected properties during the course of its due diligence activities, that party shall notify
     Seller immediately and Seller shall use its reasonable best efforts to obtain such consents and to give the notices required in connection with the preferential rights prior to Closing.

               (b) Consents. Except for consents and approvals which are customarily obtained post-Closing and those consents which would not invalidate the conveyance of the Oil and Gas Interests included in the Esenjay Assets or the Aspect Assets, if a necessary consent to assign any lease has not been obtained as of the Closing, then (i) the portion of the Oil and Gas Interests for which such consent has not been obtained shall not be excluded from the Oil and Gas Interests at the Closing, (ii) Seller shall use its reasonable best efforts to obtain such consent as promptly as possible following Closing, and (iii) if such consent has not been obtained within six months of the Closing Date (A) the portion of the Oil and Gas Interests for which the necessary consent has not been obtained shall be reconveyed by Frontier to Seller effective as of the Effective Date and shall be excluded from the Oil and Gas Interests conveyed by Seller to Frontier and (B) Seller shall transfer, assign and convey to Frontier other Oil and Gas Interests equivalent in value to the Allocated Value for such reconveyed portion less the net proceeds of production that have been received by Frontier as of the time of the reconveyance. The parties shall reasonably cooperate with each other in obtaining any required consent including providing assurances of reasonable financial conditions, but a party shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

               (c)  Preferential Rights.

                    (i) Pre-Closing. If any preferential right to purchase any portion of the Oil and Gas Interests included in the Esenjay Assets and/or the Aspect Assets is exercised prior to the Closing Date, the Oil and Gas Interest for which such preferential right is exercised shall be excluded from the Oil and Gas Interest of the affected Seller and the affected Seller shall assign and convey to Frontier other Oil and Gas Interests, acceptable to Frontier, equivalent in value to the Allocated Value of such affected Oil and Gas Interests. All Oil and Gas Interests that are subject to preferential rights to purchase that have not been exercised as of the Closing shall be conveyed to Frontier at the Closing.

                    (ii) Post-Closing. If any such preferential right is exercised after Closing, Frontier agrees to convey such affected Oil and Gas Interests to the party exercising such right on the same terms and conditions under which Seller conveyed such Oil and Gas Interests to Frontier and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Frontier shall prepare, execute and deliver a form of conveyance of such interests to such

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

     such exercising party, such conveyance to be in form and substance as provided in this Agreement.

               (d)  Exclusive Remedy.  The remedies set forth in this
     Section 11.07 are the exclusive remedies for exercised preferential purchase rights and required consents to assign the Oil and Gas Interests that are not obtained.


                                     ARTICLE XII
                    VALUATION ADJUSTMENT FOR ENVIRONMENTAL DEFECTS

     12.01     Environmental Liabilities and Obligations.

               (a) Esenjay Assets. As of the Effective Date and with respect to the Esenjay Assets, Esenjay agrees to retain and release the other parties from all claims, costs, expenses, liabilities and obligations attributable to the period of time prior to the Effective Date.

               (b) Aspect Assets. As of the Effective Date and with respect to the Aspect Assets, Aspect agrees to retain and release the other parties from all claims, costs, expenses, liabilities and obligations attributable to the period of time prior to the Effective Date.

     12.02 Environmental Defect Notice. Buyer may conduct an environmental review of Seller's Oil and Gas Interests and give Seller a written notice of Environmental Defects ("Environmental Defect Notice"). As a condition precedent to the effectiveness of such notice, an Environmental Defect Notice must be received on or before January 19, 1998 at 5:00 p.m. Central Time and shall state with reasonable particularity the name of the affected Oil and Gas Interest, the condition in, on or under the Oil and Gas Interest that causes the Environmental Defect, substantiation for the Environmental Defect, and the estimated cost to remediate the Oil and Gas Interest. If Buyer fails to timely deliver a valid Environmental Defect Notice with respect to an Oil and Gas Interest, Buyer shall be deemed to have accepted the environmental condition in, on and under that Oil and Gas Interest and shall be deemed to have waived its right to claim an Environmental Defect with respect to that Oil and Gas Interest, except in the event of the breach of a representation or warranty of Seller hereunder.

     12.03 Remedies. Each particular party's Oil and Gas Interests shall be treated independently for the purposes of this Section. If Buyer delivers a valid Environmental Defect Notice to Seller and if the aggregate Environmental Defects claimed exceeds the Defect Limit, Seller shall have the following options: (a) remediate the Environmental Defect; or (b) contest the existence of an Environmental Defect or Buyer's good-faith estimate of the costs associated with remediation of the Environmental Defect; or (c) replace the Oil and Gas Interest subject to the Environmental Defect with other equivalent property that would qualify as an Oil and Gas Interest with a similar Allocated Value. If the estimated cost of Remediation of an Oil and Gas Interest exceeds twenty-five percent (25%) of the Allocated Value of such Oil and Gas Interest, Buyer or Seller may elect to remove the affected Oil and Gas Interest from its Oil and Gas Interests hereunder by notifying Seller or Buyer in writing on or prior to Closing, in which case
(i) if the Seller is Esenjay or Aspect, the Seller shall replace the Oil and Gas Interest subject to the Environmental Defect with other Oil and Gas Interests (in an amount equal to the full amount of the affected Oil and Gas Interest), acceptable to Buyer; or (ii) if the Seller is Frontier, the parties shall adjust the Esenjay Assets and the Aspect Assets, in a manner satisfactory to Esenjay and Aspect, to decrease the assets being conveyed by Esenjay and Aspect to Frontier by the Allocated Value of the affected Oil and Gas Interest.

     12.04 Contested Environmental Defects. If Seller contests the existence of an Environmental Defect or Buyer's good-faith estimate of costs of remediation of an Environmental Defect ("Environmental Defect Value"), the contesting party shall notify the other party in writing on or before two business days prior to Closing ("Rejection Notice"). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the good-faith estimate of the Environmental Defect Value. Within five business days of receipt of the Rejection Notice, representatives of the parties, knowledgeable in environmental matters, shall meet and, within ten business days after receipt of such Rejection Notice, either (i) mutually agree to reject the particular Environmental Defect or
(ii) agree on the validity of such Environmental Defect and the Environmental Defect Value, in which case the party receiving the notice shall proceed to remediate the Environmental Defect as provided herein, or reduce the value of the particular Oil and Gas Interest, as the case may be. If the parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 11.06. If a party fails to timely deliver a Rejection Notice, that party shall be deemed to have accepted the validity of the Environmental Defect and the other party's good-faith estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this section.

     12.05 Exclusive Remedies. The rights and remedies granted each party in this Article are the exclusive rights and remedies against the other party related to any Environmental Defect for which a party has received a valid Environmental Defect Notice.

                                  ARTICLE XIII
                                  TERMINATION

     13.01 Termination of Agreement. Notwithstanding anything herein to the contrary, this Agreement and the Exchange may be terminated and abandoned at any time prior to the Closing in the following manner:

               (a) By the mutual written consent of each of Frontier, Esenjay, and Aspect;

               (b) By either Esenjay or Aspect, through written notice to Frontier, if there has been a material breach by Frontier of any representation or warranty of Frontier set forth in this Agreement, or if, on the Closing Date, any condition in favor of Esenjay and/or Aspect set forth in Sections 9.01 or 9.03 has not been satisfied by Frontier or waived by Esenjay and Aspect;

               (c) By either Frontier or Aspect, through written notice to the other parties if there has been a material breach by Esenjay of any representation or warranty of Esenjay set forth in this Agreement, or if, on the Closing Date, any condition in favor of Frontier and/or Aspect set forth in Sections 9.02 or 9.03 has not been satisfied by Esenjay or waived by Frontier and Aspect; or

               (d) By either Frontier or Esenjay, through written notice to the other parties, if there has been a material breach by Aspect of any representation or warranty of Aspect set forth in this Agreement or if, on the Closing Date, any condition in favor of Frontier and/or Esenjay set forth in Sections 9.02 or 9.03 has not been satisfied by Aspect or waived by Frontier and Esenjay; or

               (e) In the event that Closing has not occurred by June 30, 1998, any party hereto may, by written notice, terminate the Agreement.

               (f)  By Frontier in the event it receives a Superior Proposal.

               Upon receipt of written notice of termination, pursuant to paragraphs (b), (c) or (d) above, the breaching or nonperforming party shall have a period of five (5) business days to cure the breach or remedy, cure, perform or fulfill the condition which has not been satisfied or waived. In the event that any such breach or non-performance is not cured within said five day period, termination shall be effective as of the expiration of such five day period.

     13.02 Obligations Upon Termination. In the event of termination of this Agreement pursuant to the terms and provisions hereof, each party shall return all books, records, maps, files, papers and other property in such party's possession to the party entitled thereto, whereupon this Agreement shall become void, except as provided herein and no party shall have any character of liability to the other parties hereunder, including any liability for damages; provided that in the event of termination because of breach of or default under a representation, warranty, covenant or agreement contained herein, the party not in breach or default shall have and retain all rights afforded to it under this Agreement and in law or at equity by reason of such breach or default, including actions for actual or consequential damages.

     13.03 Breakup Fee. If this Agreement is terminated (a) by any party hereto due to the failure of Frontier's shareholders to approve this Agreement and the consummation of the Exchange (regardless of the reason for such failure to approve) or (b) by Frontier pursuant to Section 13.01(f), then Aspect and Esenjay shall be entitled to receive from Frontier, and Frontier shall be obligated to pay to each of Aspect and Esenjay, within one business day following receipt of an invoice therefor, a fee equal to the sum of all out-of-pocket expenses and fees (including fees and expenses of counsel, accountants, experts, and consultants) actually incurred or accrued by Aspect or Esenjay in connection with this Agreement and the Exchange. In addition, Aspect and Esenjay shall each be entitled to an assignment of 10% of Frontier's interest in the Lapeyrouse Prospect, Terrebonne Parish, Louisiana as described on Schedule 4.17, which assignment Frontier shall promptly deliver.

                                  ARTICLE XIV
                                    CLOSING

     14.01 Time and Place. Subject to the provisions of this Agreement, the Closing of the Exchange shall take place at the offices of Frontier in Houston, Texas, within three days of the date of approval by Frontier shareholders of this Agreement, at 10:00 a.m. local time, or as soon as practicable thereafter, provided each of the conditions set forth in Article IX has been satisfied or waived by the party or parties entitled to the benefit of such conditions on or before Closing.

     14.02 Further Assurances. At any time and from time to time after the Closing, at Frontier's request and without additional consideration, any party hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Frontier may deem reasonably necessary or desirable in order to more effectively transfer, convey and assign to Frontier, and to confirm Frontier's title to, all of the Aspect Assets and Esenjay Assets and to assist Frontier in exercising all rights with respect thereto. Frontier shall take any action reasonably requested by Aspect or Esenjay to confirm the transfer and issuance of either such party of the shares of Frontier Common Stock required to be issued to Aspect or Esenjay pursuant to the terms of this Agreement.

     14.03 Concurrent Conditions. The performance or tender of performance of all matters applicable to a party at the Closing under this Agreement shall be deemed concurrent conditions and no party shall be required to perform, or tender performance of, the obligations of such party hereunder unless, coincident therewith, each other party for whom performance is required under this Agreement performs or tenders performance of its obligations hereunder.

                                   ARTICLE XV
                                INDEMNIFICATION

     15.01 Indemnification by Frontier. Frontier shall indemnify, defend and hold Aspect and Esenjay harmless from and against any and all losses, liabilities, damages, obligations, costs and expenses (including legal and other similar expenses) (collectively, "Damages") from, resulting by reason of or arising in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within the applicable survival period):

               (a) any breach of or inaccuracy in any representation or warranty made by Frontier in this Agreement or any Related Document or any document delivered at Closing; or

               (b) any breach of or failure by Frontier to perform any covenant or obligation of Frontier in this Agreement or any Related Document or any document delivered at Closing.

     15.02 Indemnification by Esenjay. Esenjay shall indemnify, defend and hold Aspect and Frontier harmless from and against any all Damages from, resulting by reason of or arising in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within the applicable survival period):

               (a) any breach of or inaccuracy in any representation or warranty made by Esenjay in this Agreement or any Related Document or any document delivered at Closing;

               (b) any breach of or failure by Esenjay to perform any covenant or obligation of Esenjay in this Agreement or any Related Document or any document delivered at Closing; or

               (c) any liability, loss, damage, obligation, cost or expense of Esenjay, other than liabilities for Post Effective Date Costs assumed by Frontier pursuant to Section 2.03 hereof.

     15.03 Indemnification by Aspect. Aspect shall indemnify, defend and hold Esenjay and Frontier harmless from and against any all Damages from, resulting by reason of or arising in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within the applicable survival period):

               (a) any breach of or inaccuracy in any representation or warranty made by Aspect in this Agreement or any Related Document or any document delivered at Closing;

               (b) any breach of or failure by Aspect to perform any covenant or obligation of Aspect in this Agreement or any Related Document or any document delivered at Closing; or

               (c) any liability, loss, damage, obligation, cost or expense of Aspect, other than liabilities attributable to Post Effective Date Costs incurred after December 31, 1997 and assumed by Frontier pursuant to
     Section 3.02 hereof.

     15.04 Indemnification Limitations. The indemnification provided under this Article XV shall survive the consummation of the transactions contemplated by this Agreement, but shall be limited to liabilities of which the party seeking indemnification shall have notified in writing the indemnifying party within twenty-four (24) months of the Closing Date; provided, however that with respect to any claim for Damages sustained by reason of (a) a breach of any representation or warranty relating to those matters governed by Section 6.08 or (b) any liability for the Taxes of Esenjay, Esenjay's idemnification obligations hereunder shall not be limited to 24 months, but instead shall be limited to claims for which written notice is given to Esenjay by the appropriate taxing authority within the period of the applicable federal or state statutes of limitations related to such matters.

     15.05 Notice and Resolution of Claim. An indemnified party hereunder shall promptly give notice to the indemnifying party after obtaining knowledge of any claim against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim. The failure of the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent (if any) that the indemnifying party shall have been prejudiced thereby. If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnify ing party hereunder as to such claim shall include taking all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and defending and holding the indemnified party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation resulting therefrom. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment (except with the written consent of the indemnified party), or enter into any settlement (except with the written consent of the indemnified party), which does not include, as to the indemnified party and as an unconditional term thereof, a release by the third party from any and all liability in respect of such claim or litigation. The indemnified party will cooperate reasonably in the defense of the action or claim.

     15.06 Defense of Third Party Claim. If the indemnifying party does not assume the defense of any claim by a third party or litigation resulting therefrom, the indemnified party may, but shall have no obligation to, defend against such claim or litigation in any matter that it may deem appropriate and, unless the indemnifying party shall deposit with the indemnified party a sum equivalent to the total amount demanded in such claim or litigation plus the indemnified party's estimate of the cost of defending the same, the indemnified party may settle such claim or litigation on such terms as it may deem appropriate and the indemnifying party shall promptly reimburse the indemnified party for the amount of such settlement and for all losses or expenses, legal or otherwise, incurred by the indemnified party in connection with the defense against or settlement of such claim or litigation.

     15.07 Payment. The indemnifying party shall promptly reimburse the indemnified party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all reasonable expenses incurred directly by the indemnified party in connection with the defense against such claim or litigation, and for any other loss suffered or incurred with respect to the falsity or the breach of any representation, warranty, covenant or agreement (whether or not arising out of the claim of a third party).

                                  ARTICLE XVI
                               GENERAL PROVISIONS

     16.01 Effect of Due Diligence. No investigation by any of the parties hereto into the business, operations and conditions of the other parties shall diminish in any way the effect of any representation or warranty made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

     16.02 Further Assurances. Each party agrees to cooperate fully and to obtain the written agreement of each officer, director or employee designated by the other parties to so cooperate with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the Exchange and to carry into effect the intention and purposes of this Agreement.

     16.03 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements made by each of the parties hereto shall survive the Closing of the transactions contemplated hereby.

     16.04 Entire Agreement; Amendment and Waiver. This Agreement, together with all Exhibits and Schedules attached hereto and all agreements and instruments to be executed and delivered by the parties pursuant hereto, contains the entire agreement between the parties relating to the subject matter hereof and supersedes any other prior agreement or arrangement and understanding between the parties regarding the subject matter hereof. No representation, warranty, covenant, obligation, promise, inducement or statement of intention has been made by any of the parties which is not expressed in this Agreement. This Agreement may be amended or changed only by written instrument duly executed by all the parties hereto, and any amendment or change which is not so documented shall not be effective as to the parties. Except as expressly provided herein to the contrary, provisions of this Agreement may be waived only by the party(ies) hereto entitled to the benefit thereof by evidencing such waiver in writing, executed by such party(ies). Except to the extent waiver or satisfaction is deemed to exist by the express terms of this Agreement, the failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any to affect the validity of this Agreement or any party thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     16.05 Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable legal requirements. If any provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent, be invalid or unenforceable, then the performance of such offending provision shall be excused by the parties hereto, but the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     16.06 Applicable Law. This Agreement shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the internal laws of the State of Texas (principles of conflict of laws excluded) and, to the extent the OGCA so requires, the laws of the State of Oklahoma.

     16.07 Assignment. This Agreement may not be assigned by any party without the prior written consent of each other party hereto. No such permitted assignment shall alter any of the obligations of an assigning party under this Agreement or release an assigning party from obligations of such party under this Agreement. Upon any such assignment, the assignee shall succeed to all rights assigned to it by, and shall become bound by all of the obligations of, the assigning party. Nothing in this Agreement is intended to confer upon any person not a party hereto any rights, benefits or remedies under or by reason of this Agreement.

     16.08 Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or by facsimile communication to the number set forth below, or by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below. Notice deposited in the mail in the manner hereinabove provided shall be effective upon expiration of five (5) business days from the date on which it is so deposited. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

With respect to Frontier:          FRONTIER NATURAL GAS CORPORATION
                                   500 Dallas Street, Suite 2920
                                   Houston, Texas 77002
                                   Attention:  President
                                   Telephone Number: (713) 739-7100
                                   Fax Number:  (713) 739-7124

With a copy to:                    Porter & Hedges, L.L.P.
                                   700 Louisiana, Suite 3500
                                   Houston, Texas  77002-2730
                                   Attention:  Samuel N. Allen
                                   Telephone Number:  (713) 226-0600
                                   Fax Number:  (713) 226-0296

With respect to Esenjay:           ESENJAY PETROLEUM CORPORATION
                                   500 N. Water St., Suite 1100 South
                                   Corpus Christi, Texas 78471
                                   Attention:  Michael E. Johnson
                                   Telephone Number:  (512) 883-7464
                                   Fax Number:  (512) 883-3244

With a copy to:                    Pollicoff, Smith, Myres & Remels, L.L.P.
                                   One Greenway Plaza, Suite 300
                                   Houston, Texas  77046-0102
                                   Attention:  Jeffrey B. Pollicoff
                                   Telephone Number:  (713) 622-6866
                                   Fax Number:  (713) 622-5905

With respect to Aspect:            ASPECT RESOURCES, LLC
                                   511 16th Street, Suite 300
                                   Denver, Colorado 80202
                                   Attention:  Alex M. Cranberg
                                   Telephone Number:  (303) 573-7011
                                   Fax Number:  (303) 573-7340

With a copy to:                    Davis, Graham & Stubbs LLP
                                   370 17th Street, Suite 4700
                                   Denver, Colorado 80202
                                   Attention:  Charles D. Bybee
                                   Telephone Number:  (303) 892-9400
                                   Fax Number:  (303) 893-1379
provided that each party shall have the right to change its address for notice, and the person who is to receive notice hereunder, by the giving of fifteen (15) days' prior written notice to the other parties hereto in the manner set forth above.

     16.09 Incorporation of Exhibits and Schedules by Reference. All Exhibits and Schedules expressly referenced herein are hereby incorporated herein for any and all purposes as a part of this Agreement, to the same extent as if stated herein.

     16.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     16.11 Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

     16.12 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and vice versa and pronouns of whatever gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     16.13 Multiple Counterparts. This Agreement will be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

     16.14   Expenses.   Except as provided in Section 13.03, prior to
Closing each party shall be responsible for its own fees and expenses, including fees and expenses of legal counsel and/or accountants, incurred in connection with the negotiation of this Agreement and the consummation of the Exchange; provided, however, that if Closing occurs then Esenjay and Aspect may submit invoices for reasonable third party out-of-pocket costs to Frontier, which costs shall be due and payable by Frontier not later than 180 days from receipt of said invoices.

                         [Signatures on Following Page]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written by the parties or the authorized representative of the parties.

                                        FRONTIER:

                                        Frontier Natural Gas Corporation


                                        By: /s/ David W. Berry
                                            ---------------------------------
                                            David W. Berry, President

                                        ESENJAY:

                                        Esenjay Petroleum Corporation


                                        By: /s/ Michael E. Johnson
                                            ---------------------------------
                                            Michael E. Johnson, President


                                        By: /s/ Charles J. Smith
                                            ---------------------------------
                                            Charles J. Smith, Chairman

                                        ASPECT:

                                        Aspect Resources LLC

                                        By: Aspect Management Corporation,
                                               its Manager


                                        By: /s/ Alex M. Cranberg
                                            ---------------------------------
                                            Alex M. Cranberg, President

                       C  O  R  N  E  R  S  T  O  N  E
-------------------------------------------------------------------------------
                             INVESTMENT BANKERS


6363 Woodway, Suite 970
Houston, Texas  77057-1735
713-952-0186
Fax:  713-952-9861
E-mail: cornerv@ix.netcom.com


January 23, 1998


David B. Christofferson
Executive Vice President
Frontier Natural Gas Corporation
500 Dallas Street, Suite 2920
Houston, Texas  77002

Re: Valuation of assets to be conveyed to Frontier Natural Gas Corporation by Esenjay Petroleum Corporation and Aspect Resources, LLC

Dr. Mr. Christofferson:

     Frontier Natural Gas Corporation ("Client" or "Company") has requested our opinion with respect to the fair market value of certain oil and gas assets to be conveyed to Client by Esenjay Petroleum Corporation ("Esenjay") and Aspect Resources, LLC ("Aspect") in a transaction that is pending, subject to the approval of the shareholders of the Company.

     As part of its investment banking services, Cornerstone Ventures, L.P. ("Cornerstone") helps clients negotiate mergers, acquisitions and divestitures, arranges project and corporate financing, and furnishes valuations of closely-held companies and assets. Cornerstone is registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940, and with the Texas State Securities Board. Cornerstone complies with the Uniform Standards of Professional Appraisal Practice promulgated by the Business Valuation section of the American Society of Appraisers, and with the stringent standards imposed by the Internal Revenue Service.

     For the purposes of this opinion, "value" means fair market value as that term is defined by IRS ruling 59-60. This meaning of value is used widely among buyers, sellers, investors, lenders, and valuation specialists, and is reinforced by court decisions. A working definition of fair market value is the price in cash at which a property would change hands between a willing buyer and a willing seller, with neither party acting under compulsion, and both parties having reasonable knowledge of relevant facts.

David B. Christofferson
January 23, 1998
Page 2

     In connection with this opinion, Cornerstone has reviewed the following information:

     - The draft Acquisition Agreement and Plan of Exchange regarding the transaction.

     - Detailed materials prepared by Esenjay and Aspect regarding the oil and gas properties to be conveyed, including geologic and seismic based maps, seismic data, lease maps, etc.

     - A summary description of as well as summary information regarding each of the oil and gas properties to be conveyed.

     - The QUARTERLY RESERVE REPORT published by Cornerstone setting forth prices paid per unit in actual purchases and sales of oil and gas interests.

     - Cornerstone's proprietary database containing information regarding actual purchases and sales of oil and gas interests, including information on recent transactions in the Company's areas of exploration and production.

     - Published data concerning historical and projected oil and gas prices in the United States.

     In addition, Cornerstone attended meetings in the offices of Esenjay and Aspect to review the detailed data discussed above and to hear presentations by, and ask questions of, the technical people involved with each specific property to be conveyed.

     In preparing this opinion, Cornerstone has relied upon the accuracy and completeness of, and has not independently verified (other than employing its own appropriate internal tests of reasonableness and consistency and participating in the meetings described above) the business, financial, geological, geophysical, engineering and other information supplied regarding this assignment.

     In formulating our opinion, Cornerstone also considered many factors including, but not limited to, the following:

David B. Christofferson
January 23, 1998
Page 3

     - In all valuations of oil and gas interests, Cornerstone uses more than one approach to arrive at an estimate that, because it is tested (compared) against other estimates, is more reliable than any estimate based upon a single approach. For properties that currently are producing, the most widely used methodology is discounted future net revenues derived from a comprehensive technical assessment of future production and reserves. In this case, because the properties currently are not producing, Cornerstone utilized prices paid in other comparable transactions as a proxy.

     - Calculations of estimated value were made on the basis of risk adjusted reserves (derived from a comprehensive technical assessment). Additionally, calculations were made of the estimated replacement costs that a buyer would have to incur to bring the individual properties to their current state of development. Both these calculations then were compared to actual transactions, the details of which Cornerstone has in its proprietary data base.

     - The market supply/demand environment for oil and gas reserves and exploration prospects in the United States, that has the characteristics generally reflective of a seller's market, was considered.

     - The current commodity price environment was considered. Such price environment has short-term volatility generally and particularly for gas, which adds an extra element of risk to oil and gas reserve transactions, but that is perceived by the market to be somewhat stable over the long term at levels somewhat above current prices.

     - Another relevant factor is the current active drilling environment for oil and gas and its effect on the value of properties in the regions where the oil and gas properties to be conveyed to the Company exist.

     Schedule 1 reflects a tabulation of certain data concerning each of the twenty-nine (29) properties to be conveyed to the Company from Esenjay and Aspect. The first column of numbers reflects estimates of the total reserves, in natural gas equivalent quantities (Bcfe), that can reasonably be expected to be developed in each property. Esenjay and Aspect each had prepared estimates of the potential reserves that they felt possibly could be found for each property. After

David B. Christofferson
January 23, 1998
Page 4

reviewing the data presented by each company and hearing a presentation as to the stage of exploration and/or exploitation of each property, Cornerstone made adjustments to the reserve estimates where appropriate to reflect what it felt could reasonably be categorized as Possible Reserves in accordance with the definition of the Society of Petroleum Engineers ("SPE"). The gross reserve numbers reflected in the first column represents 100% of the possible reserves for each property. It can be seen that the total reserves associated with these properties is approximately 2.8 Tcfe. The next two (2) columns reflect, by seller, the working interests in each property that is to be conveyed to the Company. The next two (2) columns reflect, again by seller, the net working interest reserves to be conveyed to the Company and was determined by multiplying the gross reserves by the working interest to be conveyed. It can be seen that the total working interest reserves to be conveyed to the Company is approximately 1.0 Tcfe, comprised of 468 Bcfe from Aspect and 576 Bcfe from Esenjay.

     For purposes of valuation, each category of reserves defined by the SPE are risked. The Society of Petroleum Evaluation Engineers ("SPEE") each year tabulates the levels of risk that are used by its members for the purpose of valuing oil and gas properties. The latest survey of the SPEE indicates that the average risk factor used for reserves categorized as possible is 6%, i.e., the estimated possible reserves would be multiplied by 6% to arrive at an expected reserve. Based on Cornerstone's QUARTERLY RESERVE REPORT and its proprietary data base, the average value in the market place for proved reserves is approximately $.85/Mcfe. If the 6% risk factor is multiplied by the average reserve value of $.85/Mcfe, the result is that possible reserves would have a fair market value of approximately $.05/mcfe. Cornerstone has proprietary data that confirms that exploration properties of the quality and type to be conveyed to the Company, in fact, have recently sold in the marketplace at approximately the level of $.05/Mcfe of possible reserves.

      The last series of columns on Schedule 1 reflect the estimates of the fair market value of the reserves to be conveyed to the Company. It can be seen that the total value of such properties is approximately $54.5 million, broken down as $25.7 million to be conveyed from Aspect and $28.8 million from Esenjay.

     As a test of reasonableness of the above described reserve-based estimates, Cornerstone also undertook a series of calculations that are reflected on Schedule 2. Based on Cornerstone's investment banking experience in transactions that have taken

David B. Christofferson
January 23, 1998
Page 5

place recently and its proprietary data base, a mathematical relationship can be said to exist between the fair market value of a group of properties of the quality and type to be conveyed to the Company and the approximate replacement cost for a buyer to acquire the land position and seismic data associated with such a group of properties, e.g., replacement costs.
Overall, we have found that the fair market value of such properties ranges from 1.7 to 2.0 times their replacement costs.

     In Schedule 2, the first column, again, reflects the working interests to be conveyed to the Company. The second column reflects the gross acres associated with the land position. It can be seen that the gross acreage involved is approximately 294,000 acres. The next column reflects net acres to be conveyed (gross multiplied by the working interest). It can be seen that the net acres to be conveyed to the Company amounts to approximately 133,000 acres. The next column reflects Cornerstone's estimate of the average cost to acquire such acreage. The next column reflects the estimated replacement cost associated with the acreage to be conveyed to the Company (acreage cost multiplied by the net acreage). It can be seen that the estimated replacement costs associated with the acreage position to be conveyed to the Company is approximately $16.6 million.

     As to seismic data, the next two columns reflect the gross amount of seismic assets in square miles to be conveyed to the Company that is associated with each property. These seismic projects are in various stages of development completion. Some seismic data have been acquired and fully interpreted, others have yet to be acquired, but have been or are in the process of being designed. Cornerstone has estimated the unit costs (per square mile) to bring these projects to their current stage of development, which is reflected in the next two columns. We then multiplied the gross square miles associated with each project, times the working interest to be conveyed, times the unit cost to arrive at each property's estimated net seismic replacement cost. The total estimated replacement cost associated with these seismic projects is $10.2 million. The last column reflects the sum of the estimated land and seismic replacement costs for each property. The aggregate replacement cost for these assets is approximately $26.8 million.

     The calculated reserve-based fair market value of the properties is approximately 2.0 times the aggregate estimated replacement cost associated with them. This ratio is within the range of relational values that have occurred in actual transactions.

                                   SCHEDULE 1

                              FRONTIER NATURAL GAS
                                   CORPORATION
                               PROPERTY VALUATION
                              RESERVE BASED VALUE

                                                                   UNRISKED RESERVES
                      GROSS   ASPECT  ESENJAY  FRONTIER   ASPECT   ESENJAY   FRONTIER   TOTAL
     PROPERTY        RESERVES  W.I.     W.I.     W.I.    RESERVES  RESERVES  RESERVES  RESERVES
GILLOCK                250    22.50%   0.00%    0.00%       56         0          0        56
CANEY CREEK            250    12.50%   0.00%    0.00%       31         0          0        31
TIDEHAVEN              140    12.50%  28.00%    0.00%       18        39          0        57
EL MATON                90    12.50%  34.00%    0.00%       11        31          0        42
MIDFIELD                50    12.50%  25.00%    0.00%        6        13          0        19
WOLFPOINT               50    12.50%  33.00%    0.00%        6        17          0        23
HALL RANCH             325    12.50%  29.00%    0.00%       41        94          0       135
HOARDS CREEK           120    12.50%  29.00%    0.00%       15        35          0        50
MIKESKA                250    12.50%  25.50%    0.00%       31        64          0        95
PILE DRIVER             10    12.50%  50.00%    0.00%        1         5          0         6
HOUSTON ENDOWMENT      100     7.00%  20.00%    0.00%        7        20          0        27
LIPSMACKER              10     7.00%  15.00%    0.00%        1         2          0         2
BLESSING                50     7.00%  17.00%    0.00%        4         9          0        12
SOUTH RAYMONDVILLE     150    22.00%  57.00%    0.00%       33        86          0       119
GERONIMO               200     0.00%  20.00%    0.00%        0        40          0        40
THOMPSON CREEK         100     0.00%  56.00%    0.00%        0        56          0        56
LA ROSA                 40     0.00%   8.00%    0.00%        0         3          0         3
SHERIFF                 35    75.00%   0.00%    0.00%       26         0          0        26
S.W. PHEASANT           10    75.00%   0.00%    0.00%        8         0          0         8
LOVELL LAKE            150    50.00%   0.00%    0.00%       75         0          0        75
STOWELL/BIG HILL        75    50.00%   0.00%    0.00%       38         0          0        38
BAUER RANCH             60    45.00%   0.00%    0.00%       27         0          0        27
W. BEAUMONT            100     6.25%   0.00%    0.00%        6         0          0         6
LOX B                   80    25.00%   0.00%    0.00%       20         0          0        20
WEST PORT ACRES         30    25.00%   0.00%    0.00%        8         0          0         8
EAST TEXAS               0     0.00%   0.00%    0.00%        0         0          0         0
BUCKEYE                 40     0.00%  74.00%    0.00%        0        30          0        30
HAGIST RANCH            10     0.00%  90.00%    0.00%        0         9          0         9
DUNCAN SLOUGH           40     0.00%  66.00%    0.00%        0        26          0        26
CRAB LAKE               40     0.00%   0.00%   75.00%        0         0         30        30
LAPEYROUSE             400     0.00%   0.00%   45.00%        0         0        180       180

TOTAL                3,255                                 468       576        210     1,254

                                                   ASPECT        ESENJAY      FRONTIER         TOTAL
     PROPERTY                                       VALUE         VALUE         VALUE          VALUE
GILLOCK                                           $2,812,500            $0            $0    $2,812,500
CANEY CREEK                                       $1,562,500            $0            $0    $1,562,500
TIDEHAVEN                                           $875,000    $1,960,000            $0    $2,835,000
EL MATON                                            $562,500    $1,530,000            $0    $2,092,500
MIDFIELD                                            $312,500      $625,000            $0      $937,500
WOLFPOINT                                           $312,500      $825,000            $0    $1,137,500
HALL RANCH                                        $2,031,250    $4,712,500            $0    $6,743,750
HOARDS CREEK                                        $750,000    $1,740,000            $0    $2,490,000
MIKESKA                                           $1,562,500    $3,187,500            $0    $4,750,000
PILE DRIVER                                          $62,500      $250,000            $0      $312,500
HOUSTON ENDOWMENT                                   $350,000    $1,000,000            $0    $1,350,000
LIPSMACKER                                           $35,000       $75,000            $0      $110,000
BLESSING                                            $175,000      $425,000            $0      $600,000
SOUTH RAYMONDVILLE                                $1,650,000    $4,275,000            $0    $5,925,000
GERONIMO                                                  $0    $2,000,000            $0    $2,000,000
THOMPSON CREEK                                            $0    $2,800,000            $0    $2,800,000
LA ROSA                                                   $0      $160,000            $0      $160,000
SHERIFF                                           $1,312,500            $0            $0    $1,312,500
S.W. PHEASANT                                       $375,000            $0            $0      $375,000
LOVELL LAKE                                       $3,750,000            $0            $0    $3,750,000
STOWELL/BIG HILL                                  $1,875,000            $0            $0    $1,875,000
BAUER RANCH                                       $1,350,000            $0            $0    $1,350,000
W. BEAUMONT                                         $312,500            $0            $0      $312,500
LOX B                                             $1,000,000            $0            $0    $1,000,000
WEST PORT ACRES                                     $375,000            $0            $0      $375,000
EAST TEXAS                                        $2,000,000            $0            $0    $2,000,000
BUCKEYE                                                   $0    $1,480,000            $0    $1,480,000
HAGIST RANCH                                              $0      $450,000            $0      $450,000
DUNCAN SLOUGH                                             $0    $1,320,000            $0    $1,320,000
CRAB LAKE                                                 $0            $0    $1,500,000    $1,500,000
LAPEYROUSE                                                $0            $0    $9,000,000    $9,000,000

TOTAL                                            $25,403,750   $28,815,000   $10,500,000   $64,718,750

PERCENTAGE OF TOTAL ASSETS FOR EACH COMPANY           39.25%        44.52%        16.22%       100.00%

David B. Christofferson
January 23, 1998
Page 6

     For the reasons explained above, it is Cornerstone's opinion that the estimated fair market value of the properties to be conveyed to the Company is $54.5 million, broken down between Aspect and Esenjay as $25.7 million and $28.8 million, respectively. The estimated fair market value of each property to be conveyed is reflected in the last column of Schedule 1.

     Cornerstone was compensated for this assignment in accordance with its regular compensation schedule. There is no relationship between Cornerstone and the Client that would impair the objectivity of this opinion.
Compensation for this opinion was independent of the conclusions reached.



                                  CORNERSTONE VENTURES, L.P.

                                  /s/ CORNERSTONE VENTURES, L.P.

                                  SCHEDULE 2
                       FRONTIER NATURAL GAS CORPORATION
                              PROPERTY VALUATION
                          REPLACEMENT COST ESTIMATE

                        Total     Gross      Net       Cost      Acreage    Existing
        Property         W.I.     Acres     Acres    Per Acre      Cost      Seismic
GILLOCK                 22.50%    24,693     5,556     $250     $1,388,981        0
CANEY CREEK             12.50%    20,911     2,614     $200       $522,775       34
TIDEHAVEN               40.50%     4,500     1,823     $200       $364,500       28
EL MATON                46.50%     7,000     3,255     $200       $651,000       38
MIDFIELD                37.50%     4,000     1,500     $200       $300,000       21
WOLFPOINT               45.50%     1,200       546     $250       $136,500        8
HALL RANCH              41.50%     8,300     3,445     $150       $516,675       57
HOARDS CREEK            41.50%    10,000     4,150     $150       $622,500       30
MIKESKA                 38.00%     8,000     3,040     $250       $760,000       31
PILE DRIVER             62.50%       640       400     $200        $80,000        2
HOUSTON ENDOWMENT       27.00%    11,000     2,970     $200       $594,000       50
LIPSMACKER              22.00%     4,000       880     $100        $88,000        7
BLESSING                24.00%    10,000     2,400     $150       $360,000       22
SOUTH RAYMONDVILLE      79.00%    10,000     7,900     $200     $1,580,000
GERONIMO                20.00%     7,000     1,400     $200       $280,000       72
THOMPSON CREEK          56.00%     2,000     1,120     $250       $280,000       10
LA ROSA                  8.00%     5,000       400     $150        $60,000       25
SHERIFF                 75.00%    54,084    40,563      $25     $1,014,075
S.W. PHEASANT           75.00%    10,139     7,604     $200     $1,520,850       10
LOVELL LAKE             50.00%    23,543    11,772     $150     $1,765,725
STOWELL/BIG HILL        50.00%    11,745     5,873     $150       $880,875       56
BAUER RANCH             45.00%    13,494     6,072     $150       $910,845
W. BEAUMONT              6.25%    11,264       704     $150       $105,600       22
LOX B                   25.00%    11,681     2,920     $150       $438,038       71
WEST PORT ACRES         25.00%       753       188     $150        $28,238       21
EAST TEXAS               0.00%         0         0       $0             $0
BUCKEYE                 74.00%     8,500     6,290     $150       $943,500
HAGIST RANCH            90.00%     2,000     1,800      $50        $90,000        0
DUNCAN SLOUGH           66.00%     8,500     5,610      $50       $280,500
CRAB LAKE               75.00%       500       375     $350       $131,250       12
LAPEYROUSE              45.00%     8,900     4,005     $350     $1,401,750       35
TOTAL                            303,347   137,174             $18,096,176      662

                        Planned    Cost     Cost       Seismic       Total
        Property        Seismic  Existing  Planned      Cost         Cost
GILLOCK                    65     $45,000   $5,000      $73,125   $1,462,106
CANEY CREEK                       $45,000   $5,000     $191,250     $714,025
TIDEHAVEN                         $45,000   $5,000     $510,300     $874,800
EL MATON                          $45,000   $5,000     $795,150   $1,446,150
MIDFIELD                          $45,000   $5,000     $354,375     $654,375
WOLFPOINT                         $45,000   $5,000     $163,800     $300,300
HALL RANCH                        $45,000   $5,000   $1,064,475   $1,581,150
HOARDS CREEK                      $45,000   $5,000     $560,250   $1,182,750
MIKESKA                           $45,000   $5,000     $530,100   $1,290,100
PILE DRIVER                       $45,000   $5,000      $56,250     $136,250
HOUSTON ENDOWMENT                 $45,000   $5,000     $607,500   $1,201,500
LIPSMACKER                        $45,000   $5,000      $69,300     $157,300
BLESSING                          $45,000   $5,000     $237,600     $597,600
SOUTH RAYMONDVILLE         60     $45,000   $5,000     $237,000   $1,817,000
GERONIMO                          $45,000   $5,000     $648,000     $928,000
THOMPSON CREEK              2     $45,000   $5,000     $257,600     $537,600
LA ROSA                           $45,000   $5,000      $90,000     $150,000
SHERIFF                    72     $45,000   $5,000     $270,000   $1,284,075
S.W. PHEASANT                     $45,000   $5,000     $337,500   $1,858,350
LOVELL LAKE               100     $45,000   $5,000     $250,000   $2,015,725
STOWELL/BIG HILL                  $45,000   $5,000   $1,260,000   $2,140,875
BAUER RANCH                60     $45,000   $5,000     $135,000   $1,045,845
W. BEAUMONT                       $45,000   $5,000      $61,875     $167,475
LOX B                             $45,000   $5,000     $798,750   $1,236,788
WEST PORT ACRES                   $45,000   $5,000     $236,250     $264,488
EAST TEXAS                400     $45,000   $5,000           $0           $0
BUCKEYE                    50     $45,000   $5,000     $185,000   $1,128,500
HAGIST RANCH               15     $45,000   $5,000      $67,500     $157,500
DUNCAN SLOUGH              60     $45,000   $5,000     $198,000     $478,500
CRAB LAKE                   0    $110,000   $5,000     $990,000   $1,121,250
LAPEYROUSE                  0    $110,000   $5,000   $1,732,500   $3,134,250
TOTAL                     884                       $12,968,450  $31,064,626

                                                                     APPENDIX C
                              GAINES, BERLAND, INC.

                                           February 10, 1998


CONFIDENTIAL

Board of Directors
Frontier Natural Gas Corporation
500 Dallas Street - Suite 2920
Houston, TX  77002

Gentlemen:

     Gaines, Berland Inc. ("GBI") understands that Frontier Natural Gas Corporation, an Oklahoma corporation ("Frontier" or the "Company"), has entered into an Acquisition Agreement and Plan of Exchange substantially in the form delivered to us on January 19, 1998 (the "Acquisition Agreement") with Esenjay Petroleum Corporation, a Texas corporation, ("Esenjay") and Aspect Resources, LLC, a Colorado limited liability company ("Aspect"). As stated in the Agreement, the Company has agreed to acquire certain assets from Esenjay and Aspect (or its affiliates or assigns) (the "Acquisitions") in exchange for shares of the Company's common stock ("Common Stock"). At closing, the Company will issue to Esenjay 30,991,563 shares of Common Stock in exchange for the Esenjay assets and 29,648,636 shares of Common Stock to Aspect (or its affiliates or assigns) in exchange for the Aspect assets, (collectively, the "Consideration").

     The Acquisitions are expected to be considered by the shareholders of the Company at a special meeting of the shareholders and to be consummated on or shortly after the date of such meeting.

     You have asked for GBI's opinion, as investment bankers, as to whether the Consideration to be paid to Esenjay and Aspect (or its affiliates or assigns) by Frontier pursuant to the Acquisition Agreement is fair to the Frontier shareholders from a financial point of view.

     Gaines, Berland Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Frontier in connection with the Acquisitions and will receive fees for such services and the delivery of this opinion.

     In arriving at the opinion set forth below, GBI reviewed such information and considered such financial data and other factors as GBI deemed relevant under the circumstances, including among others, the following: (i) the terms and conditions of the Acquisition Agreement, (ii) the historical and current financial condition and results of operations of the Company; (iii) certain non-public financial and non-financial information prepared by the respective managements of the Company, Esenjay and Aspect, which data was made available to GBI in its role as financial advisor to the Company; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies that GBI deemed comparable; (v) business prospects of the Company when taking into consideration the impact of the Acquisitions; (vi) the historical and current market prices for the Company's Common Stock and for the equity securities of certain other companies with businesses that GBI considered relevant to its inquiry; (vii) publicly available information, including research reports on companies that GBI considered relevant to its inquiry; and (viii) the nature and terms of other recent acquisition transactions in the onshore exploration and drilling industry. GBI also met with certain officers and employees of the Company, Esenjay and Aspect to discuss the foregoing, as well as other matters believed relevant to its opinion.

Frontier Natural Gas Corporation
February 10, 1998
Page 2

     In addition, GBI relied on the opinion of Cornerstone Ventures L.P. ("Cornerstone"), which independently determined the fair market value of certain oil and gas assets currently owned by Frontier, as well as the fair market value of the Esenjay assets and Aspect assets to be conveyed to Frontier upon consummation of this transaction. The Cornerstone opinion is included as Exhibit A.

     In its review and analysis and in rendering its opinion, GBI assumed and relied upon the accuracy and completeness of the representations and warranties made by the Company, Esenjay and Aspect in the Acquisition Agreement, as well as all of the financial and other information provided to it by the Company's management or publicly available, including without limitation, information with respect to tax positions, contingent liabilities, condition of assets and material contract terms, and GBI did not assume any responsibility for the independent verification of such information. GBI did not conduct a physical inspection of any of the properties or facilities of the Company, Esenjay or Aspect. In preparing its opinion, GBI did not independently verify the business, financial, geological, geophysical, engineering and other information supplied regarding Frontier, Esenjay and Aspect.

     GBI's opinion was necessarily based upon information available to GBI, and economic, financial, market and other conditions as they existed and could be evaluated on the date of the opinion. Although subsequent developments may affect its opinion, GBI does not have any obligation to update, revise or reaffirm its opinion.

     GBI's opinion was delivered for the information of the Company's Board of Directors and does not constitute a recommendation to any shareholder of Frontier as to how such shareholder should vote at the Frontier Special Meeting of Shareholders. Further, GBI's opinion addresses only the fairness from a financial point of view of the consideration to be paid to Esenjay and Aspect pursuant to the Acquisition Agreement and does not address any other terms of the Acquisitions or the Company's underlying business decision to effect the Acquisitions.

     It is understood that this letter is for the information of the Board of Directors of Frontier in connection with its evaluation of the fairness to Frontier shareholders, from a financial point of view, as of the date hereof, of the Consideration to be paid pursuant to the Acquisition Agreement to Esenjay and Aspect by Frontier. Without limiting the foregoing, in rendering this opinion, GBI has not been engaged to act as an agent or fiduciary for Frontier's shareholders or any other third party.

     Based on and subject to the foregoing, we are of the opinion that the Consideration to be paid to Esenjay and Aspect pursuant to the Acquisition Agreement is fair to Frontier shareholders from a financial point of view.

                                   Very truly yours,

                                   GAINES, BERLAND INC.


                                   By:  /s/ Peter H. Blum
                                        ------------------------------
                                        Peter H. Blum
                                        Senior Managing Director

                                    March __, 1998


Esenjay Petroleum Corporation
500 N. Water St., Suite 1100 South
Corpus Christie, Texas 78471

Aspect Resources LLC
511 16th Street, Suite 300
Denver, Colorado 80202

Gentlemen:

     This letter states our opinion regarding the material federal income tax consequences arising from the acquisition of certain property by Frontier Natural Gas Corporation ("FRONTIER") from Esenjay Petroleum Corporation ("ESENJAY") and Aspect Resources LLC ("ASPECT") pursuant to the Acquisition Agreement and Plan of Exchange dated effective as of January 19, 1998 by and among Frontier, Esenjay, and Aspect (the "ACQUISITION AGREEMENT").

     The transactions that are the subject of the Acquisition Agreement, including any transactions undertaken pursuant to Section 3.02(f) of the Acquisition Agreement, are collectively referred to as the "ACQUISITIONS" for purposes of this letter. The terms of the Acquisitions are set forth in the Acquisition Agreement and described in the Registration Statement filed on Form S-4 by the Company with the Securities and Exchange Commission on February __, 1998 (the "REGISTRATION STATEMENT"). All capitalized terms used but not defined in this letter have the same meanings given to them in the Acquisition Agreement.

     Our conclusions are based solely on the U.S. federal income tax laws. We are not hereby addressing any other legal consequences arising under federal, state, local, foreign or other law. We have examined such documents, corporate records, and certificates (copies of which are attached; collectively, the "CERTIFICATES") as we have considered necessary or appropriate for purposes of rendering our opinion, including the Acquisition Agreement and the Registration Statement. For purposes of such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies (and the authenticity of the originals of such documents), the genuineness of all signatures, and the legal capacity of all natural persons.

Esenjay Petroleum Corporation
Aspect Resources LLC
March __, 1998
Page 2

     In rendering our opinion, we have relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the documents and corporate records referenced above, including the Acquisition Agreement, Registration Statement, and Certificates. Our opinion is conditioned on the initial and continuing accuracy of the facts, information, covenants and representations set forth in such documents and corporate records.
Additionally, we have assumed for purposes of rendering our opinion that the Acquisitions are consummated in accordance with the terms and conditions of the Acquisition Agreement.

     Based solely upon and subject to the foregoing, we are of the opinion that:

          1. The Acquisitions will satisfy the requirements of section 351 of the Internal Revenue Code of 1986, as amended (the "CODE").

          2. Frontier will not recognize any gain (or loss) in connection with the issuance of shares of Frontier Common Stock as part of the Acquisitions.

          3. Esenjay and Aspect will not recognize any gain (or loss) from the transfer of the Esenjay Assets and Aspect Assets respectively to Frontier as part of the Acquisitions solely to the extent that Esenjay and Aspect receive shares of Frontier Common Stock in exchange for such assets.

          4. The adjusted basis that Frontier will obtain in the Esenjay Assets and Aspect Assets will be equal to the adjusted basis that Esenjay and Aspect respectively had in the Esenjay Assets and Aspect Assets immediately prior to the Acquisitions, increased by the amount of gain, if any, that Esenjay or Aspect respectively is required to recognize in connection with the Acquisitions.

          5. The adjusted basis that Esenjay and Aspect will obtain in the Frontier Common Stock that they receive as part of the Acquisitions will be equal to the adjusted basis that they had immediately prior to the Acquisitions in the Esenjay Assets and Aspect Assets respectively, increased by the amount of gain, if any, that they are required to recognize respectively in connection with the Acquisitions, reduced by the amount of money and the fair market value of any other boot that they receive respectively as part of the Acquisitions, reduced by the amount of the liabilities, if any, assumed from them respectively by Frontier as part of the Acquisitions, and reduced by the amount of the liabilities, if any, encumbering the Esenjay Assets and Aspect Assets respectively at the time acquired by Frontier as part of the Acquisitions.

Esenjay Petroleum Corporation
Aspect Resources LLC
March __, 1998
Page 3


          6. The holding period that the Company will have in the Esenjay Assets and Aspect Assets will include the holding period during which Esenjay and Aspect respectively held the Esenjay Assets and Aspect Assets prior to the Acquisitions.

          7. The holding period that Esenjay and Aspect will have in the Frontier Common Stock that they receive as part of the Acquisitions will include the holding period prior to the Acquisitions during which they held the Esenjay Assets and Aspect Assets respectively, but only to the extent that the items of property comprising the Esenjay Assets and Aspect Assets constituted either capital assets or property described in section 1231 of the Code on the date of the Acquisitions.

     The opinions that we state in this letter represent our best legal judgment. However, they have no binding effect or official status of any kind. It is possible that the Internal Revenue Service ("IRS") will disagree with all, or some, of our conclusions. The opinions are based upon existing provisions of the Code, the applicable Treasury Department regulations promulgated thereunder, published rulings, procedures, and pronouncements of the IRS which are authority, applicable legislative history, and judicial decisions. All such authorities are subject to change at any time, either prospectively or retroactively, and any such change could modify the opinions stated in this letter. In rendering our opinions, we undertake no responsibility to advise you of any such change in the federal income tax laws. The opinions may not be relied upon to the extent that there is any such change in the federal income tax laws that relate to the transactions that are the subject of this letter.

     Our opinions address only the matters expressly set forth in this letter, and no opinion is to be implied or inferred except as expressly stated in this letter. The opinions stated in this letter are stated and effective as of the Closing Date. This letter is solely for the benefit of Esenjay Petroleum Corporation and Aspect Resources LLC, and may not be relied upon by any other person without in each instance our prior written consent. This opinion may be filed as an exhibit to the Registration Statement.

                              Sincerely,

                              CHAMBERLAIN, HRDLICKA, WHITE,
                                   WILLIAMS & MARTIN

                                                                     APPENDIX E

                              CERTIFICATE OF AMENDMENT
                                       TO THE
                            CERTIFICATE OF INCORPORATION
                                         OF
                          FRONTIER NATURAL GAS CORPORATION

     The undersigned Oklahoma corporation, for the purposes of amending its Certificate of Incorporation as provided in section 1077 of the Oklahoma General Corporation Act, hereby certifies:

     1. The name of the corporation is Frontier Natural Gas Corporation (the "Corporation").

     2. Article V of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

          "The total number of shares of all classes of stock which the corporation shall have authority to issue is 145,000,000, divided into classes as follows: (i) 140,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock")."

     3. At a meeting of the Board of Directors, a resolution was duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the shareholders of the Corporation for consideration thereof. Thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     SUCH AMENDMENT(S) WAS DULY ADOPTED IN ACCORDANCE WITH 18 O.S., Section
1077.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by Michael E. Johnson, its President and attested by David B. Christofferson, its Secretary, this ___ day of ______, 1998.

                                       FRONTIER NATURAL GAS CORPORATION


                                       By:
                                          ----------------------------------
                                          Michael E. Johnson, PRESIDENT
ATTEST:

-----------------------------------
 David B. Christofferson, SECRETARY

STATE OF TEXAS      )
                    )
COUNTY OF HARRIS    )


     BEFORE ME personally appeared Michael E. Johnson, known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument, and known to me to be the President of Frontier Natural Gas Corporation, an Oklahoma corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation and declared that the statements therein contained are true.

     WITNESS my hand and official seal this __ day of _______, 1998.



                                       ---------------------------------------
                                       NOTARY PUBLIC IN AND FOR THE
                                       STATE OF TEXAS

                                       ---------------------------------------
                                       NOTARY PUBLIC PRINTED NAME

                                       MY COMMISSION EXPIRES:
                                                             -----------------

                                                                     APPENDIX F

                             PLAN AND AGREEMENT OF MERGER

                 REINCORPORATION OF FRONTIER NATURAL GAS CORPORATION
                                     IN DELAWARE


     PLAN AND AGREEMENT OF MERGER, dated as of ________, 1998, by and between Esenjay Exploration, Inc., a Delaware corporation ("Newco" or the "Surviving Corporation"), and Frontier Natural Gas Corporation, an Oklahoma corporation ("Frontier"). Frontier and Newco are hereinafter collectively referred to as the "Merging Corporations."

                                 W I T N E S S E T H:

     WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and with its principal executive offices at One Allen Center, Suite 2920, Houston, Texas 77002;

     WHEREAS, the authorized capital stock of Newco consists of 140,000,000 shares of common stock, par value $.01 per share ("Newco Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date hereof, ten shares of Newco Common Stock were issued and outstanding and owned by Frontier;

     WHEREAS, Frontier is a corporation duly organized and validly existing under the laws of the State of Oklahoma, with its registered office at 735 First National Building, Oklahoma City, Oklahoma 73102, and with its principal executive offices at One Allen Center, Suite 2920, Houston, Texas 77002;

     WHEREAS, the authorized capital stock of Frontier consists of 40,000,000 shares of common stock, par value $.01 per share ("Frontier Common Stock"), and 5,000,000 shares of preferred stock, par value, $.01 per share ("Frontier Preferred Stock"), of which, as of the date hereof, approximately ______shares of Frontier Common Stock and ____ shares of Frontier Preferred Stock, were issued and outstanding, and _______shares of Frontier Common Stock were reserved for issuance upon exercise of outstanding warrants and options;

     WHEREAS, subject to the approval of the Frontier stockholders and prior to the Effective Date (as defined below), Frontier intends to amend its Certificate of Incorporation to increase the number of authorized shares of Frontier Common Stock to 140,000,000 shares;

     WHEREAS, subject to the approval of the Frontier stockholders of a certain Acquisition Agreement and Plan of Exchange dated as of January 19, 1998 and prior to the Effective Date, the Company intends to issue up to 60,640,199 shares of Frontier Common Stock, in exchange for certain assets of Esenjay Petroleum Corporation and Aspect Resources LLC;

     WHEREAS, pursuant to the terms of a Certificate of Designations of Convertible Preferred Stock, the board of directors of Frontier has approved the redemption of all of the issued and outstanding shares of Frontier Preferred Stock prior to the Effective Date;

     WHEREAS, the respective boards of directors of Frontier and Newco deem it desirable and in the best interests of their respective corporations and their respective stockholders to merge, pursuant to the provisions of Section 252 of the General Corporation Law of the State of Delaware and Section 1082 of the Oklahoma General Corporation Act, Frontier into Newco in exchange solely for shares of the Newco Common Stock, and have proposed, declared advisable, and approved such merger pursuant to this Plan and Agreement of Merger (the "Agreement"), which Agreement has been duly approved by resolutions of the respective boards of directors of Frontier and Newco; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and to prescribe the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the shares of Frontier Common Stock into shares of Newco Common Stock, and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                   ARTICLE I

                                     MERGER

     1:1 SURVIVING CORPORATION. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of each of the Merging Corporations and to the other conditions hereinafter set forth, Frontier and Newco shall be, upon the Effective Date, merged into a single surviving corporation, which shall be Newco, one of the Merging Corporations, which shall continue its corporate existence and remain a Delaware corporation governed by and subject to the laws of that State.

     1:2 STOCKHOLDER APPROVAL. This Agreement shall be submitted for adoption and approval by the stockholders of each of the Merging Corporations in accordance with the applicable laws of the States of Delaware and Oklahoma, at separate meetings called and held for such purpose.

     1:3 EFFECTIVE DATE. The merger shall become effective upon (i) the filing of a Certificate of Merger with the Secretary of State of Delaware and the issuance by the Secretary of State of Delaware of evidence of such filing, and
(ii) the filing of a Certificate of Merger with the Secretary of State of Oklahoma and the issuance by the Secretary of State of Oklahoma of evidence of such filing. The date upon which the merger shall become effective, as defined by this Section 1:3, is referred to in this Agreement as the "Effective Date."

                                   ARTICLE II

             CONTINUED CORPORATE EXISTENCE OF SURVIVING CORPORATION

     2:1 EXISTENCE. The identity, existence, purposes, powers, objects, franchises, rights, and immunities of Newco, the Surviving Corporation, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Frontier shall be wholly merged into Newco, the Surviving Corporation, and Newco shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Frontier, except insofar as continued by statute, shall cease.

                                  ARTICLE III

    GOVERNING LAW AND CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

     3:1 DELAWARE LAW GOVERNS AND NEWCO'S CERTIFICATE OF INCORPORATION SURVIVES. The laws of Delaware shall continue to govern the Surviving Corporation. On and after the Effective Date, the Certificate of Incorporation of Newco, as in effect on the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in the manner provided by law.

                                   ARTICLE IV

                        BYLAWS OF SURVIVING CORPORATION

     4:1 NEWCO'S BYLAWS SURVIVE. On and after the Effective Date, the Bylaws of Newco as in effect on the Effective Date, shall be the Bylaws of the Surviving Corporation until the same shall be altered, amended, or repealed, or until new Bylaws shall be adopted in accordance with the provisions of law, the Certificate of Incorporation, and the Bylaws of the Surviving Corporation.


                                   ARTICLE V

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

     5:1 DIRECTORS OF SURVIVING CORPORATION. The incumbent directors of Frontier immediately before the Effective Date shall constitute the board of directors of the Surviving Corporation from and after the Effective Date, and such persons shall hold office until their successors are, in accordance with the Bylaws of the Surviving Corporation, elected and qualify.

     5:2 OFFICERS OF SURVIVING CORPORATION. The incumbent officers of Frontier immediately before the Effective Date shall hold the same respective offices of the Surviving Corporation from and after the Effective Date and until the first meeting of directors following the next annual meeting of stockholders thereof, or until their successors are elected in accordance with the Bylaws of the Surviving Corporation.

     5:3 VACANCIES. On or after the Effective Date, if a vacancy shall for any reason exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation.

                                   ARTICLE VI

                     CAPITAL STOCK OF SURVIVING CORPORATION

     6:1 CAPITAL STOCK AS IN NEWCO'S CERTIFICATE OF INCORPORATION. The authorized number of shares of capital stock of the Surviving Corporation, the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Certificate of Incorporation of the Surviving Corporation as in effect on the Effective Date.

                                  ARTICLE VII

                       CONVERSION OF SECURITIES ON MERGER

     7:1 NEWCO'S CAPITAL STOCK. Each of the shares of Newco Common Stock issued and outstanding immediately before consummation of the merger on the Effective Date (all of which are owned by Frontier) shall be extinguished and deemed canceled for all purposes upon the Effective Date.

     7:2 CONVERSION OF FRONTIER' STOCK. On the Effective Date, each share of Frontier Common Stock then issued and outstanding (excluding any Frontier shares which may then be held in the treasury of Frontier, all of which shares shall cease to exist), without any action on the part of the holders thereof, shall automatically become and be converted into one fully paid and nonassessable share of the issued and outstanding Newco Common Stock.

     7:3 EXCHANGE OF FRONTIER'S STOCK CERTIFICATES. As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of Frontier Common Stock may surrender the same to an exchange agent of and designated by the Surviving Corporation and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of Newco Common Stock into which the shares of Frontier Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. However, before any surrender, each outstanding certificate representing issued and outstanding shares of Frontier's Common Stock shall be deemed for all purposes (other than the right to receive any dividend payable by Newco, which shall be deferred until such certificate surrender) to evidence ownership of the number of whole shares of Newco Common Stock into which the same shall have been converted.

     7:4 NEWCO FRACTIONAL SHARES. No certificates for fractional share interests of Newco Common Stock will be issued, but, in lieu thereof, Newco will settle all such fractional share interests in cash on the basis of the last sale price for Frontier Common Stock (regular way or when-issued, as the case may be) on the Nasdaq SmallCap Market, or if none, on the basis of the mean between the closing bid and asked prices for Frontier Common Stock on such exchange, on the last trading day next preceding the Effective Date.

     7:5 FRONTIER' TRANSFER BOOKS CLOSED. Upon the Effective Date, the stock transfer books of Frontier shall be deemed closed, and no transfer of any certificates theretofore representing shares of Frontier shall thereafter be made or consummated.

                                  ARTICLE VIII

            AGREEMENTS OF FRONTIER AND NEWCO PENDING EFFECTIVE DATE

     8:1 STOCKHOLDERS MEETINGS. Frontier and Newco will each hold separate meetings of stockholders for the purpose of considering and acting upon a proposal to approve and adopt this Agreement and the merger contemplated hereby. If the holders of at least a majority of all the outstanding shares of Frontier shall vote in favor of the merger at its meeting, then Frontier (as the sole stockholder of Newco) will vote all the outstanding shares of Newco in favor of the merger at the later convening Newco meeting on that same day.

                                   ARTICLE IX

                             ASSETS AND LIABILITIES

     9:1 ASSETS AND LIABILITIES OF MERGING CORPORATIONS BECOME THOSE OF SURVIVING CORPORATION. On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, franchises, property, debts, choses or things in action, and all and every other interest of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger; PROVIDED, HOWEVER, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities, and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, restrictions, obligations, and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

     9:2 CONVEYANCES TO SURVIVING CORPORATION. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Article IX of this Agreement and otherwise carry out the intent and purposes of this Agreement.

     9:3 ACCOUNT TREATMENT. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

     9:4 CONSENT TO SERVICE OF PROCESS IN OKLAHOMA. The Surviving Corporation, from and after the Effective Date of the Merger, agrees that it may be served with process in the State of Oklahoma in any proceeding for the enforcement of any obligation of Frontier as well as for the enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of Section 1091 of Title 18, Oklahoma statutes, and irrevocably appoints the Secretary of State of the State of Oklahoma as its agent to accept service of process in any such proceeding. Any such process served upon the Secretary of State of the State of Oklahoma should be forwarded to the Surviving Corporation, Esenjay Resources Corporation, One Allen Center, Suite 2920, Houston, Texas 77002, Attn: General Counsel.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

     10:1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of Frontier) before the Effective Date:

          10:1:1    BY MUTUAL CONSENT.  By mutual consent of Frontier and Newco;

          10:1:2    BY FRONTIER OR NEWCO BECAUSE OF INSUFFICIENT FRONTIER
     STOCKHOLDER VOTE. By Frontier or Newco, if the holders of at least a majority of all the outstanding shares of Frontier shall not vote in favor of approval and adoption of this Agreement and the merger contemplated hereby at a special meeting of Frontier stockholders duly called and held;

          10:1:3    BY FRONTIER OR NEWCO BECAUSE OF LEGAL PROCEEDINGS.  By
     either Frontier or Newco, if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the merger contemplated hereby;

          10:1:4    BY FRONTIER OR NEWCO IF MERGER NOT EFFECTIVE BY _____, 1998.
     By either Frontier or Newco, if the merger shall not have become effective on or before ____, 1998.

     10:2 TERMINATION BY BOARD OF DIRECTORS. An election by Frontier or Newco to terminate this Agreement and abandon the merger as provided in Section 10:1 shall be exercised on behalf of such corporation by its board of directors.

     10:3 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 10:1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto.

     10:4 WAIVER OF CONDITIONS. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors, the executive committee of its board of directors, or its president; PROVIDED, HOWEVER, that no party hereto shall waive any term or condition hereof, unless in the judgment of the board of directors, the executive committee, or president taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the stockholders of its or his corporation.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective presidents and attested by their respective secretaries, all as of the day and year first above written.

ESENJAY EXPLORATION, INC.
       (a Delaware corporation)


By
  -------------------------------
     David W. Berry, PRESIDENT               Attest:
                                                    -------------------------
                                                    David B. Christofferson,
                                                    SECRETARY

FRONTIER NATURAL GAS CORPORATION
  (an Oklahoma corporation)


By
  -------------------------------
     David W. Berry, PRESIDENT               Attest:
                                                    -------------------------
                                                    David B. Christofferson,
                                                    SECRETARY

                     CERTIFICATES OF CORPORATE SECRETARIES

     I, David B. Christofferson, secretary of Esenjay Resources Corporation, a Delaware corporation ("Newco"), do hereby certify that the plan and agreement of merger (the "Agreement") to which this certificate is attached, after having been duly signed on behalf of Newco and having been duly signed on behalf of Frontier Natural Gas Corporation, an Oklahoma corporation, was duly adopted pursuant to section 252 of the General Corporation Law of the State of Delaware on the _____ day of ____________, 1998, by the affirmative vote of the holders of a majority of the outstanding shares of the common stock of Newco, which Agreement was thereby adopted as the act of the stockholders of Newco, and the duly adopted agreement and act of Newco.

     WITNESS MY HAND, this _________ day of ____________, 1998.



                                   --------------------------------------
                                   David B. Christofferson, SECRETARY


     I, David B. Christofferson, secretary of Frontier Natural Gas Corporation, an Oklahoma corporation ("Frontier"), do hereby certify that the plan and agreement of merger to which this certificate is attached, after having been duly signed on behalf of Frontier and having been duly signed on behalf of Esenjay Exploration, Inc., a Delaware corporation, was duly adopted pursuant to
Section 1082 of the Oklahoma General Corporation Act, on the _____ day of ____________, 1998, by the affirmative vote of the holders of at least a majority of the outstanding shares of the common stock of Frontier, which Agreement was thereby adopted as the act of the stockholders of Frontier, and the duly adopted agreement and act of Frontier.

     WITNESS MY HAND, this ______ day of ____________, 1998.



                                   --------------------------------------
                                   David B. Christofferson, SECRETARY

                                   ACKNOWLEDGMENTS

THE STATE OF TEXAS       )
COUNTY OF HARRIS         )

     BEFORE ME, the undersigned authority, in and for said County and State, on this day personally appeared David W. Berry, president, and David B. Christofferson, secretary, of Esenjay Exploration, Inc., a Delaware corporation, each known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that he executed said instrument as the act and deed of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this _____ day of ________, 1998.

                                                                         (SEAL)


                                      ----------------------------------------
                                      NOTARY PUBLIC IN AND FOR HARRIS COUNTY,
                                      TEXAS


                                     ____________


THE STATE OF TEXAS       )
COUNTY OF HARRIS         )

     BEFORE ME, the undersigned authority, in and for said County and State, on this day personally appeared David W. Berry, president, and David B. Christofferson, secretary, of Frontier Natural Gas Corporation, an Oklahoma corporation, each known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that he executed said instrument as the act and deed of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this _____ day of ________, 1998.

                                                                         (SEAL)


                                      ----------------------------------------
                                      NOTARY PUBLIC IN AND FOR HARRIS COUNTY,
                                      TEXAS